As filed with the U.S. Securities and Exchange Commission on March 27, 2024.

Registration No. 333-276946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

AMENDMENT NO.1 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

WELLCHANGE HOLDINGS COMPANY LIMITED

(Exact name of registrant as specified in its charter)

____________________

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit E, 11/F, Billion Plaza II, 10 Cheung Yue Street
Cheung Sha Wan, Kowloon, Hong Kong
(+852) 9171-0926

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1 (212) 588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2206

____________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 27, 2024

2,000,000 Ordinary Shares

WELLCHANGE HOLDINGS COMPANY LIMITED

This is an initial public offering (the “Offering”) of the ordinary shares, par value US$0.00005 per share (the “Ordinary Shares” or “Shares”) of Wellchange Holdings Company Limited, an exempted company incorporated in the Cayman Islands with limited liability whose principal place of business is in Hong Kong. We are offering 1,100,000 Ordinary Shares to be sold in this Offering on a firm commitment basis. The Selling Shareholder (as defined and named herein) is offering an aggregate of 900,000 Ordinary Shares pursuant to this prospectus. We anticipate that the initial public offering price will be between US$4.00 and US$5.00 per share.

Prior to this Offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “WCT.” The closing of this Offering is contingent upon the final approval from Nasdaq for our listing on the Nasdaq. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on the Nasdaq or that the Offering will be closed.

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations in Hong Kong by its operating subsidiary.

Wellchange Holdings Company Limited, or Wellchange Cayman, is a holding company incorporated in the Cayman Islands with no material operations of its own, and we conduct all our operations in Hong Kong through Wching Tech Ltd Co. Limited, or Wching HK. References to the “Company,” “we,” “us,” and “our” in the prospectus are to Wellchange Cayman, the Cayman Islands entity that will issue the Ordinary Shares being offered, and its subsidiaries. References to “Wching HK” are to our sole operating subsidiary as of the date of this prospectus. This is an offering of the Ordinary Shares of Wellchange Cayman, the holding company in the Cayman Islands, instead of the shares of Wching HK. Investors in this offering may never directly hold any equity interests in Wching HK.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 20 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

All of our operations are conducted by our indirect wholly owned Operating Subsidiary in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”), with its own governmental and legal system that is independent from Mainland China, including having its own distinct laws and regulations. We do not have any operation or maintain office or personnel in Mainland China, Furthermore, none of our customers and suppliers are located in Mainland China. We currently do not have or intend to set up any subsidiary in Mainland China, and do not foresee the need to enter into any contractual arrangements with a variable interest entity (“VIE”) to establish a VIE structure in Mainland China. As of the date of this prospectus, As advised by Khoo & Co., our counsel as to the laws of Hong Kong, we are not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the PRC.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations and/or the value of our securities;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and

•        may cause the value of our securities to significantly decline or be worthless.

We are aware that recently, the PRC government has initiated a series of regulatory actions and new policies to regulate business operations in certain areas in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on U.S. or other foreign exchanges. The PRC government may intervene or influence Wching HK’s operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers. The PRC government may also intervene or impose restrictions on our ability to move out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Furthermore,

PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our Operating Subsidiary or us to obtain regulatory approval from PRC authorities before this offering. These actions could result in a material change in our operations and could significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless. See “Prospectus Summary — Recent Regulatory Developments in the PRC” beginning on page 10.

As advised by Khoo & Co., our counsel as to the laws of Hong Kong, pursuant to the Basic Law of Hong Kong, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the Cyberspace Administration of China (the “CAC”) and the China Securities Regulatory Commission (the “CSRC”), do not apply to our businesses in Hong Kong.

Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of such securities to significantly decline or be worthless and even delisting if our Ordinary Shares. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment in the future.

Furthermore, as more stringent criteria, including the Holding Foreign Companies Accountable Act (the “HFCAA”), have been imposed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), recently, our Ordinary Shares may be prohibited from trading if our auditor cannot be fully inspected. Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess WWC, P.C.’s compliance with applicable professional standards. WWC, P.C. is headquartered in San Mateo, CA, and can be inspected by the PCAOB. As of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in Mainland China or Hong Kong because of a position taken by one or more authorities in the PRC or Hong Kong. On August 26, 2022, the SEC issued a statement announcing that the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, governing inspections and investigations of audit firms based in Mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has unfettered ability to transfer information to the SEC. However, uncertainties still exist whether this new framework will be fully complied with. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 50. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

Our management monitors the cash position of Wching HK regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfill its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

No regulatory approval is required for Wellchange Cayman to transfer cash to its subsidiaries: Wellchange Cayman is permitted under the laws of the Cayman Islands and its memorandum and articles of association (as amended from time to time) to provide funding to our subsidiaries incorporated in the BVI and Hong Kong through loans or capital contributions. Wellchange Cayman’s subsidiary formed under the laws of the BVI is permitted under the laws of the BVI to provide funding to our Hong Kong operating subsidiary Wching HK subject to certain restrictions laid down in the BVI Business Companies Act 2004 (As Revised) and memorandum and articles of association of the relevant Wellchange Cayman’s subsidiary incorporated under the laws of the BVI. As a holding company, Wellchange Cayman may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the BVI Business Companies Act 2004 (As Revised), a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such a company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. If any of Wellchange Cayman’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Wellchange Cayman. Additionally, as of the date of this prospectus, there are no further BVI or Hong Kong statutory restrictions on the amount of funds which may be distributed by us by dividend. However, in the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or on our HK subsidiary’s ability by the PRC government to transfer cash. Any limitation on the ability of our HK subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless. For a more detailed discussion of how the cash is transferred within our organization, see “Transfers of Cash to and from Our Subsidiaries” on page 5 and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 54 of this prospectus.

As of the date of this prospectus, neither Wellchange Cayman, Victory Hero Capital Limited (“Victory Hero”), nor Wching HK has declared or made any dividend or other distribution to their shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by subsidiaries to our Cayman Islands holding company. Wellchange Cayman and its subsidiaries do not have any plans to distribute earnings in the foreseeable future. For a more detailed discussion of how cash is transferred among Wellchange Cayman and its subsidiaries, see “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 5, “Dividend Policy” on page 66 and the audited consolidated financial statements and the accompanying footnotes beginning on F-1 of this prospectus.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. As of the date of this prospectus, there are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK$ into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Wellchange Cayman to Wching HK or from Wching HK to Wellchange Cayman, our shareholders and U.S. investors. However, the PRC government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, distribute earnings and pay dividends to and from the other entities within our organization, or reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. For a more detailed discussion of this risk, see “Transfers of Cash to and from Our Subsidiaries” on page 5 and “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 54 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary — Implications of Being an Emerging Growth Company” on pages 20 and 15, respectively.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Risk Factors” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.” on pages 20 and 16, respectively.

Upon the completion of this Offering, Mr. Shek Kin Pong, our largest shareholder, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, Mr. Shek Kin Pong has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a “controlled company” within the meaning of the Nasdaq listing rules, and we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. For a more detailed discussion of the risk of the Company being a controlled company, see “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Following this Offering, Mr. Shek Kin Pong, our largest shareholder, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, Mr. Shek Kin Pong has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a “controlled company and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.” on page 63 and “Management — Controlled Company” on page 120 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price(1)	$	$
Underwriting discounts(2)	$	$
Proceeds to us, before expenses(3)	$	$
Proceeds, before expenses, to the Selling Shareholder	$	$

____________

(1)      The initial public offering price per Ordinary Share is assumed as US$4.00 per share in this prospectus. The table above assumes that the underwriters do not exercise their over-allotment option. For more information, see “Underwriting” in this prospectus.

(2)      We and the Selling Shareholder have agreed to pay the underwriters a discount equal to seven point five percent (7.5%) of the public offering price in this offering. We have also agreed to pay the underwriter Pacific Century Securities, LLC, which we refer to as PCS or the Representative, a non-accountable expense allowance equal to one percent (1.0%) of the actual amount of the Offering. In addition, we will issue to PCS warrants to purchase in the aggregate the number of Ordinary Shares equal to three point five percent (3.5%) of the number of Ordinary Shares sold in this offering, excluding the 900,000 Ordinary Shares offered by the Selling Shareholder. The registration statement of which this prospectus forms a part also registers the issuance of the Ordinary Shares issuable upon exercise of the representative’s warrants. See also “Underwriting” for a description of compensation and other items of value payable to the underwriters.

(3)      We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately US$            exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority (“FINRA”), as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The Underwriter is obligated to take and pay for all of the Ordinary Shares if any such shares are taken. We have granted the Underwriter an option, for a period of 45 days from the closing of the Offering, to purchase up to fifteen percent (15%) of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option and the 900,000 Ordinary Shares offered by the Selling Shareholder), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriters exercise the over-allotment option in full, the total underwriting discounts payable will be US$649,500 based on an assumed offering price of US$4.00 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be US$8,010,500.

The Underwriter expects to deliver the Ordinary Shares to purchasers in the Offering on or about     , 2024.

Prospectus dated            , 2024

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States: Neither we, the Selling Shareholder, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Wellchange Cayman is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

Until and including            , 2024 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise in this prospectus, references to

•        “$,” “dollars,” “US$,” or “U.S. dollars” are to the legal currency of the United States;

•        “BVI Act” are to the BVI Business Companies Act, 2004 (As Revised);

•        “BVI” are to the British Virgin Islands;

•        “China” or “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “HK$” and “HK Dollar” are to the legal currency of Hong Kong;

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

•        “Mainland China” are to the Mainland China of the PRC, excluding Taiwan, the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “Ordinary Shares” are to the ordinary shares of Wellchange Holdings Company Limited, par value US$0.00005 per share;

•        “Chinese government” or “PRC government” are to the government of Mainland China for the purposes of this prospectus only;

•        “Operating Subsidiary” are to Wching Tech Ltd Co. Limited;

•        “PRC laws and regulations” or “PRC laws” are to the laws and regulations of Mainland China;

•        “Selling Shareholder” are to Ocean Serene Holdings Limited, a company incorporated in the British Virgin Islands (“BVI”) on January 5, 2021 which owns 4.5% of our outstanding Ordinary Shares prior to this offering. Ocean Serene Holdings Limited is selling its Ordinary Shares pursuant to this prospectus;

•        “SMBs” are to small and medium-sized businesses, referring to manufacturing companies with less than 100 employees and non-manufacturing companies with less than 50 employees; and

•        “U.S. GAAP” are to generally accepted accounting principles in the United States.

We do not have any material operations of our own. We are a holding company with operations conducted in Hong Kong through our Hong Kong subsidiary Wching HK, using Hong Kong dollars, the currency of Hong Kong. The Wching HK reporting currency is in Hong Kong dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Assets and liabilities are translated into U.S. dollars at the closing rate of exchange as of the balance sheet dates, the statement of income is translated using an average rate of exchange in effect during the reporting periods, and the equity accounts are translated at historical exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The balance sheet amounts, with the exception of shareholders’ equity on December 31, 2021 and 2022 and June 30, 2023, were translated at HK$7.7942 to $1.00 and HK$7.8125 to $1.00 and HK$7.8363 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to the statement of income accounts for the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023 were HK$7.7729 to $1.00, and HK$7.8307 to $1.00 and HK$7.8261 to $1.00 and HK$7.8394 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods. Therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. No representation is made that the HK$ amounts could have been, or could be, converted, realized, or settled into US$ at such rate or any other rate.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

We are an enterprise software solution services provider headquartered in Hong Kong. We conduct operations through our Operating Subsidiary in Hong Kong, Wching HK. We provide customized software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and “white-label” software design and development services. Our mission is to empower our customers and users, in particular, small and medium-sized businesses (“SMBs,” as defined below), to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource-efficient growth with our low-cost, user-friendly, reliable and integrated all-in-one Enterprise Resource Planning (“ERP”) software solutions. In Hong Kong, SMBs refer to manufacturing companies with less than 100 employees and non-manufacturing companies with less than 50 employees1.

We believe that SMBs are, and will continue to be, a vital component of the economy. However, we have observed that most SMBs rely on antiquated, laborious, inefficient processes or software systems to manage and execute most of their back-office and front-office operational functions. To compete effectively, we believe SMBs require modern integrated software solutions that can automate and streamline operational functions to reduce costs and allow them to focus on higher value-added activities. Furthermore, the COVID-19 pandemic also accelerated technology adoption by SMBs as they were required to respond to new challenges, such as facilitating remote work and finding new methods to engage with customers. At the same time, SMBs also have distinctive technology needs when adopting and transforming to software technologies — we believe SMBs prefer low-cost solutions that are easy to implement, onboard, and integrate and require little ongoing maintenance.

We focused on innovation, agility, and reliability, enabling us to adapt to our customers’ needs, deliver user-friendly software solutions and services and develop a comprehensive portfolio of integrated solutions. Our ERP solutions, together with our proprietary software technology, are engineered to enable SMBs of different business models, scales of operations, and needs, in their day-to-day business activities, to support back-office and front-office functions, such as finance and accounting, procurement, manufacturing, inventory management, order management, warehouse management, supply chain management, Customer Relationship Management (“CRM”), professional services automation, project and file management, human resources management, e-commerce, and marketing automation. Our portfolio of software and applications modules also allows our customers and users to scale up and customize to meet specific business and operation needs.

Our business has experienced significant growth. We had 48 and 83 customers for the years ended December 31, 2021 and 2022, respectively. Our total revenues increased by approximately US$999,507 or 148.8% to approximately US$1,671,117 for the year ended December 31, 2022 from approximately US$671,610 for the year ended December 31, 2021. Our net income for the years ended December 31, 2021 and 2022, was US$171,468 and US$780,648, respectively. We had 15 and 37 customers for the six months ended June 30, 2022 and 2023, respectively. Our total revenues increased by approximately US$789,820 or 202.0% to approximately US$1,180,912 for the six months ended June 30, 2023 from approximately US$391,092 for the six months ended June 30, 2022. Our net income for the six months ended June 30, 2022 and 2023, was US$49,857 and US$464,580, respectively.

Our Challenges

•        Increased user expectations for better products might require us to expand our IT workforce, raising hiring costs and recruitment challenges. As an enterprise software solution services provider headquartered in Hong Kong catering to SMBs, we are faced with the challenge of meeting heightened user expectations for diverse and high-quality products. This shift in user demands could necessitate adjusting our current workforce skill set, potentially requiring more IT professionals with the necessary expertise. Augmenting our human capital to align with evolving user needs might entail escalated hiring costs. As a result, we may have difficulty expanding our IT team.

____________

(1)      Source: Hong Kong Trade and Industry Department. See https://www.success.tid.gov.hk/tc_chi/aboutus/what_are_sme.html.

•        Uncertainty in future government subsidies that impacts our revenue. We received a government subsidy of US$38,506 from the Hong Kong government during the year ended December 31, 2022, in relation to the Dedicated Fund on Branding, Upgrading and Domestic Sales (“BUD Fund”) (Free Trade Agreement (“FTA”) Program) in Hong Kong which aims to fund projects and activities to assist Hong Kong enterprises in developing brands, upgrading and restructuring operations and promoting sales in the FTA economies, and to enhance their competitiveness and facilitate their business development in the FTA economies. However, there can be no assurance that similar government subsidies will persist in the future, and the absence of such subsidies from the government could result in a decrease in our revenue from non-cash items.

•        Safeguarding our IP is crucial for maintaining competitiveness. Protecting our intellectual property (IP) and proprietary rights is crucial for maintaining our competitive edge. We need to secure our IP to avoid loss of assets, decreased revenue, and legal battles. Our success hinges on safeguarding trademarks, patents, trade secrets, copyrights, and technology under Hong Kong and other jurisdictions’ IP laws. While we rely on confidentiality agreements and IP-related regulations to protect our IP, a breach of such agreements or a change in regulations could lead to unauthorized use or infringement of our IP. We also face challenges in international expansion, potential infringement claims, and costly litigation, which could disrupt operations and result in financial repercussions. The absence of registered IP leaves us potentially vulnerable. This vulnerability could exacerbate challenges in international expansion, potential infringement claims, and costly litigation, amplifying the potential for disruptions to our operations and financial consequences.

Our Competitive Strengths

•        We offer comprehensive, integrated, scalable, and one-stop enterprise software solutions customized to the needs of SMBs. We offer customized software solutions for SMBs through our proprietary cloud-based SaaS platform, MR. CLOUD, serving their specific ERP, CRM, and other business needs. Our user-friendly platform is reliable, scalable, and easily customizable, making it accessible to SMBs across various industries while providing strong customer service and cost-effective solutions.

•        We have an extensive, diversified, and loyal SMBs customers’ base. Our expertise spans various industries, allowing us to cross-sell and expand our coverage globally. Additionally, our software technology and development expertise have gained recognition from major players in the IT industry, leading to partnerships and white-label software development opportunities.

•        We experienced high growth in our customized software solutions and white label software. Our business model demonstrated growth and profitability, with a 1,191.7% and 100.0% revenue increase in 2022 for customized software solutions and white label software, respectively, compared to 2021. Despite experiencing a reduction in the revenue of our subscription services in 2022, we have improved and expanded our ERP SaaS modules, enhancing functionality for our customers and end-users. The subscription services remain a part of our business development strategy, and we anticipate improved customer satisfaction with these enhancements.

•        An experienced and proven senior management team consisting of industry veterans. Our management team, led by Mr. Shek Kin Pong, our founder, Chairman, and CEO, possesses significant expertise in information technology, software research, development, and project execution. With 24 years of experience in the IT industry, Mr. Shek Kin Pong oversees our operations, leveraging his knowledge and network to respond effectively to market changes and expand our client base and offerings. We value our employees and have nurtured a culture of empowerment, entrepreneurship, and agility supported by robust management oversight and performance metrics.

Our Strategies

We intend to grow our business by pursuing the following key strategies:

•        Expand our customer base by further penetrating the SMBs ERP software solution market domestically, regionally, and globally.

•        Deepen our relationships with our existing customers and establish new client relationships.

•        Build an e-marketing channel.

•        Attract, develop, train, and retain highly skilled professionals.

•        Expand our business through acquisitions, strategic partnerships, and joint ventures.

Corporate History and Reorganization

Wellchange Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 13, 2023 as a holding company, for purposes of effectuating this Offering. On the date of its incorporation, one (1) Ordinary Share was issued to Mapcal Limited. On the same day, Mapcal Limited transferred one (1) Ordinary Share to Mr. Shek Kin Pong for a consideration of $1.00.

Prior to the Reorganization as described below, our Company historically conducted our business through Wching HK, a company incorporated under the laws of Hong Kong.

Wching HK was incorporated under the law of Hong Kong on April 20, 2012. Since its inception, Wching HK has been specializing in offering custom software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and white-label software design and development services.

Pursuant to the Reorganization in August 2023 as described below, Wellchange Cayman became the holding company of Wching HK, through the intermediate holding company, Victory Hero. Upon the completion of the Reorganization on August 30, 2023, Wellchange Cayman became the holding company of its subsidiaries.

As of the date of this prospectus, details of Wellchange Cayman’s subsidiaries are as follows:

Name	Background	Ownership	Principal activities
Victory Hero Capital Limited (“Victory Hero”)	— A BVI company — Incorporated on August 14, 2023 — Issued share capital of US$1	Wholly-owned by the Company	Investment holding
Wching Tech Ltd Co. Limited (“Wching HK”)	— A Hong Kong company — Incorporated on April 20, 2012 — Issued share capital of HK$10,000	Wholly-owned by Victory Hero	Provision of tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services

The Reorganization

In this prospectus, we refer to the following events as the “Reorganization.”

As part of the Reorganization, on August 14, 2023, Victory Hero was incorporated under the laws of the BVI. On the date of its incorporation, one (1) ordinary share was allotted and issued to Wellchange Cayman, and Victory Hero became wholly owned by Wellchange Cayman.

On August 23, 2023, Mr. Shek Kin Pong transferred (1) one Ordinary Share of Wellchange Cayman to Power Smart International Limited (“Power Smart”), which is wholly owned by Mr. Shek Kin Pong, for a consideration of $1.00, and Wellchange Cayman became wholly owned by Power Smart.

On August 28, 2023, Wellchange Cayman entered into a reorganization agreement with Mr. Shek Kin Pong, Victory Hero, Wching HK, and Power Smart, pursuant to which Mr. Shek Kin Pong sold his entire equity interest in Wching HK to Victory Hero, in exchange for an allotment and issuance of 889 Ordinary Shares of Wellchange Cayman to Power Smart.

After completing the Reorganization, Wching HK became indirectly wholly owned Wellchange Cayman, through the intermediate holding company, Victory Hero.

Pre-IPO Investment

On August 30, 2023, pursuant to a subscription agreement, Wellchange Cayman allotted and issued to Ocean Serene Holdings Limited (“Ocean Serene”), Paramount Fortune Capital Limited (“Paramount Fortune”), and Prestige Leader Success Limited (“Prestige Leader”), respectively:

(i)     45 Ordinary Shares to Ocean Serene, representing 4.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$777,273 (US$99,724);

(ii)    35 Ordinary Shares to Prestige Leader, representing 3.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$604,545 (US$77,563); and

(iii)   30 Ordinary Shares to Paramount Fortune, representing 3.0% of the total issued share capital of Wellchange Cayman, for a consideration of HK$518,182 (US$66,483).

The allotment and issuance of the respective Ordinary Shares were completed on August 30, 2023.

Forward Split of our Ordinary Shares

On January 26, 2024, we undertook a 4,000-for-1 forward split of our Ordinary Shares approved by our existing shareholders and board of directors. As a result, our authorized share capital is US$50,000 divided into 200,000,000 Ordinary Shares, par value US$0.00025, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 1,000 to 4,000,000. Wellchange Cayman was 89% (representing 3,560,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 180,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 140,000 Ordinary Shares issued and outstanding) owned by Prestige Leader, and 3.0% (representing 120,000 Ordinary Shares of the issued and outstanding) owned by Paramount Fortune, respectively.

On February 8, 2024, the Company undertook a 5-for-1 forward split of our Ordinary Shares, approved by our existing shareholders and board of directors. As a result, the Company’s authorized share capital is US$50,000 divided into 1,000,000,000 Ordinary Shares, par value US$0.00005, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 4,000,000 to 20,000,000. Wellchange Cayman was 89% (representing 17,800,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 900,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 700,000 Ordinary Shares issued and outstanding) owned by Prestige Leader, and 3.0% (representing 600,000 Ordinary Shares of the issued and outstanding) owned by Paramount Fortune, respectively.

Corporate Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

We are offering 1,100,000 Ordinary Shares, representing 5.21% of the Ordinary Shares following completion of the offering, assuming the underwriters do not exercise their over-allotment option. The Selling Shareholder is offering 900,000 Ordinary Shares, representing 4.27% of the Ordinary Shares following completion of the offering.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, our controlling shareholder Mr. Shek Kin Pong, will own 84.36% of our total issued and outstanding Shares, representing 84.36% of the total voting power, assuming that the underwriters do not exercise their over-allotment option.

Holding Company Structure

Wellchange Cayman is a holding company incorporated in the Cayman Islands with no material operations of its own, and we conduct all our operations in Hong Kong through Wching HK, our sole operating subsidiary as of the date of this prospectus. This is an offering of the Ordinary Shares of Wellchange Cayman, the holding company in the Cayman Islands, instead of the shares of Wching HK. Investors in this offering will not directly hold any equity interests in Wching HK.

As a result of our corporate structure, Wellchange Cayman’s ability to pay dividends may depend upon dividends paid by Wching HK. If our existing operating subsidiary Wching HK or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Transfers of Cash to and from Our Subsidiaries

For Wellchange Cayman to transfer cash to its subsidiaries, Wellchange Cayman is permitted under the laws of the Cayman Islands to provide funding to its subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. According to the BVI Business Companies Act 2004 (As Revised), a British Virgin Islands company may distribute dividends to the extent that immediately after the distribution, such company’s assets do not exceed its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

As of the date of this prospectus, neither Wellchange Cayman, Victory Hero, nor Wching HK has declared or made any dividend or other distribution to its shareholders, including U.S. investors, in the past, nor have any dividends or distributions been made by subsidiaries to our Cayman Islands holding company.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of Mainland China do not currently have any material impact on the transfer of cash from Wellchange Cayman to our subsidiaries or from our subsidiaries to Wellchange Cayman. There are no restrictions on foreign exchange, and there are no limitations on the abilities of Wellchange Cayman to transfer cash to or from our subsidiaries or to investors under Hong Kong Law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between Wellchange Cayman and its subsidiaries, across borders and to U.S. investors, nor there are any restrictions and limitations to distribute earnings from our subsidiaries to Wellchange Cayman and U.S. investors and amounts owed.

For Wellchange Cayman to make dividends to its shareholders, subject to the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and our Amended and Restated Memorandum and Articles of Association, our board of directors may authorize and declare a dividend to shareholders from time to time out of the profits from Wellchange Cayman, realized or unrealized, or out of the share premium account, provided that Wellchange Cayman will remain solvent, meaning Wellchange Cayman is able to pay its debts as they come due in the ordinary course of business.

We do not have any present plan to declare or pay dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects, and other factors the board of directors deems relevant and subject to the restrictions contained in any future financing instruments, in our Amended and Restated Memorandum and Articles of Association and the Companies Act. See “Dividend Policy”

on page 66 and “Risk Factors — Risks Related to Our Ordinary Shares — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other use outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Ordinary Shares or cause them to be worthless” on page 54 for more information.

Enforceability of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. All of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

All of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect the service of process within the United States upon us or these persons.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors” beginning on page 20 of this prospectus.

Risks Related to our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 20 of this prospectus, include but are not limited to the following:

•        We have a limited operating history. Although we have experienced significant growth in recent periods, our levels of growth may not be indicative of our future growth and will depend on our ability to attract new customers, retain existing customers, and increase sales to both new and existing customers. We cannot accurately forecast our future revenue, results of operations, and growth prospect. See “Risk Factors — Risks Relating to Our Business and Industry — We have a limited operating history. Although we have experienced significant growth in recent periods, our levels of growth may not be indicative of our future growth and will depend on our ability to attract new customers, retain existing customers, and increase sales to both new and existing customers. We cannot accurately forecast our future revenue, results of operations, and growth prospect” on page 20.

•        If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition will be adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — If we are unable to attract new customers in a cost-effective manners then our business, results of operations and financial condition will be adversely affected” on page 21.

•        Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired. See “Risk Factors — Risks Relating to Our Business and Industry — Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired” on page 22.

•        A portion of our SME customers are generated from search engines and social networking sites. If we are not able to generate traffic to our website through search engines and social networking sites, our ability to attract new SME customers may be impaired. See “Risk Factors — Risks Relating to Our Business and Industry — A portion of our SME customers are generated from search engines and social networking sites. If we are not able to generate traffic to our website through search engines and social networking sites, our ability to attract new SME customers may be impaired” on page 22.

•        If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired, and our financial condition may suffer. See “Risk Factors — Risks Relating to Our Business and Industry — If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired, and our financial condition may suffer” on page 22.

•        If the market for our SaaS ERP software solution service and platform develops more slowly than we expect, our revenue may decline or fail to grow, and we may continue to incur operating losses. See “Risk Factors — Risks Relating to Our Business and Industry — If the market for our SaaS ERP software solution service and platform develops more slowly than we expect, our revenue may decline or fail to grow, and we may continue to incur operating losses” on page 23.

Risks Related to Doing Business in Hong Kong

Risks and uncertainties related to doing business in Hong Kong in general, beginning on page 40 of this prospectus, including but not limited to the following:

•        All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of

Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and the enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain” on page 40.

•        There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless” on page 41.

•        Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors” on page 44.

•        The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary” on page 46.

•        All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations. See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations” on page 47.

•        A downturn in Hong Kong, mainland China, the global economy, or a change in China’s economic and political policies could materially and adversely affect our business and financial condition. See “Risk Factors — Risks Related to Doing Business in Hong Kong — A downturn in the Hong Kong, Mainland China, or the global economy, or a change in the economic and political policies of China, could materially and adversely affect our business and financial condition” on page 48.

Risks Related to Our Ordinary Shares and This Offering

Risks and uncertainties related to our Ordinary Shares and this offering, beginning on page 50 of this prospectus, include but are not limited to the following:

•        There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all” on page 50.

•        Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page 50.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares” on page 52.

•        The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile” on page 54.

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of

Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless” on page 54.

Recent Regulatory Development in the PRC

We are a holding company incorporated in the Cayman Islands, with all the operations conducted by an operating entity in Hong Kong. We and our subsidiaries are not based in Mainland China and do not have operations in Mainland China. Furthermore, none of our customers and suppliers are located in Mainland China. We currently do not have or intend to set up any subsidiary in Mainland China or do not foresee the need to enter any contractual arrangements with a VIE to establish a VIE structure in Mainland China. As of the date of this prospectus, we and our Hong Kong subsidiary have received all requisite licenses, permissions, or approvals from Hong Kong and the Cayman authorities needed to engage in the businesses currently conducted in Hong Kong and the Cayman Islands, and no permission or approval has been denied. See “Business — Licenses, Certificates and Approvals.”

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which serves as Hong Kong’s constitution. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC, which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

In light of China’s recent expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules, regulations and the enforcement of laws in China can change quickly with little or no advance notice. If there is a significant change to current political arrangements between Mainland China and Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and a hierarchical protection system for data security. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over Mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” which became effective on November 1, 2021. The PRC Personal Information Protection Law

applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (1) such processing is for the purpose of providing products or services for natural persons within Mainland China, (2) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in Mainland China, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively to be referred as the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that a Mainland China domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in Mainland China seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant Mainland China domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. On December 28, 2021, the CAC, jointly with the relevant authorities, formally published the Measures for Cybersecurity Review (2021), which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. The Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form,” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

Wellchange Cayman is a holding company incorporated in the Cayman Islands with an operating entity solely based in Hong Kong, and it does not have any subsidiary or VIE in Mainland China or intend to acquire any equity interest in any domestic companies within Mainland China, nor is it controlled by any companies or individuals of Mainland China. Further, we are headquartered in Hong Kong with our officers, and all members of the board of directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by our Operating Subsidiary in Hong Kong and we have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period. As such, As such, we do not believe we would be subject to PRC law and regulations or be required to file with the CSRC under the Trial Administrative Measures.

We do not currently expect the Trial Administrative Measures to have an impact on our business, operations or this Offering, nor do we anticipate the we or our Hong Kong subsidiary are covered by permission requirements from the CAC that is required to approve our Hong Kong subsidiary’s operations, as we do not believe that we may be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) all of our operations are conducted by our Hong Kong subsidiary which currently solely serve the Hong Kong local market, we currently have no operations in Mainland China; (ii) we do not have or intend to have any subsidiary, nor do we have or intend to establish a VIE structure with any entity in Mainland China, nor we are controlled by any Mainland Chinese company or individual directly or indirectly; (iii) as of the date of this prospectus, Wching HK did not collect or store any personal information of individual customers of Mainland China; (v) we do not place any reliance on collection and processing of any personal information to maintain our business operation; (vi) data processed in our business should not have a bearing on national security nor affect or may affect national security; (vii) all of the data our Operating Subsidiary have collected is stored in servers located in Hong Kong; and (viii) as of the date of this prospectus, Wching HK has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, there remains uncertainty as to how the Trial Administrative Measures will be interpreted or implemented, and the relevant PRC governmental authority may not take a view that is consistent with our Hong Kong counsel. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling the personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Ordinary Shares in the U.S. could be subject to cybersecurity review by the Cyberspace Administration of China, or the CAC, in the future.

As confirmed by our Hong Kong counsel, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong).Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the PRC Data Security Law, The Measures for Cybersecurity Review (2021 Version) and the Regulations on Network Data Security Protection (Draft for Comments) do not apply to our businesses in Hong Kong.

However, since these laws, regulations and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiary’s daily business operation and the listing of our Ordinary Shares on a United States or other foreign exchanges. Since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. If the Trial Administrative Measures become applicable to us or our Operating Subsidiary in Hong Kong, if our Operating Subsidiary is deemed to be an “Operator,” or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law become applicable to the Operating Subsidiary in Hong Kong, the business operation of the Operating Subsidiary and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. While we do not believe we are covered by the permission requirements from CSRC or CAC, investors of our company and our business may face potential uncertainty from actions taken by the PRC government affecting our business. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities.

Moreover, if there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” On page 45, and “There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” On page 41.

Recent PCAOB Developments

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it can no longer inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in November 2021. As of the date of this prospectus, our auditor is not subject to and not affected by the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to our Ordinary Shares and this Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 50.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this Offering, our controlling shareholder, Mr. Shek Kin Pong, will own 84.36% of our total issued and outstanding Ordinary Shares, representing 84.36% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 83.71% of our total issued and outstanding Ordinary Shares, representing 83.71% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our controlling shareholder will hold more than 50% of the voting power for the election of directors.

As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our independent registered accounting firm on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this Offering occurs; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Implication of Being a Foreign Private Issuer

Upon completion of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we may no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Corporate Information

Our principal executive office is located at Unit E, 11/F, Billion Plaza II, 10 Cheung Yue Street, Cheung Sha Wan, Kowloon, Hong Kong. Our telephone number at this address is +852 9171 0926. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is https://www.wchingtech.com/. The information contained on our website is not a part of this prospectus.

Impact of COVID-19

Since late December 2019, the outbreak of COVID-19 has spread rapidly throughout China and later to the rest of the world. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern” (“PHEIC”), and later on March 11, 2020, a global pandemic. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2021, COVID-19 vaccination programs were greatly promoted around the globe. However, several types of COVID-19 variants emerged in different parts of the world.

Our business may be adversely affected if concerns relating to COVID-19 continue to restrict travel or result in the Company’s personnel, vendors, and services providers being unavailable to pursue their business objectives free of COVID-19-related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concerns continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing, which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity, and third-party financing became unavailable on terms acceptable to us or at all.

Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. Given the general slowdown in economic conditions globally and volatility in the capital markets, as well as the general negative impact of the COVID-19 outbreak on the apparel industry, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2023 and beyond. For details regarding risks associated with COVID-19, refer to “Risk Factors — Risks Related to Our Business and Industry — A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results, and financial condition” on page 38 of this prospectus.

THE OFFERING

Ordinary Shares offered by us	1,100,000 Ordinary Shares (or 1,265,000 Ordinary Shares if the underwriters exercise the over-allotment option in full)
Ordinary Shares Offered by the Selling Shareholder	900,000 Ordinary Shares
Price Range per Ordinary Share	Between $4.00 and $5.00 per Ordinary Share
Ordinary Shares issued and outstanding prior to completion of this Offering	20,000,000 Ordinary Shares
Ordinary Shares issued and outstanding immediately after this Offering	21,100,000 Ordinary Shares, assuming the over-allotment option is not exercised (or 21,265,000 Ordinary Shares if the underwriters exercise the over-allotment option in full)
Over-Allotment Option

We have granted to the Underwriter an option, exercisable within 45 days from the closing of this Offering, to purchase up to an aggregate of 15% additional Ordinary Shares sold in this offering, excluding Ordinary Shares subject to this option and the 900,000 Ordinary Shares offered by the Selling Shareholder, at the initial public offering price, less underwriting discounts.

Representative’s Warrants

We will issue to the Representative warrants to purchase a number of Ordinary Shares equal to three point five percent (3.5%) of the Ordinary Shares offered in this Offering, excluding the 900,000 Ordinary Shares offered by the Selling Shareholder and including any over-allotment shares, for a consideration of $0.01 per warrant (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable in cash starting six months from the date of the Offering, and from time to time, in whole or in part, for a period of five years form the commencement of sales of the Offering. The Representative’s Warrants are exercisable at a per share price of $4.80, which is 120% of assumed the public offering price.

Transfer Agent	VStock Transfer, LLC
Listing

We plan to have our Ordinary Shares listed on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on the Nasdaq.

Nasdaq Capital Market symbol	We have reserved the symbol “WCT” for purposes of listing our Ordinary Shares on the Nasdaq.
Use of Proceeds

We intend to use the proceeds from this Offering for rom this Offering for expanding service capacity, marketing and branding, international expansion, and general working capital and corporate purposes.

See “Use of Proceeds” on page 65 for more information.

Lock-up

The Company shall agree in writing that the Company, for a period of three (3) months from the closing of the Offering, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

All officers, directors, and shareholders of more than 5% of the Company’s outstanding shares shall agree in writing, in a form satisfactory to the Underwriter, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of six (6) months from the date of this prospectus, or any longer period required by FINRA, the U.S. exchanges or any State, without the express written consent of PCS which consent may be given or withheld in the PCS’s sole discretion.

See “Underwriting” on page 148 for more information.

Risk Factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 20 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment.

Risks Related to our Business and Industry

We have a limited operating history. Although we have experienced significant growth in recent periods, our levels of growth may not be indicative of our future growth and will depend on our ability to attract new customers, retain existing customers, and increase sales to both new and existing customers. We cannot accurately forecast our future revenue, results of operations, and growth prospect.

We experienced significant growth in revenue. Our total revenues increased by approximately US$999,507 or 148.8% to approximately US$1,671,117 for the year ended December 31, 2022 from approximately US$671,610 for the year ended December 31, 2021. Our net income for the years ended December 31, 2021 and 2022, was US$171,468 and US$780,648, respectively. Our total revenues increased by approximately US$789,820 or 202.0% to approximately US$1,180,912 for the six months ended June 30, 2023 from approximately US$391,092 for the six months ended June 30, 2022. Our net income for the six months ended June 30, 2022 and 2023, was US$49,857 and US$464,580, respectively. However, our historical revenue growth should not be considered indicative of our future performance. Our relatively limited operating history makes it difficult to evaluate our current business and prospects and to plan for our anticipated future growth. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to several uncertainties. Investors should not rely on the revenue growth of the prior period as an indication of our future performance. We cannot assure you that we will be able to manage our growth at the same rate as we did in the past or avoid any decline in the future.

Our revenue is substantially dependent on our ERP bespoke software, the ongoing services fee related to them, and the monthly subscription fees for the use of our ERP SaaS platform. As a result, a reduction in revenue from this source, whether due to increased competition, adverse market conditions, or a general reduction in demand for integrated ERP software and services or other factors, could adversely affect our operational results, cash flows, and liquidity.

Our ERP software bespoke service revenue comes primarily from bespoke software projects. We work on these projects on a project-by-project basis. The terms and service fees are negotiated and determined separately for each project, depending on factors including the complexity and technicality of the project, our estimated time commitment, and our development capacity. Since our service fees are negotiated on a project-by-project basis, revenue generated from our bespoke software services may fluctuate from time to time and may not be recurrent. There is also no assurance that the customers who have previously mandated their ERP software to us will continue to retain us for future mandates or projects, and there is no assurance that we can continue to secure our mandates in the future. Therefore, the revenue generated from each client or engagement differs, and we cannot assure that our future software bespoke mandates and fee rates will be comparable to those accepted by our customers during the years ended December 31, 2021 and 2022 and during the six months ended June 30, 2022 and 2023.

Furthermore, our ability to grow and generate incremental revenue for our enterprise ERP SaaS services depends, in part, on our ability to maintain and grow our relationships with existing customers. For our ERP SaaS services, we principally generate revenues through subscription plans, where we have a fixed fee, and the subscription plans typically have 12-month terms with the option to renew. Our SaaS customers have no obligation to renew their subscriptions after their subscription term expires and can terminate their subscriptions upon short notice, and in fact, some customers have elected not to renew. In addition, our SaaS customers may renew for fewer subscriptions, renew for shorter contract lengths, or renew for lower-cost editions of our service. The renewal rates for our SaaS services may decline or fluctuate because of a number of factors, including customer dissatisfaction with our service, customers’ ability to continue their operations and spending levels, decreases in the number of users at our customers, and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or reduce the number of paying subscriptions at the time of renewal, our revenue will decline, and our business will suffer. Even though the number of customers using our ERP SaaS platform has grown in recent years, there can be no assurance that we will attract new customers, retain existing customers, or increase sales to new and existing customers. If a significant number of customers cease using our software or platform, we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations, and financial condition.

Our ERP bespoke software project services and SaaS services also depend on relationships our teams develop with our customers so that we can understand our customers’ unique needs and deliver solutions and services that are customized to those needs. If a client is not satisfied with the quality of work performed by us or with the type of services or solutions delivered, we could incur additional costs to address the situation, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client. Furthermore, in future periods, we may not be able to attract new customers and sustain revenue growth consistent with our recent growth, or at all. We believe our ability to attract new customers and our revenue growth depends on a number of factors, including:

•        reductions in our current or potential customers’ spending levels, especially on their enterprise software solution and IT technology;

•        competitive factors affecting the SaaS and bespoke ERP software market, including the introduction of competing platforms or software solutions, pricing and other competitive strategies that may be implemented by our competitors;

•        our ability to execute our growth strategy and operating plans;

•        a decline in our customers’ level of satisfaction with our platform and customers’ usage of our software, services, and the SaaS platform;

•        the timeliness and success of our solutions;

•        the frequency and severity of any platform system defects, outages, and disruptions;

•        technological change;

•        our ability to adequately obtain, maintain, protect, and enforce our intellectual property and proprietary rights;

•        concerns relating to actual or perceived privacy or security breaches;

•        Hong Kong and global economic conditions and other factors impacting customers’ budgets;

•        the effectiveness of our sales and marketing endeavors and our ability to meet evolving customer demands; and

•        customers’ familiarity and acceptance with SaaS ERP cloud solutions.

As a result of the foregoing factors, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, the price of our Ordinary Shares could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth.

If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition will be adversely affected.

We may be unable to attract new customers in a cost-effective manner. Although we mainly rely on client referral word-to-mouth, we also use a variety of marketing channels to promote our products, software, and platform, such as social media as well as search engine marketing and optimization. We periodically adjust the mix of our other marketing initiatives, such as customer events and public relations initiatives. If the cost of the marketing channels we use increase dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we continue to grow, we may also need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations, and financial condition. We incur marketing expenses before we can recognize any revenue that the related marketing initiatives may generate, and these expenses may not result in increased revenue or brand awareness. We have made in the past and may make in the future, significant expenditures, and investments in new marketing campaigns, and we cannot guarantee that any such investments will lead to the cost-effective acquisition of new customers. If we are unable to maintain effective marketing initiatives, our ability to attract new customers could be materially and adversely affected, our advertising and marketing expenses could increase significantly, and our results of operations may suffer.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform. If our sales and marketing strategies are not successful, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our platforms and software will depend on our ability to expand our marketing and sales capabilities. We plan to expand our marketing and sales operations, both domestically and internationally. We may not achieve anticipated growth from expanding our sales force and marketing efforts if we are unable to hire, develop and retain competent sales and marketing personnel or if our new sales and marketing campaigns are unable to achieve desired levels of effectiveness in a reasonable period of time. Our business and operating results may be adversely affected if our sales and marketing efforts do not generate a corresponding increase in revenue.

We plan to dedicate resources to sales and marketing programs, including search engine and other online advertising with respect to SMBs and online stores domestically in Hong Kong and internationally. The effectiveness of our online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. If the cost of marketing our platform over search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website.

A portion of our SME customers are generated from search engines and social networking sites. If we are not able to generate traffic to our website through search engines and social networking sites, our ability to attract new SME customers may be impaired.

A portion of our customers locate our website through internet search engines, such as Google, and advertisements on social networking sites, such as Facebook. The prominence of our website in response to internet searches is a factor in attracting potential customers to our platform. If we are listed less prominently or fail to appear in search results for any reason, visits to our website could decline, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If search engines modify their algorithms, our website and our advertisements may appear less prominently or not at all in search results, which could result in reduced traffic to our website and to our customers’ shops.

Additionally, if the price of marketing our solutions over search engines or social networking sites increases, we may incur additional marketing expenses or may be required to allocate a larger portion of our marketing spend to search engine marketing, and our business and operating results could be adversely affected. Furthermore, competitors may, in the future, bid on the search terms we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. In addition, search engines or social networking sites may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website and sales of our solutions. As well, new search engines or social networking sites may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and social networking sites, and if we are not able to achieve prominence through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be affected.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired, and our financial condition may suffer.

We believe that maintaining and growing the WChing brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionalities and solutions, and our ability to successfully differentiate our platform from competitive products and services.

Additionally, the performance of our customers and business partners may affect our brand and reputation if their customers do not have a positive experience. Our efforts to build and maintain our brand have involved and will continue to involve significant expenses. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote, protect and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If the market for our SaaS ERP software solution service and platform develops more slowly than we expect, our revenue may decline or fail to grow, and we may continue to incur operating losses.

The market for ERP SaaS solutions is not as mature as the market for packaged enterprise software, and it is uncertain whether our ERP SaaS services will achieve and sustain high levels of demand and market acceptance. Our success, especially the success of our ERP SaaS solutions, will depend to a substantial extent on the willingness of enterprises, especially SMBs, to increase their use of enterprise cloud application services in general and for ERP cloud platforms. Some enterprises might have already invested substantial personnel and financial resources in integrating traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate their ERP software to the cloud. Furthermore, some enterprises may be reluctant or unwilling to use enterprise cloud ERP services because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If enterprises do not perceive the benefits of enterprise cloud computing application services, then the market for these services may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect our operating results.

Our industry is highly competitive, and we may be unable to compete effectively. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers and grow our business.

The market for ERP software bespoke or cloud SaaS solutions is evolving and highly competitive, characterized by vigorous competition, changing technology, changing client and end-consumer needs, evolving industry standards, and frequent introductions of new products and services. We compete with companies that operate in the global, regional, and local software industries, and we expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals of subscriptions and maintain our prices. We face intense competition from other software companies domestically in Hong Kong and internationally that may offer related ERP software solutions and services. We also compete with custom software internally developed by our potential or existing customers.

Some of our competitors are able to offer products and services at lower prices than ours. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our business, results of operations and financial condition would be adversely affected. In addition, pricing pressures and increased competition could result in reduced revenue, reduced margins, increased losses, or the failure of our products and services to achieve or maintain widespread market acceptance, any of which could harm our business, results of operations, and financial condition. We must also determine the appropriate price to enable us to compete effectively domestically and internationally. Our customers may demand substantial price discounts as part of the negotiation of sales contracts. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results, and financial condition.

Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical, and other resources. Most of our larger competitors also have substantially broader product lines that may allow them to offer a broader suite of products to retailers than we can. Conditions in our market could change rapidly and significantly as a result of technological advancements, the establishment of partnerships of our competitors, or continuing market consolidation. New start-up companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our platform. Mergers and acquisition activity in the technology industry could increase the likelihood that we will compete with other large technology companies. In addition, some of our competitors may enter new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories, or other parties. Any such consolidation, acquisition, alliance, or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service and other resources, all of which could harm our ability to compete.

If we fail to improve, upgrade, enhance, or innovate our platform’s features, functionality, performance, reliability, design, security, and scalability in a manner that responds to our customer’s evolving needs or preferences, our business may be adversely affected. Our services must also integrate with various operating systems, software, hardware, and networks. If we are unable to ensure that our services or hardware interoperate with such operating systems, software, hardware, and networks, our business may be materially and adversely affected.

The ERP software and ERP SaaS cloud platform markets in which we compete are characterized by constant change and innovation and are subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis.

Our success has been based primarily on our ability to identify and anticipate the needs of our customers and design a platform to sustain their operations and grow their businesses. Our ability to attract new customers, retain existing customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security, and scalability of our platform, as well as offering new solutions that appeal to our customers as their business needs evolve.

It is difficult to predict the preferences of a particular customer or a specific group of customers. Changes and upgrades to our existing products may not be well received by our customers and end users, and newly introduced products or services may not achieve success as expected. If we fail to respond successfully to technology challenges and client needs and preferences, the demand for our solutions and services may diminish. If we are unable to develop enhancements and new features for our existing service or new services that keep pace with rapid technological developments, our business will be harmed. If new technologies emerge that are able to deliver competitive products and services at lower prices or more efficiently or securely, such technologies could adversely impact our ability to compete effectively.

In addition, investment in product development often involves a long return on investment cycle. We have made and expect to continue to make significant investments in product development. We must continue to dedicate a significant amount of resources to our development efforts before knowing to what extent our investments will result in products the market will accept. In addition, our business could be adversely affected in periods surrounding our new product introductions if customers delay purchasing decisions to evaluate the new product offerings. Furthermore, we may not execute successfully on our product development strategy, including because of challenges regarding product planning and timing and technical hurdles that we fail to overcome in a timely fashion.

Our platform must also integrate with a variety of third-party network, hardware, mobile, and software platforms and technologies. We need to continuously modify, enhance and introduce new features to our platform to adapt to changes, modifications, and innovation in these networks, hardware, mobile, and software platforms and technologies. Any changes in these systems or networks that degrade the functionality of our platform impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could materially and adversely affect the usage of our platform. We would have to develop new functionalities for our platform to be compatible with those new technologies, which we may not be able to do in a timely and cost-effective manner. Furthermore, uncertainties about the timing and nature of new network platforms or technologies or modifications to existing platforms or technologies could increase our research and development or service expenses. Any failure of our service to operate effectively with future network platforms and technologies could reduce the demand for our service, result in customer dissatisfaction and harm our business. Our development efforts may also require significant engineering, marketing, and sales resources, all of which would affect our business and operating results, and there can be no assurance that such efforts will be successful. Any failure of our platform to operate effectively or future technologies enhancement or modifications could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

Defects or disruptions in our software, product, services, and platforms could diminish demand for our service and subject us to substantial liability.

Our customers may use our products and services for important aspects of their businesses, and any errors, defects, or disruptions to our products and services and any other performance problems with our products and services could damage our customers’ businesses and, in turn, hurt our brand and reputation. Real or perceived errors, defects, security vulnerabilities, service interruptions, or software bugs in our platform and software, whether in connection with day-to-day operation, upgrades or otherwise, could result in losses to our customers, harm our reputation, and result in reduced sales or a loss of, or delay in, the market acceptance of our solutions.

Prolonged interruption in the availability, the reduction in functionality of our platform or solutions, or frequent interruptions in accessing our platform could cause customers to believe that our platform is unreliable and could materially harm our reputation and business. Our customers may delay or withhold payment to us or make warranty or other claims against us for any losses they suffer in connection with such performance issues, or cease conducting business with us altogether by terminating their contracts with us prior to their stated maturity, or electing not to renew their subscriptions. Further, a customer could share information about the errors, defects, security vulnerabilities, service interruptions, or software bugs in our platform and software amongst its peers, detrimental especially on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our customers that attempt to limit our exposure to claims related to our platform would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim, and our insurance policies may be insufficient to cover such claims. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

From time to time, we have found defects or errors in our platform and may discover additional defects or errors in the future that could result in, among other issues, data unavailability, unauthorized access to, loss, corruption, or other harm to our customers’ data. We may not be able to detect and correct defects or errors before the release of solutions on our platform. Consequently, we or our customers may discover defects or errors after such solutions have been released on our platform. We implement bug fixes and upgrades as part of our regularly scheduled system maintenance, but such maintenance may adequately address all defects or errors in our platform. Furthermore, if we do not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, customers could terminate their contracts, or delay or withhold payment to us, or cause us to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in our software or other performance problems may be substantial and could adversely affect our operating results. In such events, we may also be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, we may not carry insurance sufficient to compensate us for any losses that may result from claims arising from defects or disruptions in our products. As a result, our reputation and our brand could be harmed, and our business, results of operations, and financial condition may be adversely affected.

Our products and services rely on the stable performance of servers, networks, IT infrastructure and data processing systems, and any disruption to such servers, networks, assets or systems due to internal or external factors could diminish demand for our products and services, harm our business, our reputation and results of operations and subject us to liability.

We rely in part upon the stable performance of our servers, networks, IT infrastructure, and data processing systems for the provision of our products and services. Disruptions to such servers, networks, assets, or systems may occur due to internal or external factors, such as inappropriate maintenance, servers defects, cyber-attacks or other malicious attacks or hacks targeted at us, occurrence of catastrophic events, or human errors. Such disruptions could result in negative publicity, loss of or delay in market acceptance of our products and services, loss of competitive position, lower customer retention or claims by customers for losses sustained by them, or loss, destruction, or unauthorized use of, or access to, data (including personal information for which we may incur liability under applicable data protection laws). In such an event, we may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such an incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend ourselves in legal proceedings and compensate customers or end users. In addition, we may not carry insurance to compensate us for any losses that may result from claims arising from disruption in servers. As a result, our reputation and our brand could be harmed, and our business, results of operations, and financial condition may be adversely affected.

We depend on third-party data hosting and transmission services. Increases in cost, interruptions or delays in service, latency, or poor service from our third-party data center or internet service providers could impair the functionality of our platform. This could result in customer or consumer dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.

We currently host substantially all platform functions and software on third-party data center hosting facilities located in Hong Kong, including some for the purpose of disaster recovery. Our ability to deliver our solutions and services also depends on the development and maintenance of internet infrastructure by third parties, including the maintenance of reliable networks with the necessary speed, data capacity, and bandwidth.

Our third-party service providers are ultimately responsible for maintaining their own network security, disaster recovery, and system management procedures. We do not control the operation of any of these facilities, and the facilities are maintained and operated by our third-party providers. Our operations therefore depend, in part, on our third-party providers’ maintenance and protection of their facilities and infrastructure against damage, interruption and other performance problems, including natural disasters, power or telecommunications failures, criminal acts, infrastructure changes, human or software errors, cybersecurity attacks, or similar events. These facilities may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. Despite precautions taken at these facilities, the occurrence of the abovementioned event in relation to these facilities could result in lengthy interruptions in our service. Even with the disaster recovery arrangements, our service could be interrupted.

Furthermore, if any of our third-party service providers experience disruptions or service lapses, or if our third-party infrastructure services agreements are terminated, we could experience interruptions in our platform, latency, as well as delays and additional expenses in arranging new facilities and services. Any prolonged service disruption affecting our platform caused by our third-party service providers could result in lengthy interruptions in the delivery of our platform and solutions, cause system interruptions, damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, cause the loss of critical data, prevent us from supporting our platform and otherwise harm our business. If there are significant increases in the traffic on the servers or on our platform, the servers hosted by third-party data center hosting facilities may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing and the failure of data centers, internet service providers or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform and impede our ability to grow our business and scale our operations. Lastly, any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause customers to terminate their subscriptions, and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

In the future, with the organic growth of our customer base and operation, we may be required to allocate resources, including spending substantial amounts of capital, to purchase additional capacities from the third-party data center hosting facilities or lease additional data centers and equipment and upgrade our technology and network infrastructure in order to handle the increased load. If one of these third parties suffers from capacity constraints, our business may be adversely affected. Furthermore, a significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our ecommerce platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecast.

We may have insufficient computing resources, transmission bandwidth, and storage space, which could result in disruptions and our business, results of operations, and financial condition could be adversely affected.

Our operations are dependent in part upon transmission bandwidth provided by third-party telecommunications network providers, access to data centers to house our servers, and other computing resources. There can be no assurance that we are adequately prepared for unexpected increases in bandwidth and data center demands by our customers and end users. The bandwidth and data centers we use may become unavailable for a variety of reasons, including service outages, payment disputes, network providers going out of business, natural disasters, networks imposing traffic limits, or governments adopting regulations that impact network operations. These bandwidth providers may become unwilling to sell us adequate transmission bandwidth at fair market prices, if at all. This risk is heightened where market power is concentrated with one or a few major networks. We also may be unable to move quickly enough to augment capacity to reflect growing traffic or security demands. Failure to put in place the capacity we require could result in a reduction in, or disruption of, service to our customers, and ultimately a loss of those customers. Such a failure could result in our inability to acquire new customers demanding capacity not available on our platform.

Our business may be subject to a variety of laws, regulations, and other obligations regarding data protection in Hong Kong data protection, privacy, and information security laws, regulations, rules, standards, policies, and contractual and other legal obligations, and our customers may also be subject to such laws, regulations and obligatory regulations. Any actual or perceived failure of our products to comply with or enable our customers to comply with such applicable laws and regulations would harm our business, results of operations, and financial condition.

The privacy and security of personally identifiable, personal, sensitive, regulated, or confidential information is a major focus in our industry, and we and our customers that use our products are subject to Hong Kong and possibly foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of confidential or sensitive information, including personal data. Laws and regulations governing data privacy, data protection, and information security are constantly evolving, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. The nature of our business exposes us to risks related to compliance with data protection and information security laws and regulations. Any perceived or actual failure to comply with any of these laws and regulations could result in litigation, enforcement actions, damages, fines and penalties and could harm our reputation and impair our ability to attract and retain our customers, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

For example, we may be subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) came into force on 20 December 1996. The PDPO states that any person who controls the collection, holding, processing, or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable. The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate. Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) came into effect on 8 October 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e. unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

Advised by our Hong Kong counsel, Khoo & Co., we are of the view that we are not likely to be in breach of the PDPO and the PDPAO for the following reasons: (i) all of our customers are institutional users who are using our products and services without the need of providing the personal information of individuals, and (ii) we possess minimum amount, if not none of the personal information in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. We also may be bound by contractual obligations relating to our collection, use, processing and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.

Moreover, existing Hong Kong and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, our customers may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements applied to certain other jurisdictions. As we expand our services and customer base internationally beyond Hong Kong in the future, because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we or our products, software or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.

Any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business. The negative publicity of us or our industry regarding actual or perceived violations of our end users’ privacy-related rights, including fines and enforcement actions against us or other similarly placed businesses, also may impair users’ trust in our privacy practices and make them reluctant to give their consent to share their data with us. Any inability to adequately address data privacy or security-related concerns, complaints, inquiries or allegations when they arise, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, harm our reputation and brand, damage our relationships with consumers and have a material and adverse impact on our business, financial condition and results of operations. In addition, due to data privacy or data security concerns, our ability to retain or increase our user base and user engagement may be materially and adversely affected, we may not be able to maintain or grow our revenue as anticipated and our financial results could be materially and adversely affected.

Future restrictions on the collection, use, processing, storage, sharing or disclosure of sensitive or personal information could require us to incur additional costs or modify our platform and could limit our ability to develop new functionality. While we strive to comply with our internal data privacy guidelines as well as all applicable data privacy and security laws and regulations and contractual obligations in respect of personal information, there is no assurance that we are able to comply with these laws, regulations and contractual obligations in all respects. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative or other developments. Any failure or perceived failure by us, external service providers or business partners to comply may result in proceedings or actions against us, including fines and penalties or enforcement orders (including orders to cease processing activities) being levied on us by government agencies or proceedings or actions against us by our business partners, customers or end-users, including class action privacy litigation in certain jurisdictions, and could damage our reputation and discourage current and future users from using our products and services, which could materially and adversely affect our business, financial condition and results of operations. In addition, compliance with applicable laws on data privacy requires substantial expenditure and resources, including to continually evaluating our policies and processes and adapting to new requirements that are or become applicable to us on a jurisdiction-by-jurisdiction basis, which would impose significant burdens and costs on our operations or may require us to alter our business practices. Concerns about the security of personal information also could lead to a decline in general Internet usage, which could result in a decrease in demand for our products and services and have a material and adverse effect on our business, financial condition and results of operations. Furthermore, if the local government authorities in our target markets require real-name registration for users of our platform, the growth of our customer and end-user bases may slow down, and our business, financial condition, and results of operations may be adversely affected.

Evolving global laws, regulations and standards, including data privacy regulations and data localization requirements, may limit the use and adoption of our services globally, expose us to liability, or otherwise adversely affect our business and international growth.

Various governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the Internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyright protection, distribution, electronic contracts and other communications, consumer protection and data privacy, and the characteristics and quality of services we offer. Legislators and regulators may make legal and regulatory changes or apply existing laws in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with our data processing practices and policies or the features of our products and services. If so, in addition to the possibility of fines, lawsuits, complaints, inquiries, allegations, regulatory investigations, public censure, other claims and penalties, and significant costs for remediation and damage to our reputation, we could be materially and adversely affected if legislation or regulations are expanded to require changes in our data processing practices and policies or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively impact our business, financial condition and results of operations. Furthermore, the developing requirements relating to clear and prominent privacy notices (including in the context of obtaining informed and specific consent to the collection and processing of personal information, where applicable) may potentially deter end users from consenting to certain uses of their personal information.

As we expand internationally from Hong Kong into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our customers’ ability to deploy our solutions in certain jurisdictions or subject us to sanctions regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments, or our internal practices.

Our future international expansion may render us susceptible to risks associated with international sales and the use of our platform in various countries.

We currently only have customers and operations in Hong Kong. Part of our growth strategy is to further expand our operations and customer base internationally. We plan to adapt and develop strategies to address international markets, but such efforts may not be successful. Our international expansion and development in new jurisdictions may expose us to risk related to staffing and managing cross-border operations, reduced brand awareness in new markets and lack of acceptance of our products and services, competition with established local competitors and increased costs and difficulty protecting intellectual property and sensitive data, political risks, tariffs and other trade barriers, differing and potentially adverse tax consequences, increased and conflicting regulatory compliance requirements (including with respect to privacy, security and labor), challenges caused by distance, language and cultural differences, exchange rate risk and political instability. Accordingly, our efforts to develop and expand the geographic coverage of our operations may not be successful, which could limit our ability to expand our operation, market shares, and/or business. Furthermore, our sales and the use of our platform in various countries subject us to risks that include, but are not limited to:

•        the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with servicing international customers and operating numerous international locations;

•        difficulties in managing systems integrators and technology partners;

•        differing technology standards and development status;

•        our ability to effectively price our products in competitive international markets;

•        new and different sources of competition or other changes to our current competitive landscape;

•        understanding and reconciling different technical standards, data privacy and telecommunications regulations, registration and certification requirements outside of Brazil, which could prevent customers from deploying our products or limit their usage;

•        our ability to comply with laws, regulations and industry standards relating to data privacy, data localization and security enacted in countries and other regions in which we operate or do business;

•        potentially greater difficulty collecting trade receivable and longer payment cycles;

•        higher or more variable network service provider fees outside of Hong Kong;

•        the need to adapt and localize our products, services, and platforms for specific countries;

•        the need to offer customer support in various languages;

•        lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;

•        greater difficulty in enforcing contracts, including our universal terms of service and other agreements;

•        differing labor law and regulations;

•        reduced or uncertain protection for intellectual property rights in certain countries, or more limited protection for intellectual property rights in some countries;

•        compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, and similar laws and regulations in other jurisdictions;

•        changes in international trade policies, tariffs and other non-tariff barriers, such as quotas and local content rules;

•        compliance with (1) tax regulations in the countries in which we will operate, including the complexities of foreign value-added tax (or other tax) systems and restrictions on the repatriation of earnings, which may lead to unintended abusive planning, penalties and reputational risk, or being deemed a permanent establishment and (2) payment obligations of tax on digital services in jurisdictions where we do not have a legal presence;

•        currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•        restrictions on the transfer of funds;

•        deterioration of political relations between the PRC and other countries; and

•        political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

These factors may cause our international costs of doing business to exceed our comparable domestic costs and may also require significant management attention and financial resources. Our future expansion efforts that we undertake may not be successful. Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, our business and operating results will suffer.

If we fail to offer high-quality customer support, our business and reputation could suffer.

Our customers depend on our customer support team to assist them in deploying our products and services effectively, help them resolve post-deployment issues quickly and provide ongoing support. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality customer support will increase as we expand our business and pursue new customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to renew our service with the existing customers and to gain new customers could suffer and our reputation with existing or potential customers could be harmed.

As we grow our customer base, we will need to further invest in and expand our customer support teams, which could strain our resources and reduce profit margins. If we do not devote sufficient resources or otherwise do not help our customers adopt our products and services, quickly resolve any post-implementation matters, and provide effective ongoing support and training, our ability to expand sales to existing and future developers and customers and our reputation would be adversely affected. Our support teams may also face additional challenges associated with our contemplated international expansion operations, including those associated with delivering support and documentation in multiple languages. Increased demand for the developer and customer support, without corresponding revenue, could increase costs and adversely affect our business, operating results and financial condition. Any failure to maintain high-quality developer and customer support, or a market perception that we do not maintain high-quality developer and customer support, could adversely affect our reputation, business, operating results and financial condition.

We have not entered into long-term sales agreements with our customers and rely on demands from our major customers and our sales may fluctuate subject to our customers’ demands.

Our operating subsidiary Wching HK does not enter into any long-term (more than one year) agreements with our customers across diverse industries, including food, education, retail, and insurance, etc., and their purchases are made on an order-by-order basis. Our business with our customers has been, and we expect it will continue to be, conducted based on the actual orders received from time to time. Accordingly, the number of purchase orders we receive from our customers may fluctuate from time to time, making it difficult for us to project future purchase orders. Our success depends on receiving continuous purchase orders from our customers. If, for any reason (including product quality or product price), our customers no longer place purchase orders with us at the same level or on similar terms which they have historically done so, or at all, in the future (for example, in the event of a decrease in customers’ end products due to economic downturn), or purchasers remove us from their list of nominated suppliers to their manufacturers which can no longer purchase our products. If we are unable to obtain purchase orders in substitution or develop new customers, our business may be materially and adversely affected.

We face fierce competition from other players in the industry in which we operate.

The software solutions industry is highly fragmented and competitive due to numerous small to medium-sized players in Hong Kong. While we possess a competitive edge in the form of our SaaS platform services, we still face keen competition from numerous competitors operating on different scales in the software solution market. Given the fierce competition, we may have to adjust our profit margin and adopt a more competitive pricing strategy to maintain our market position. In the event that we fail to differentiate ourselves from our competitors both locally and/or globally, we may not be able to maintain our customer base and market share, and our business, financial condition, and results of operations may be adversely affected.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with software development, and technical, information technology engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. Competition for highly skilled personnel in Hong Kong (or for the countries in which we operate in the future) can be intense due in part to the more limited pool of qualified personnel, and we have experienced difficulties hiring employees from foreign jurisdictions. As our operations expand and experience growth, we will require additional employees to sustain the increased use of our platform and services. We may not be successful in attracting and retaining qualified personnel. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, and future growth prospects could be severely harmed.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer and other key employees, to execute our business plan and to identify and pursue new opportunities and product innovations. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business, causing significant delays or preventing the achievement of our strategic objectives.

We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. In addition, some of the members of our current senior management team have only been working together for a short period of time, which could adversely impact our ability to achieve our goals. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within our business and could affect our corporate culture. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

A cyberattack, security breach or other unauthorized access or interruption to our information technology systems or those of our third-party service providers could delay or interrupt service to our customers and their customers, harm our reputation or subject us to significant liability.

We collect, transmit, use, disclose, store and process proprietary information and other confidential information, of our employees, our business partners, our customers and their end-consumers. Using our platform and CRM and ERP software solutions, our customers may also collect, transmit, use, disclose, store and process personal information and other confidential information. We cannot and do not proactively monitor the content that our customers upload or the information provided to us through our platform and software; therefore, we do not control the substance of the content on our servers, which may include personal information. Any security breaches could expose us to a risk of loss of this information, litigation and possible liability.

We use third-party service providers, such as cloud hosting services, to deliver services to customers and their end-consumers. These service providers may also collect, transmit, use, disclose, store and process personal information and/or other confidential information of our employees, our business partners, our customers and their end-consumers. This information, and the information technology systems that store such information, have in the past and may in the future be the target of unauthorized access or intrusion, or subject to security breaches and other incidents, including as a result of third-party action, employee or contractor error, nation-state malfeasance, malware, phishing, computer hackers, system error, software bugs or defects, process failure or otherwise. Cybersecurity threats, privacy breaches, insider threats or other incidents and malicious internet-based activity continue to increase, evolve in nature and become more sophisticated. Information security risks for companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, as well as the nation-state and nation-state-supported actors.

Since we leverage third-party partners and service providers, including cloud, software, data center and other critical technology vendors to deliver our solutions and platform, we rely heavily on the data security practices and policies adopted by these third-party service providers. Our ability to monitor our third-party service providers’ data security is limited. A vulnerability in our third-party service providers’ software or systems, a failure of our third-party service providers safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. We may also become liable in the event our third-party service providers are subject to security breaches, privacy breaches or other cybersecurity threats. Furthermore, our customers are the data controller of their data, such as the data of their employees, proprietary information of their business and operations, and/or the personal information of their end-consumers, and we do not control the transmissions and usage of data by our customers, who are ultimately responsible for any privacy or security breaches involving such personal data. It is impracticable for us to ensure the integrity or security of our customer’s data processing system or policy, since our platforms are used as our customer’s data processor, we may be held jointly or severally liable if we (or our third-party service provider) are found to not have instituted adequate data security measures on our platform. Any security breach of our customer’s data, even without our fault, could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal liability and negatively impact our future sales.

We and our third-party service providers and partners may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems and cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Since techniques used to obtain unauthorized access change frequently and the sophistication and other cybersecurity attacks are increasing, we may be unable to implement adequate preventative measures or stop the attacks while they are occurring. Any actual or perceived attack or other security breach or incident could delay or interrupt service to our customers and their customers, and could result in loss, compromise, corruption or disclosure of confidential information, intellectual property and sensitive and personal data or data we rely on to provide our solutions, may deter consumers from visiting our customers’ shops, damage our reputation and brand, expose us to a risk of litigation, indemnity obligations and damages for breach of contract, cause us to incur significant liability and financial loss and be subject to regulatory scrutiny, investigations, proceedings and penalties, and require us to expend significant capital and other resources to alleviate problems caused by any attack or other security breach or incident and implement additional security measures.

Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new ones. Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our customers, their end-consumers, or other stakeholders. These proceedings or violations could force us to incur substantial resources and capital in defense or settlement of these proceedings, resulting in the imposition of monetary liability, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our platforms. We currently do not maintain cybersecurity insurance, and in the event we were to seek to obtain such insurance coverage, it may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims in connection with cybersecurity liabilities. Insurers could also deny coverage as to any future claim. The successful assertion of one or more large claims against us, or changes in any insurance policies we may enter into, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

There are risks for which our insurance policies may not adequately cover or for which we have no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect us.

Our insurance policies may not adequately cover all risks to which we are exposed. We do not maintain any business interruption or key person life insurance. In addition, we cannot guarantee that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect our business and the trading price of our Ordinary Shares. Moreover, we are subject to risks for which we are uninsured, such as war, acts of God, including hurricanes, other force majeure events and breaches of the security of our systems by hackers. If certain damaging events occur and we are not adequately insured against them, they may, individually or together, adversely affect our results of operations and require us to commit significant cash resources to cover such losses. See “Business — Insurance.”

We may be subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

We may be involved in various legal proceedings, investigations and similar matters from time to time arising from tax, civil and labor claims, amongst others. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Any insurance or indemnities that we may have may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these legal proceedings, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations. In addition, certain legal proceedings may result in negative publicity or affect our reputation. As of the date of this prospectus, we are not involved in any legal proceedings.

In addition, media coverage and public statements that insinuate improper actions by us or our subsidiaries, regardless of their factual accuracy or truthfulness, may result in negative publicity or legal proceedings. Addressing negative publicity and any resulting legal proceeding may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation or the morale of our employees, which could adversely affect our business, financial condition and results of operations.

If we are unable to properly manage our growth, our results may be adversely affected.

We may fail to correctly estimate, qualitatively or quantitatively, the costs and risks associated with our expansion, and can offer no assurance that our systems, procedures, business processes and management controls are sufficient to support the expected rapid expansion of our operations, including expansion to new markets and verticals. We cannot assure you that our current and planned systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, we have entered and may enter into new lines of business that may involve complexities associated with the new products, services and regulations, which could place a strain on our management and operational and financial resources in the future. If we fail to successfully manage growth, our results of operations may be adversely affected.

We may experience difficulties in achieving our acquisition strategy, which could divert management’s attention, result in operating difficulties and dilution to our shareholders and otherwise disrupt our operations and adversely affect our business, operating results or financial position.

We may, from time to time, acquire businesses, products, services and technologies. Any transactions we enter into could be material to our financial condition and the results of operations. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. Our acquisitions or investments may not produce the results that we expect at the time we enter into, or complete a given transaction, or may create unforeseen operating difficulties and expenditures.

We may also experience difficulties integrating the personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for the development of our existing business. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities, such as:

•        use of resources that are needed in other areas of our business;

•        the acquisition may not promote our business strategy as we expected, we may not be successful in integrating an acquired business or technology as successfully as expected, such integration may require spending more resources or we may not receive the expected return on our investments;

•        the difficulty incorporating acquired technologies or products with our existing product lines, as well as maintaining uniform standards, architecture, controls, procedures and policies;

•        in the case of an acquisition, coordination of product, software engineering, and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products of the acquired company and difficulty converting the customers of the acquired company onto our platform and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•        in the case of an acquisition, retention and integration of employees from the acquired company;

•        unforeseen costs or liabilities;

•        adverse effects to our existing business relationships with partners and customers as a result of the acquisition or investment; we may have cost overruns resulting from the continued support and development of acquired products, from general and administrative functions that support new business models or from associated regulations that prove to be more complicated than originally expected;

•        the possibility of adverse tax consequences;

•        litigation or other claims arising in connection with the acquired company or investment; and

•        in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

We may spend time and capital on acquisitions that do not increase our revenue. To the extent we pay the purchase price of any acquisition in cash, any such purchase would reduce our cash reserves, and to the extent the purchase price is paid with any of our shares, it could be dilutive to our shareholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, any such purchase would increase our level of indebtedness and could negatively affect our liquidity, restrict our operations and materially adversely affect our results of operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to be unable to take advantage of certain acquisition opportunities.

The occurrence of any of these events could materially adversely affect our business, operational results, financial condition or cash flow, especially with respect to a large acquisition or several concurrent acquisitions.

We may not be able to identify acquisition or investment opportunities that meet our strategic objectives, or to the extent such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. At this time, we have made no commitments or agreements with respect to any such transaction.

We may be unable to implement our future business plans and objectives successfully.

Our future business plans may be hindered by factors beyond our control, such as competition within the industry we operate; our ability to cope with high exposure to financial risk, operational risk, market risk, and credit risk as our business and customer base expands; and our ability to provide, maintain, and improve the level of human and other resources in servicing our customers. As such, we cannot assure that our future business plans will materialize, that our objectives will be accomplished fully or partially, or that our business strategies will generate the intended benefits to us as initially contemplated. If we fail to implement our business development strategies successfully, our business performance could be materially and adversely affected.

We may, in the future, pursue acquisitions and joint ventures as part of our growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies and significant transaction costs, and it may also present new risks associated with entering additional markets or offering new products or services and integrating the acquired companies or newly established joint ventures. Moreover, we may not have sufficient management, financial, and other resources to integrate companies we acquire or to successfully operate joint ventures, and we may be unable to profitably operate our expanded company structure. Additionally, any new business that we may acquire or joint ventures we may form, once integrated with our existing operations, may not produce the expected or intended results.

We may require additional financing to support our future capital requirements. Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our Ordinary Shares.

We have funded our operations since inception primarily through equity and debt financings and payments by our customers for the use of our platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations and our presence outside of Hong Kong, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur additional debt, the debt holders could have rights senior to holders of Ordinary Shares to make claims on our assets. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders may experience dilution, and the new equity securities could have rights senior to those of our Ordinary Shares. Because our decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our Ordinary Shares and diluting their interest.

We could incur substantial costs in maintaining, enforcing, protecting or defending our intellectual property and proprietary rights. Failure to adequately obtain, maintain, enforce and protect our intellectual property and proprietary rights could impair our competitive position and cause us to lose valuable assets, experience reduced revenue and incur costly litigation.

Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of Hong Kong and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We rely on a combination of trade secrets, trademarks, copyrights, patents laws, contractual provisions with our employees, consultants, suppliers, third-party contractors and third parties with whom we have relationships, trademarks, service marks and copyrights in an effort to establish and protect our intellectual property and proprietary rights. However, the steps we take to protect our intellectual property and intellectual property laws may be inadequate, breached, may offer only limited protection, and may not adequately permit us to gain or keep any competitive advantage. Third parties may misappropriate, disclose, obtain, copy or use our intellectual property or other proprietary rights or technology without our authorization, or otherwise violate our intellectual property and proprietary rights and we may be required to spend significant resources to monitor, protect and enforce our intellectual property rights. Policing unauthorized use of our technologies, trade secrets and intellectual property is difficult, expensive and time-consuming. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results and financial condition could be adversely affected. Despite our efforts to protect our intellectual property and proprietary rights, there can be no guarantee that such rights will be sufficient to protect against others offering products or services that are substantially similar to ours, independently developing similar products, duplicating any of our products, other adopting trade names similar to ours, competing with our business or attempting to copy aspects of our technology and using information that we consider proprietary, thereby impeding our ability to promote our platform and possibly leading to customer confusion.

In addition to registered intellectual property rights, we rely on non-registered proprietary information and technology. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection and the approach we select may ultimately prove to be inadequate. In order to protect our proprietary information and technology, we rely in part on confidentiality agreements with our employees, consultants, third-party developers, partners, and other parties who create intellectual property on our behalf and enter into confidentiality agreements with our employees, consultants, strategic and business partners and other parties who have access to our confidential information. However, these agreements may not be effective in controlling access to and distribution of our proprietary information and intellectual property, may not be self-executing, sufficient in scope or enforceable, and these agreements do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our platform. We also cannot guarantee that we have entered into such agreements with all parties who may have or have had access to our proprietary and confidential information or otherwise developed intellectual property for us or that the agreements we have entered into will not be breached. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources in connection with intellectual property-related disputes, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new functionality to our platform, resulting in the substitution of inferior or more costly technologies into our platform, or injure our reputation.

If we elect to file patent applications in the future, we may be unable to obtain patent protection for the technology covered in our patent applications or obtain the coverage originally sought. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties, which could result in them being narrowed in scope or declared invalid or unenforceable. It is also possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology or file a suit against us. Any of our patents, trademarks or other intellectual property rights may lapse, be abandoned, be challenged, or circumvented by others or be invalidated through administrative process or litigation.

We also may be unable to obtain trademark protection for our products and brands, and our trademarks that are currently in the process of registration, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. In addition, our trademarks may be contested or found unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them.

Currently, all of our operations and customers are based in Hong Kong. If we expand our international presence, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Moreover, effective trademark, copyright, patent and trade secret protection may not be available or commercially feasible in every country in which we conduct business, as the laws of certain foreign countries may not protect intellectual property rights and technology to the same extent as the laws of the United States or Hong Kong. Further, intellectual property law, including statutory and case law, is constantly developing and changes in, or unexpected interpretations of, intellectual property laws could make it harder for us to enforce our rights. Third parties may also legitimately and independently develop products, services and technology similar to or duplicative of our products and solutions.

We may be subject to claims by third parties that we have infringed, misappropriated, or otherwise violated their intellectual property. Such litigation could result in the impairment or loss of portions of our intellectual property and require us to, among other things, redesign or stop providing our products, pay substantial amounts to satisfy judgments or settle claims or lawsuits, pay substantial royalty or licensing fees, or satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships. We may be required to change, in whole or in part, certain of our products that have allegedly infringed upon the intellectual property rights of third parties. Any changes to our products or to revenue attributable to any of our products that are in violation of others’ intellectual property rights may materially adversely affect our results of operations, reputation and the demand for our products. In addition, such changes may require attention from our management, cause us to incur additional legal expenses, or in some cases, require us to create reserves, all of which may materially adversely affect us. Furthermore, litigation may be necessary to enforce our intellectual property rights and protect our trade secrets. Litigation brought to defend, protect, or enforce our intellectual property rights could be costly, time-consuming and distracting to management, regardless of the outcome. Enforcement of our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property. Many companies may have the capability to dedicate greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In addition, because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in such litigation. There could also be public announcements regarding the results of such litigation and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Ordinary Shares.

We may incur losses or experience disruption of our operations as a result of act of God, unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

Our business could be materially and adversely affected by catastrophic events or other business continuity problems, such as natural or man-made disasters, pandemics such as COVID-19, Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, political unrest, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate, including communicating with customers and the relevant listing authorities. For example, epidemics threaten people’s lives and may adversely affect their livelihood as well as their living and consumption patterns. The occurrence of an epidemic is beyond our control, and we cannot assure you that the outbreak of coronavirus (including COVID-19), severe acute respiratory syndrome, the H5N1 strain of avian influenza, the H1N1 strain of swine flu, the Zika virus or any other epidemics or pandemics will not happen. Any epidemic or pandemic occurring, such as the most recent outbreak of COVID-19, in the PRC, Hong Kong, Taiwan and Macau, or even in areas outside of the PRC,

Hong Kong, Taiwan and Macau, may severely affect and restrict the level of economic activity as the government may impose regulatory administrative measures quarantining affected areas or other measures to control the outbreak of the disease, which in turn may adversely affect our business, financial condition and results of operations.

Our headquarter is located in Hong Kong, where our directors and management and all of our employees currently reside. Consequently, we are highly susceptible to factors adversely affecting Hong Kong. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our headquarter, could have a material adverse impact on our ability to continue to operate our business without interruption. Our business could also be adversely affected if our employees are affected by pandemics. In addition, our results of operations could be adversely affected to the extent that any pandemic harms the Chinese or Hong Kong economy in general. The incidence and severity of disasters or other business continuity problems are unpredictable, and our inability to timely and successfully recover could materially disrupt our businesses and cause material financial loss, regulatory actions, reputational harm, or legal liability.

Inflation, especially the increases in labor costs, may adversely affect our business and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident funds for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to fines and other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increasing labor costs, our financial condition and results of operations may be adversely affected.

Our costs and expenses may remain constant or increase even if our revenues decline.

A significant portion of our operating costs, including salary and rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses may not decrease proportionately. In addition, our staff costs and rent may increase over time. However, we cannot assure you that we have the ability to pass increased costs on to our customers through service fee increases as it depends on a variety of factors beyond our control, such as the global economic environment and stock market conditions. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such a company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private company operating our businesses in Hong Kong. As a result of this Offering, our company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

A sustained outbreak of the COVID-19 pandemic could have a material adverse impact on our business, operating results, and financial condition.

Since late December 2019, the outbreak of COVID-19 has spread rapidly throughout China and later to the rest of the world. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a PHEIC, and later, on March 11, 2020, a global pandemic. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2021, a COVID-19 vaccination program was greatly promoted around the globe; however, several types of COVID-19 variants emerged in different parts of the world.

Supply chain disruptions have become a major challenge for the global economy since the start of the COVID-19 pandemic. For instance, China’s extended COVID-19 lockdown of Shanghai, a major port and business center, has led to logistical disruptions that have almost caused the transport of goods to be ground to a halt. These shortages and supply-chain disruptions are significant and widespread. Lockdowns in several countries across the world, labor shortages, robust demand for tradable goods, disruptions to logistics networks, and capacity constraints have resulted in increases in freight costs and delivery times. Companies that are reliant on the transportation of goods and materials, such as us, which relies on materials supplied by our U.S. licensor, which are produced in the U.S., and materials and products from our suppliers in the PRC, may suffer from the logistical disruptions across the extended supply network.

Furthermore, our business may be adversely affected if concerns relating to COVID-19 continue to restrict travel or result in the Company’s personnel, vendors, and services providers being unavailable to pursue their business objectives free of COVID-19-related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing, which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity, and third-party financing, became unavailable on terms acceptable to us or at all.

Any future impact on our results of operations will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our control. Given the general slowdown in economic conditions globally and volatility in the capital markets, as well as the generally negative impact of the COVID-19 outbreak on the apparel industry, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2023 and beyond.

We are also vulnerable to natural disasters and other calamities. Our office is presently located on a leased premise. We cannot assure you that such property will have adequate measures to protect itself from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events.

The working capital deficit as of December 31, 2021 and 2022 and June 30, 2023 raises substantial doubt about the Company’s ability to continue as a going concern.

As of December 31, 2021, the Company had a working capital deficit of US$156,136. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2021. As of December 31, 2022, the Company continued having a working capital deficit of US$875,249. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2022. As of June 30, 2023, the Company continued having a working capital deficit of US$287,548. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to June 30, 2023. We had cash and cash equivalents of US$142,540 as of June 30, 2023. We intend to meet the cash requirements for the next 12 months from the issuance date of these consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs. Despite the Company’s efforts to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. Therefore, there is a substantial doubt about the ability of the Company to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

Risks Related to Doing Business in Hong Kong

All of our operations are in Hong Kong. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to the laws and regulations of Mainland China, which may impact our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Ordinary Shares. Furthermore, the changes in the policies, laws, regulations, rules, and enforcement of laws of Mainland China may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain.

Wellchange Cayman is a holding company, and we conduct our operations in Hong Kong through Wching HK, our wholly owned Operating Subsidiary, formed in Hong Kong. Substantially all our operations are located in Hong Kong and none of our customers or suppliers are located in Mainland China. Our Operating Subsidiary does not have operations in Mainland China or is not regulated by any regulator in Mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of Mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of Mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiary in the future, and it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political arrangement, or other unforeseeable reasons.

In the event that our Hong Kong Operating Subsidiary is to become subject to the laws and regulations of Mainland China, the legal and operational risks associated with Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiary’s operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there may be substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause a devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We have no operations in Mainland China. Our Operating Subsidiary is located and operates in Hong Kong, a special administrative region of the PRC. As advised by Khoo & Co., our counsel as to the laws of Hong Kong, pursuant to the Basic Law of Hong Kong, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the China Securities Regulatory Commission (the “CSRC”) do not apply to our businesses in Hong Kong. Therefore, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may intervene or influence our operations or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the Operating Subsidiary in Hong Kong. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

There remain significant uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China,” or “PRC Personal Information Protection Law,” or the “PIPL,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

On December 28, 2021, the CAC, jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules, companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. Due to the lack of further interpretations, the exact scope of what constitutes an “operator of critical information infrastructure” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Measures for Cybersecurity Review (2021) stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not received any notice from any authorities identifying us as an “operator of critical information infrastructure” or “data processor” or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

As advised by our Hong Kong counsel, Khoo & Co., pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong).Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the Measures for Cybersecurity Review (2021), PIPL, or other relevant Mainland China data privacy, cybersecurity laws and other regulations do not apply to our businesses in Hong Kong.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of

Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you when or whether we will be subject to such filing requirements or whether we will be able to get clearance from the CSRC in a timely manner or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us. As advised by our Hong Kong counsel, Khoo & Co., we are not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Ordinary Shares can be listed or offered in the U.S. because pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

However, given the uncertainties regarding the interpretation and enforcement of the PRC laws and regulations and the significant authority of the PRC government to intervene or influence the offshore holding company headquartered in Hong Kong, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures, PIPL, relevant Mainland China data privacy, cybersecurity laws and other regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiary and the listing of our Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Since these proposed rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

Although we are currently not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities, specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties which could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or our Operating Subsidiary in Hong Kong, our operation and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Although we and our subsidiaries are not based in Mainland China and we have no operations in Mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless, which would materially affect the interests of the investors.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong. The Basic Law ensured Hong Kong would retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs, including but not limited to the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system. Furthermore, pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC, which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

We and our subsidiaries are not based in Mainland China and do not have operations in Mainland China. Furthermore, none of our customers and suppliers are located in Mainland China. We currently do not have or intend to set up any subsidiary in Mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in Mainland China. However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the Mainland China may also apply to operations in Hong Kong in the future.

There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless.

Furthermore, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Subsidiary’s business and operations. The uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our Operating Subsidiary’s operations at any time could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are registering. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the customers.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which took effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future, and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Ordinary Shares significantly decline or be worthless.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam and current chief executive John Lee. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our Hong Kong subsidiary’s business operations, financial position and results of operations could be materially and adversely affected.

There are some political risks associated with conducting business in Hong Kong.

Our operations are based in Hong Kong. Accordingly, the political and legal developments in Hong Kong will affect our Operating Subsidiary’s business operations and financial conditions. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive all of our revenue from operations in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of Wching HK, our Operating Subsidiary. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since all of our Operating Subsidiary’s operations are based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development, including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our Operating Subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance, or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our Operating Subsidiary’s business operations, which could in turn, adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

All of our operations are concentrated in Hong Kong. Our business performance is highly influenced by the economic, political, and social conditions of Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, Mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations.

All our business operations were carried out in Hong Kong and substantially all of our customers are companies based in Hong Kong. Accordingly, our prospects, financial condition and results of operations are substantially dependent on economic conditions in Hong Kong and are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities, which would in turn, have a material adverse impact on our business.

The economic conditions in general of Hong Kong are highly sensitive to conditions of the political, social and economic conditions in Mainland China and globally. When there are unfavorable changes to the global or local market conditions, the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the global, Hong Kong or Chinese economy may affect the confidence of our existing and prospective customers, who are substantially SMBs that is sensitive to economic and market fluctuation, in the economy as a whole and have a negative impact on our business, the demand for our services, our pricing strategies, the level of our business activities and consequently our revenue derived therefrom. This may materially and adversely affect our financial condition and the results of operations.

Hong Kong and other key international economies have experienced in the past a downturn in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy. These conditions affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our cloud CRM and ERP solutions and services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect renewal rates, all of which could adversely affect our operating results.

The current heightened tensions in international economic relations, such as the one between the United States and China, may also give rise to uncertainties in global economic conditions and adversely affect the economy of Hong Kong. Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions. The U.S. government has imposed and has continued to propose to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Unfavorable trading, market and economic conditions in Hong Kong, Mainland China, and elsewhere in the world, and the escalations of the tensions that affect trade relations may lead to slower growth in the Hong Kong economy in general, which could negatively affect our customers’ business and materially reduce demand for our services solutions and increase price competition, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenues or within a timeframe sufficient to offset any decreases in revenues relating to changes in the market and economic conditions.

Given the close ties between Hong Kong and Mainland China, the stability of the Hong Kong economy and the domestic market is susceptible to the general economic, political, and regulatory environment in Mainland China. Any material adverse changes in the economic performance, political situations, and regulations in Mainland China may adversely affect the general economic condition in Hong Kong. The economy of Mainland China differs from the economies of most developed countries in a number of aspects, such as the extent of government intervention, growth rate, and control of foreign exchange. In particular, the PRC government exerts substantial control over the growth of the domestic economy by means of, among others, resource allocation as well as setting policy on foreign exchange.

Furthermore, the ongoing armed conflicts between Russia and Ukraine in Europe and among Israel, Hamas and other militant groups in the Middle East, have caused and could continue to cause significant market disruptions and volatility within the markets in Russia, Europe, the Middle East and the United States. The hostilities and sanctions resulting from those hostilities have adversely affected and could continue to adversely affect global financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia, Israel, or the adjoining geographic regions. However, we cannot predict the progress or outcome of the situation in Ukraine, or Israel, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn, have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Additionally, continued turbulence in the international financial markets may adversely affect our ability to access the capital markets to meet liquidity needs. Financial markets and economic conditions could be negatively impacted by many factors, both economically and politically, beyond our control, such as the inability to access capital markets, control of the foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in the allocation of resources, inability to meet financial commitments in a timely manner, terrorism, pandemics such as the COVID-19 pandemic, political uncertainty, Russo — Ukraine war, the outcome of the Sino — US trade dispute, Israel — Hamas conflict, civil unrest, fiscal or other economic policy of Hong Kong or other governments, and the timing and nature of any regulatory reform.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn, adversely affect the operations and profitability of our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, all of our operations are conducted in Hong Kong outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to the public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities.”

A downturn in Hong Kong, mainland China, the global economy, or a change in China’s economic and political policies could materially and adversely affect our business and financial condition.

Our business may be influenced to a significant degree by political, economic, and social conditions in Hong Kong and Mainland China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but they may have a negative effect on us.

Economic conditions in Hong Kong and Mainland China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential customers’ confidence in the financial market as a whole and have a negative impact on our business, results of operations, and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

If we become subject to the recent scrutiny, criticism, and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, this offering, and our reputation and could result in a loss of your investment in our Ordinary Shares, in particular, if such matter cannot be addressed and resolved favorably.

During the last several years, U.S.-listed companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators, and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting, and, in many cases, allegations of fraud. As a result of the scrutiny, the stocks of many U.S.-listed Chinese companies that have been the subject of such scrutiny have sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. Our stock price could decline because of such allegations, even if the allegations are false.

It may be difficult for overseas and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing the information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a mutual and practicable cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within Mainland China. While the detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase the difficulties faced by you in protecting your interests.

In the event that U.S. regulators carry out an investigation on us and there is a need to conduct such investigation or collect evidence in Mainland China, U.S. regulators may not be able to carry out such investigation or evidence collection directly in Mainland China under the PRC laws. U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanisms established with the securities regulatory authority of the PRC.

All our operations are currently conducted in Hong Kong. Hong Kong has a legal system separate from Mainland China. Our Hong Kong counsel advised that the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organisation of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”), which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO, which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that that U.S. regulators may seek.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell our Ordinary Shares at or above the price you paid or at all.

Prior to this Offering, there has been no public market for our Ordinary Shares. Although we plan to have our Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid public market for our Ordinary Shares will develop. If an active public market for our Ordinary Shares does not develop following the completion of this Offering, the market price of our Ordinary Shares may decline and the liquidity of our Ordinary Shares may decrease significantly.

The initial public offering price for our Ordinary Shares will be determined by negotiation between us and the underwriters and may vary from the market price of our Ordinary Shares following our initial public offering. We cannot assure you that the price at which the Ordinary Shares are traded after this Offering will not decline below the initial public offering price. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their Ordinary Shares due to insufficient or a lack of market liquidity of our Ordinary Shares.

Our Ordinary Shares are expected to initially trade under $5.00 per share and thus would be known as a “penny stock.” Trading in penny stocks has certain restrictions, and these restrictions could negatively affect the price and liquidity of our Ordinary Shares.

Our Ordinary Shares are expected to initially trade below $5.00 per share. As a result, our Ordinary Shares would be known as a “penny stock,” which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations that generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on brokers/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of brokers/dealers to sell our Shares, and they may negatively affect the ability of holders of our Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile, and you may not be able to buy or sell the stock at any time.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (i) China and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with (1) sole discretion to select the firms, audit engagements, and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it can no longer inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in November 2021, and as of the date of this prospectus, our auditor is not subject to and not affected by to the PCAOB’s December 2021 Determination Report. However, in the event it is later determined that the PCAOB is unable to inspect or investigate the auditor completely because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022. The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCAA are uncertain. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCAA. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and the PRC could affect our ability to list our Ordinary Shares, which could materially impair the market for and market price of our Ordinary Shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small. We estimate that there should be about 35% of the total issued capital in public hands after the listing, and the insiders of our Company will still hold a large portion of the Company’s listed securities following the consummation of the Offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading prices of our Ordinary Shares are likely to be highly volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based U.S.–listed companies, which consequently may affect the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Mainland Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Mainland Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may, from time-to-time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Ordinary Shares.

In addition to the above factors, the price and trading volume of our Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us or our industry;

•        variations in our revenues, profit, and cash flow;

•        the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

•        new product and service introductions by our competitors;

•        technical difficulties, defects, or interruptions in our service;

•        general economic, political, and social conditions in Hong Kong that may adversely affect either our existing customers’ ability or willingness to renew their subscription, purchase additional subscriptions or upgrade their service, delay a prospective customer’s purchasing decision, or reduce the value of new subscription;

•        actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

•        fluctuations of exchange rates among Hong Kong dollar, Renminbi, and the U.S. dollar;

•        changes in financial estimates by securities research analysts;

•        detrimental negative publicity about us, our services, our officers, directors, controlling shareholder, other beneficial owners, professional parties we partner with, or our industry;

•        announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        litigation or regulatory proceedings involving us, our officers, directors, or controlling shareholder;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

•        sales or perceived potential sales of additional Ordinary Shares.

Many of these factors are outside of our control, and any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a small-capitalization company with a small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in prices occurring in any trading day session. Holders of our Ordinary Shares may also have difficult liquidating their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or sell their shares at all.

Volatility in our Ordinary Shares price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market, and such market prices may be volatile.

The initial public offering price does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have. In the future, funds may not be available to fund operations or for other uses outside of Hong Kong, due to interventions in, or the imposition of restrictions and limitations on, our ability or our HK subsidiary by the PRC government to transfer cash. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of Ordinary Shares or cause them to be worthless.

Wellchange Cayman is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and finance the growth and development of our business. If any of our subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. See “Dividend Policy” for more information.

According to the BVI Business Companies Act 2004 (As Revised), a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such a company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. The PRC laws and regulations do not currently have any material impact on transfers of cash from Wellchange Cayman to Wching HK or from Wching HK to Wellchange Cayman, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Ordinary Shares, potentially rendering them worthless. Further, any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The Offering Price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the Offering and upon completion of the Offering, you will incur immediate dilution of $ per share, assuming an Offering Price of $ , which is the midpoint of the price range as set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon the exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this Offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of              Ordinary Shares are issued and outstanding before the consummation of this Offering and              Ordinary Shares will be issued and outstanding immediately after the consummation of this Offering. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on the price appreciation of our Ordinary Shares for returns on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely, the Company may only pay dividends if we are solvent immediately after the dividend payment in the sense that the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

We currently intend to retain all remaining funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any further dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant and will be subject to the restrictions contained in any future financing instruments.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. We cannot assure you that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares, and you may even lose your entire investment in our Ordinary Shares. See “Dividend Policy” section for more information.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more analysts who cover us downgrades our Ordinary Shares or publishes inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Ordinary Shares to decline.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we plan to rely on some home country practices with respect to our corporate governance after we complete this Offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such an extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares, and our Ordinary Share price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this Offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior the fiscal year ended on December 31, 2022 and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we may be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We may invest in obtaining director and officer liability insurance. In addition, we may incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Ordinary Shares and your ability to sell them.

We will seek to have our Ordinary Shares approved for listing on the Nasdaq Capital Market upon consummation of this Offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our Ordinary Shares are listed on the Nasdaq Capital Market, we cannot assure you that our Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Ordinary Shares could be subject to delisting.

If the Nasdaq Capital Market delists our Ordinary Shares from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our Ordinary Shares;

•        reduced liquidity with respect to our Ordinary Shares;

•        a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because our business is conducted in Hong Kong dollars and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, as our Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect the amount of proceeds we will have available for our business.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our directors.

Our existing shareholders that are not included in this registration statement will be able to sell their Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

Our existing shareholders may be able to sell their Ordinary Shares under Rule 144 after completion of this Offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this Offering, when they are able to sell their pre-offering shares under Rule 144, they may be more willing to accept a lower sales price than the Offering price. This fact could impact the trading price of our Ordinary Shares following completion of the Offering, to the detriment of participants in this Offering. Under rule 144, before our existing shareholders can sell their Ordinary Shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of such Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

There can be no assurance that we will not be deemed a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this Offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how and how quickly we use our liquid assets and the cash raised in this Offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder and such U.S. Holder may be subject to additional reporting requirements. For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation — Passive Foreign Investment Company (“PFIC”).”

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2021 and 2022, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned; (3) our lack of proper procedures developed and implemented for system security and access as well as segregation of duties in relation to the system; (4) our lack of proper procedures developed for system development, program change management policies and critical change management control processes and procedures; and (5) our lack of proper procedures developed and implemented for IT policy and procedure as well as operating system security management control.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; ii) setting up a financial and system control framework with formal documentation of policies and controls in place; and iii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluations of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Ordinary Share price may decline and we may be unable to maintain compliance with the Nasdaq Listing Rules.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

If a trading market for our shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing the information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of Mainland China. While the detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanisms established with the securities regulatory authority of the PRC. Additionally, our Hong Kong counsel Khoo & Co. advised that the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organisation of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”), which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO, which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

The enforcement of foreign civil liabilities in the Cayman Islands and Hong Kong is subject to certain conditions. Therefore, certain judgments obtained against us by our shareholders may be difficult to enforce in such jurisdictions.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Maples and Calder (Hong Kong) LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Khoo & Co., our counsel with respect to Hong Kong law, has advised us that judgment of United States courts cannot be directly enforced in Hong Kong in accordance with the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”), as the application of the Ordinance is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. The common law permits an action to be brought upon a foreign judgment, but it is subject to various conditions including, but not limited to, that the foreign judgement must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands laws are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the Cayman Islands laws are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, the Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands laws to inspect corporate records, other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Certain corporate governance practices in the Cayman Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow the Cayman Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors, or our controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Our corporate actions will be substantially controlled by our controlling shareholder, Mr. Shek Kin Pong, which will have the ability to control or exert significant influence over important corporate matters that require the approval of shareholders, which may deprive you of an opportunity to receive a premium for your Ordinary Shares and materially reduce the value of your investment. Additionally, we may be deemed to be a “controlled company and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Immediately following this Offering, Mr. Shek Kin Pong, our controlling shareholder, will beneficially own 84.36% of our total issued and outstanding Ordinary Shares, representing 84.36% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 83.71% of our total issued and outstanding Ordinary Shares, representing 83.71% of the total voting power, assuming that the over-allotment option is exercised in full. Accordingly, Mr. Shek Kin Pong will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions.

The interests of our controlling shareholder may differ from the interests of our other shareholders. The concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this Offering. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees must be selected or recommended solely by independent directors; and

•        the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies;

•        current and future economic and political conditions;

•        expected changes in our revenues, costs or expenditures;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our client base;

•        our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        overall industry, economic and market performance;

•        the spread of the COVID-19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriting discounts, non-accountable expense allowance and other offering expenses payable by us, we expect to receive net proceeds of approximately $            from this offering, assuming the underwriters do not exercise their over-allotment option. We will not receive any proceeds from the sale of Ordinary Shares offered by the Selling Shareholder.

We estimate that the net proceeds of this offering together with the funds we will receive from the sale will be used as set forth in the following table.

Description of Use	Estimated Amount of Net Proceeds (US$)%
Expanding service capacity(1)	$35%
Marketing and branding(2)	$30%
International expansion(3)	$20%
General working capital and corporate purposes(4)	$15%
Total	$100%

Expanding Service Capacity

After going public, we aim to further enhance our service capacity, including enhancing our core software technologies and improving the reliability, security, functionality, and the technology foundation of our SaaS ERM and CRP cloud platform, expanding and enhancing our software product and services offerings.

Marking and Branding

A portion of net proceeds will be reserved for our marketing and branding effort, such as organizing or participate a variety of offline sales and marketing activities, such as advertisement, roadshows and exhibitions, as well as online marketing campaigns to promote our brand and showcase our products and services to target customers.

International Expansion

We aim to reserve a portion of net proceeds from this Offering for our international expansion, including setting up the United States and Australia operations and funding future opportunistic mergers, acquisitions or investments in complementary businesses.

General working capital

A portion of net proceeds will be reserved for general working capital needs and use as daily operation, including but not limited to, funding sales and marketing efforts and developing web interface. This can serve as a buffer to deal with the fluctuating economic environment and at the same time provide a stable finance backup for daily operational use.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds from the sale of Ordinary Shares in demand deposits, interest-bearing debt instruments or other financial products, for cash management purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. Cash dividends on our Ordinary Shares, if any, will be paid in U.S. dollars.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Regulations — Regulations related to Hong Kong taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023:

•        on an actual basis;

•        on an adjusted basis, giving effect to the issuance and sale of the Ordinary Shares by us in this Offering at the assumed initial public offering price of $4.00 per Ordinary Share, after deducting the estimated underwriting discounts to the underwriters (assuming that all of the investors in this offering are introduced by the underwriters) and the estimated offering expenses payable by us and assuming no exercise of the underwriters of their over-allotment option; and

•        on an adjusted basis, giving effect to the issuance and sale of the Ordinary Shares by us in this Offering at the assumed initial public offering price of $4.00 per Ordinary Share, after deducting the estimated underwriting discounts to the underwriters (assuming that all of the investors in this offering are introduced by the underwriters) and the estimated offering expenses payable by us and assuming the underwriters exercise their over-allotment option in full.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	June 30, 2023
	Actual	As Adjusted (Over-allotment option not exercised)	As adjusted (Over-allotment option exercised in full)
	US$	US$	US$
Shareholders’ equity:
Ordinary shares, $0.00005 par value, 1,000,000,000 Ordinary Shares authorized, 20,000,000 Ordinary Shares issued and outstanding as of June 30, 2023(1)	1,000
Additional paid-in capital(2)	244,463
Subscription receivables	(243,770)
Retained earnings	1,147,302
Accumulated other comprehensive income	123,932
Total shareholders’ equity	1,272,927
Indebtedness
Bank borrowings	494,846
Total Indebtedness	494,846
Total capitalization	1,767,773

____________

(1)      Retroactively adjusted to reflect the Reorganization completed on February 8, 2024.

(2)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $4.00 per share and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $        .

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this Offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently issued and outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2023 was $            , or $             per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

After giving further effect to our sale of Ordinary Shares in this Offering at the initial public offering price of $         per Ordinary Share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been $            , or approximately $             per Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Ordinary Share of $             to our existing shareholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share of approximately $             to new investors purchasing Ordinary Shares in this Offering. The following table illustrates this dilution on a per Ordinary Share basis:

The following table illustrates this dilution on a per Ordinary Share basis.

Assumed initial public offering price per ordinary share	$
Net tangible book value per Ordinary Share as of June 30, 2023	$
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this Offering	$
Pro forma as adjusted net tangible book value per Ordinary Share after this Offering	$
Dilution per Ordinary Share to new investors in this Offering	$

An increase (decrease) in the assumed initial public offering price of our Ordinary Shares would increase (decrease) our net tangible book value after giving effect to the Offering assuming no change to the number of our Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated expenses payable by us.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this Offering.

The following table summarizes, on an as adjusted basis as of June 30, 2023, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per ordinary share
	Number	Percent	Amount	Percent
Existing shareholders	20,000,000	94.79%	$245,463	5.27%	$0.01
New investors	1,100,000	5.21%	$4,400,000	94.73%	$4.00
Total	21,100,000	100.00%	$4,645,463	100.00%	$0.22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are an enterprise software solution services provider headquartered in Hong Kong. We conduct operations through our Operating Subsidiary in Hong Kong, Wching HK. We provide customized software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and “white-label” software design and development services. Our mission is to empower our customers and users, in particular, SMBs, to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource-efficient growth with our low-cost, user-friendly, reliable and integrated all-in-one Enterprise Resource Planning (“ERP”) software solutions.

We believe that SMBs are, and will continue to be, a vital component of the economy. However, we have observed that most SMBs rely on antiquated, laborious, inefficient processes or software systems to manage and execute most of their back-office and front-office operational functions. To compete effectively, we believe SMBs require modern integrated software solutions that can automate and streamline operational functions to reduce costs and allow them to focus on higher value-added activities. Furthermore, the COVID-19 pandemic also accelerated technology adoption by SMBs as they were required to respond to new challenges, such as facilitating remote work and finding new methods to engage with customers. At the same time, SMBs also have distinctive technology needs when adopting and transforming to software technologies — we believe SMBs prefer low-cost solutions that are easy to implement, onboard, and integrate and require little ongoing maintenance.

We focused on innovation, agility, and reliability, enabling us to adapt to our customers’ needs, deliver user-friendly software solutions and services and develop a comprehensive portfolio of integrated solutions. Our ERP solutions, together with our proprietary software technology, are engineered to enable SMBs of different business models, scales of operations, and needs, in their day-to-day business activities, to support back-office and front-office functions, such as finance and accounting, procurement, manufacturing, inventory management, order management, warehouse management, supply chain management, Customer Relationship Management (“CRM”), professional services automation, project and file management, human resources management, e-commerce, and marketing automation. Our portfolio of software and applications modules also allows our customers and users to scale up and customize to meet specific business and operation needs.

Our business has experienced significant growth. Our total revenues increased by approximately US$999,507 or 148.8% to approximately US$1,671,117 for the year ended December 31, 2022 from approximately US$671,610 for the year ended December 31, 2021. Our net income for the years ended December 31, 2021 and 2022, was US$171,468 and US$780,648, respectively. Our total revenues increased by approximately US$789,820 or 202.0% to approximately US$1,180,912 for the six months ended June 30, 2023 from approximately US$391,092 for the six months ended June 30, 2022. Our net income for the six months ended June 30, 2022 and 2023, was US$49,857 and US$464,580, respectively.

Key Factors Affecting Our Results of Operations

We believe our future performance will depend on many factors, including the following:

Continued growth of e-commerce globally

The market for SaaS solutions has been experiencing a consistent and substantial increase in demand among SMBs. Factors such as cost-effectiveness, scalability, and streamlined operations have contributed to the growing popularity of SaaS solutions. By leveraging cloud-based technologies, companies can access a wide range of software applications and services without the need for extensive infrastructure investments.

As an enterprise software solution services provider in Hong Kong, we are well-positioned to capitalize on this growing trend. We anticipate attracting a larger customer base and expanding our platform as more enterprises recognize the benefits of adopting SaaS solutions. Our revenue model in MR. CLOUD, which is based on subscription fees, is related to the growth of the demand among SMBs. As the demand for SaaS solutions continues to rise, driven by the increasing need for efficient and cost-effective software services, we are confident in the sustained growth of our business.

Enhancing our software platform

We recognize the importance of continuously improving our offerings to meet the evolving needs of our clients. In the second half of 2024, we plan to enhance our proprietary cloud-based SaaS ERP software platform, MR. CLOUD. The development of new modules for MR. CLOUD will require a further investment of resources. The successful execution of this expansion and effective monetization of the new modules will depend on various factors, including securing sufficient capital for innovation, implementing effective marketing strategies, navigating competition, establishing competitive pricing, and ensuring our valued clients’ satisfaction and continued subscription. Our commitment lies in pushing the coverage of our software platform to deliver a greater diversity of solutions and services to our clients.

Retention and growth of our existing customers

Our current business and long-term revenue growth rely on the retention and expansion of our existing customer base. We will continue implementing updates and maintenance of our platform to maintain our platform capabilities to maximize customer satisfaction and retention. By consistently improving platform performance based on customer feedback, we aim to ensure high satisfaction, which is crucial for retaining and growing our customer base.

Our technical support team aims to consistently offer clear instructions, tutorials, and resources to help customers start using our software and platform quickly and effectively. We consider a positive onboarding experience sets the foundation for long-term customer satisfaction and reduces the likelihood of churn. Our sales team will continue implementing cross-selling and upselling strategies to increase the average revenue per customer. We will keep tracking the percentage of customers who adopt additional products or upgrade their existing plans.

Acquisition of new customers

Increasing our customer base is important to our continued revenue growth. Establishing a robust brand presence and implementing highly effective marketing strategies are essential for attracting new customers. To maximize our organic visibility, we will consistently optimize our website and content to enhance search engine rankings, thereby increasing our online visibility and reach. Additionally, we will leverage paid advertising platforms like Google Ads and social media advertising to precisely target relevant keywords, demographics, and interests. By leveraging data-driven advertising campaigns, we can quantitatively measure and optimize our marketing efforts to drive higher conversion rates and effectively reach our target audience. These strategies will enable us to efficiently acquire new customers and achieve sustainable revenue growth in line with our business objectives.

To drive customer acquisition, we plan to implement a referral program to encourage our existing customers to refer others to MR. CLOUD. By providing incentives for successful referrals, we leverage the power of word-of-mouth marketing to generate valuable leads and attract new customers. Additionally, we intend to offer free trials or freemium versions of our platform, allowing potential customers to experience the value and functionality of our solutions firsthand. This risk-free opportunity enables prospects to assess the benefits and suitability of our software for their specific needs, increasing the likelihood of conversion.

Expanding into new markets

We intend to expand into new international markets, focusing on those with low digital adoption and growing usage of software solutions. We will conduct thorough market research, analyzing factors such as market size, growth potential, competitive landscape, regulatory environment, and customer needs in each market to identify potential target markets that align with MR. CLOUD offerings. We will invest in our sales force to identify strategic partners in the potential markets to accelerate our entry and gain access to the potential customer base. By collaborating with local system integrators, resellers, or technology partners who have established networks and expertise in the market, such partnerships can help us navigate local business practices and increase our market reach.

Continued investments in innovation and growth

Investments in innovation are pivotal factors that significantly influence the results of operations for our software solution services provider in Hong Kong. We intend to continue to invest in research and development to build new capabilities and maintain the core technology underpinning our white-labelled software design and development services. In addition, we expect to increase investment in sales and marketing to broaden our reach with new clients and abroad and deepen our penetration with existing clients. We are increasing our general and administrative spending to support our growing operations and prepare for operating as a public company. With our revenue growth objectives, we expect to continue to make such investments for the foreseeable future.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and financial reporting requirements under the SEC rules. They include the financial statements of the Company and its subsidiaries. All transactions and balances among these entities have been eliminated upon consolidation.

In preparing our consolidated financial statements, our board of directors has given careful consideration to our future liquidity in light of the fact that our current liabilities exceeded our current assets as of December 31, 2021 and 2022 June 30, 2023 and the Company had a working capital deficit of US$156,136, US$875,249 and US$287,548 as of December 31, 2021 and 2022 and June 30, 2023, respectively. We had cash and cash equivalents of US$142,540 as of June 30, 2023. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2021 and 2022 and June 30, 2023, respectively. We intend to meet the cash requirements for the next 12 months from the issuance date of the consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs. We are of the opinion that, taking into account of the present available banking facilities and internal financial resources we have, we have sufficient working capital to meet in full our financial obligations as they fall due in the foreseeable future. Hence, the consolidated financial statements have been prepared on going concern basis.

Critical Accounting Policies, Judgments and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities as at the date of the consolidated financial statements and reported amounts of income and expenses during the reporting periods. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the consolidated financial statements include allowance for doubtful accounts, the useful lives of property and equipment and intangible assets, and interest rate of lease, impairment assessment of property and equipment and intangible assets. Actual results may differ from these estimates.

We believe the following critical accounting policies reflect the more significant judgments and estimates we used in the preparations of our consolidated financial statements.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). The Company derives revenue principally from the provision of customized software solutions based on customers’ specifications, white labelled software design and development services and MR. CLOUD SaaS platform subscription services to SMBs customers. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have written agreements with its customers and revenue on oral or implied arrangements is generally not recognized. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      identify the contract(s) with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price;

4.      allocate the transaction price to the performance obligations in the contract; and

5.      recognize revenue when (or as) the entity satisfies a performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Generally, revenue is recognized when the Company has negotiated the terms of the transaction, which includes determining either the overall price, the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer.

The service offerings by the Company mainly comprise the following:

(a) Customized software solutions

The Company is engaged to provide a wide range of customized IT software including desktop software development service, website and mobile application development services. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The Company designs software and system based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is satisfied at a point of time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted by the customers. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once customized software delivered.

Additionally, the Company provides product warranty on customized IT software for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of customized IT software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to customized IT software and technical support service by reference to their standalone price estimated using a residual approach. The standalone price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023.

(b) White label software

The Company provides self-developed software as “White label” products to corporate customers. White label software is software that is sold unbranded, that their own branding can be added and then the software can be resold by accessing to the software as if the corporate customers developed it. Similar to customized software solutions, the Company is engaged by the customer to provide white label software and the customer is able to customize the white label software/application and integrate custom features into the default white label applications and software per their needs. Revenue from white label software is recognized when the relevant services have been rendered. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is satisfied at a point of time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted the white label software by the customer. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once white label product delivered.

Additionally, the Company provides product warranty on white label services for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of white label software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to white label software and technical support service by reference to their standalone price estimated using a residual approach. The standalone price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023.

(c) Subscription services

The Company provides SaaS digital business management software services through subscription which includes the right to use the MR. CLOUD ERP software and continuous technical support services such as upgrading applications and fixing the minor bugs to SMBs. MR. CLOUD is a cloud-based software delivery model to develop, deliver, and maintain a variety of ERP software and applications modules in a single platform, including human resources management, project and file management, email and marketing automation, financial and accounting, quotation and invoice management, inventory management, group messenger and customer relationship management, merging all of customers’ business processes on a single platform instead of having a different software and applications for each function of its business. Customer who subscribes to the service plan logs in to their accounts to use the subscribed service over the internet or mobile on a clouded basis.

The Company enters into a distinct and fixed-fee contract with its customers as a principal for the provision of SaaS digital business management software services on subscription basis. Pursuant to the contracts, the Company requires to provide a series of digital business management applications online either being accessed on web or mobile over contract terms beginning on the commencement date of each contract, which is the date its service is made available to customers. Billings to the customers are generally on a monthly or quarterly basis over the contract term, which is typically one year. There is no variable consideration in the transaction price. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The subscription services contracts typically include a single performance obligation. There will be an update or upgrade of the MR. CLOUD ERP system when necessary and which can be utilized by existing customers automatically for the new functions during their contract period. There is no additional consideration for the update or upgrade of the software and the additional costs for the updates and upgrades were charged to statements of operations directly in the period incurred. The transaction price of the contract is allocated to the remaining contract period from the date of the upgraded software available for customers to use. No significant costs were incurred to update or upgrade the software during the years ended December 31, 2021 and 2022 and the six months ended June 30, 2022 and 2023. There is no maintenance services attached in the contract.

The revenue from subscription services is recognized over the contract term as clients receive and consume benefits of such services as provided. Accordingly, the Company recognizes revenues from subscription services on a monthly basis when it satisfies its performance obligations throughout the contract terms.

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers for provision of cloud-based SaaS services from subscription which are recorded net of allowance for the Company’s doubtful accounts. The Company generally grant credit terms of 90 days to the clients. In evaluating the collectability of receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. The Company regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts. Accounts receivable are written off after all collection efforts have ceased. As of December 31, 2021 and 2022, accounts receivable were aged within one year and no allowance for doubtful accounts was provided. As of June 30, 2023, accounts receivable were aged within one year and allowance for expected credit loss provided was US$2,402.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases,” and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. All leases in the Group are accounted for as operating leases.

We determine if an arrangement is a lease at inception. On our balance sheet, our corporate office lease is included in operating lease right-of-use (ROU) asset, current portion of operating lease liability and operating lease liability, net of current portion.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For leases that do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in our office lease. We review the underlying objective of each contract, the terms of the contract, and consider our current and future business conditions when making these judgments.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

The Financial Accounting Standards Board (“FASB”) issued a Q&A in March 2020 that focused on the application of lease guidance in ASC 842 for lease concessions related to the effects of COVID-19. The FASB staff has said that entities can elect to not evaluate whether concessions granted by lessors related to COVID-19 are lease modifications. Entities that make this election can then apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. The Company has elected to not treat the concessions as lease modifications and will instead account for the lease concessions as if they were contemplated as part of the existing leases. The Company has recorded negative variable lease expense and adjusted lease liabilities at the point in which the rent concession has become accruable.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, the Group did not have any impairment loss against its operating lease right-of-use assets.

Income taxes

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

Victory Hero is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Wching HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,121), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,121). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

For the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, the Company generated substantially all of its taxable income in the Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in the Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

Recently issued accounting pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies and Practices.”

Results of Operations

Results of Operations for the year ended December 31, 2022, compared to the year ended December 31, 2021

The following table sets forth a summary of the consolidated results of operations of us for the periods indicated:

	Years ended December 31,
	2021	2022
	US$	US$
REVENUES
Customized software solutions	65,150	841,511
White label software	—	766,211
Subscription services	606,460	63,395
TOTAL REVENUES	671,610	1,671,117
COST OF REVENUES	254,319	352,962
GROSS PROFIT	417,291	1,318,155

OPERATING EXPENSES
Selling expenses:
Staff costs and employee benefits	86,551	192,830
Advertising and promotion	—	1,152
	86,551	193,982
Administrative expenses:
Staff costs and employee benefits	35,830	36,063
Rental and office expenses	25,159	55,823
Legal and professional fees	13,011	61,818
Depreciation	20,552	27,618
Others	10,658	3,890
	105,210	185,212
TOTAL OPERATING EXPENSES	191,761	379,194
INCOME FROM OPERATIONS	225,530	938,961

OTHER INCOME (EXPENSE), NET
Interest income	3,848	346
Interest expense	(12,871)	(14,463)
Investment loss	(443)	(693)
Government subsidies	—	13,792
Other income	193	13
TOTAL OTHER EXPENSE, NET	(9,273)	(1,005)

INCOME BEFORE INCOME TAX	216,257	937,956
INCOME TAX EXPENSES	44,789	157,308
NET INCOME	171,468	780,648

Revenue

We primarily generate our revenue by providing customized software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and “white-label” software design and development services to our creators and customers. We recognize all our revenue on a gross basis, comprising (i) customized software solution; (ii) white label software; and (iii) subscription services.

Our total revenues increased by approximately US$999,507 or 148.8% to approximately US$1,671,117 for the year ended December 31, 2022 from approximately US$671,610 in December 31, 2021. Such increase was mainly attributable to the increase in revenue generated from our provision of customized software solutions by approximately US$776,361 and provision of white label software of approximately US$766,211, while partially offset by the decrease in revenue generated from our provision of subscription services by approximately US$543,065.

(i)     Revenue by product categories

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Customized software solutions	65,150	9.7%	841,511	50.3%
White label software	—	—	766,211	45.9%
Subscription services	606,460	90.3%	63,395	3.8%
Total	671,610	100.0%	1,671,117	100.0%

Customized software solutions

For the years ended December 31, 2021 and 2022, revenue generated from our provision of customized software solutions accounted for approximately 9.7% and 50.3% of our total revenues, respectively. We provide customized software solutions based on customers’ specifications. Significant increase in the revenues in customized software solutions by US$776,361 or 1,191.7% from US$65,150 for the year ended December 31, 2021 to U$841,511 for the year ended December 31, 2022 was principally contributed to (i) the increase in demand for the IT software for the remote work during the COVID-19 pandemic for the SMBs; (ii) the shift from the subscription services to customized software solutions by some customers due to increased demand on use of technology for business management more effectively and increase demand for customized functions of software; (iii) more resources were allocated to sales team to get promotion of the Company and resulted in increase in customer orders received from 10 for the year ended December 31, 2021 to 18 for the year ended December 31, 2022; and (iv) the average contract sum increase from approximately US$6,500 for year ended December 31, 2021 to US$46,750 with the largest contract sum of US$204,000 for the year ended December 31, 2022.

White label software

For the years ended December 31, 2021 and 2022, revenue generated from our provision of white label software accounted for approximately nil and US$766,211 or 45.9% of our total revenues, respectively. We provide self-developed software as “White label” products to our customers. White label software is software that is sold unbranded, that their own branding can be added and then the software can be resold by accessing to the software as if the corporate customers developed it. Revenue from white label software for the current year was engaged by a technology company in Hong Kong to develop a web platform which includes modules of CRM system, email marketing, HR management module, stock checking, taxation bookkeeping, invoice & quotation and file management with contract sum approximately US$766,211 which was recognized as revenue due to the delivery of white label product during the year ended December 31, 2022.

Subscription services

For the years ended December 31, 2021 and 2022, revenue generated from the provision of subscription services accounted for approximately US$606,460 or 90.3% and US$63,395 or 3.8% of our total revenues, respectively. We provide SaaS digital business management software subscription services, which include the right to use the software and continuous technical support services to SMBs. Decrease in the revenue from subscription services by US$543,065 or 89.5% from US$606,460 for the year ended December 31, 2021 to US$63,395 for the year ended December 31, 2022 which was principally contributed to (i) the shift from the subscription services to customized software solutions by some customers due to increased demand on use of technology for business management more effectively and increase demand for customized functions of software; (ii) large portion of SMBs were closed down and ceased the subscription services due to the economic downturn in Hong Kong during the COVID-19 pandemic resulted in decrease in the number of customers from 75 for the year ended December 31, 2021 to 23 for the year ended December 31, 2022; and (iii) the average contract sum decreased from approximately US$8,086 for the year ended December 31, 2021 to US$2,756 for the year ended December 31, 2022.

Cost of revenues

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Customized software solutions	19,850	7.8%	122,759	34.8%
White label products	—	—%	212,611	60.2%
Subscription services	234,469	92.2%	17,592	5.0%
Total	254,319	100.0%	352,962	100.0%

Cost of revenues mainly consists of amortization of intangible assets, subcontracting costs, IT personnel staff cost and rental of server. For the years ended December 31, 2021 and 2022, cost of revenues was US$254,319 and US$352,962, respectively, increase by US$98,643 or 38.8%, which is in line with the increase in revenues, is mainly due to the increase in staff costs resulting from increase in headcount for sales and IT personnel from four in 2021 to five for the year ended December 31, 2022 and increase in amortization of intangible asset which in turn was resulted from the purchase of an ERP system from a third party at a consideration of US$1,189,120 during the year ended December 31, 2022.

Gross profit

	2021				2022
Category	Revenues	Cost of revenues	Gross profit	Gross profit margin	Revenues	Cost of revenues	Gross profit	Gross profit margin
	US$	US$	US$	%	US$	US$	US$	%
Customized software solutions	65,150	19,850	45,300	69.5%	841,511	122,759	718,752	85.4%
White label software	—	—	—	—	766,211	212,611	553,600	72.3%
Subscription services	606,460	234,469	371,991	61.3%	63,395	17,592	45,803	72.3%
Total	671,610	254,319	417,291	62.1%	1,671,117	352,962	1,318,155	78.9%

For the years ended December 31, 2021 and 2022, gross profit was US$417,291 and US$1,318,155, respectively, and gross profit margin was 62.1% and 78.9%, respectively, of operating revenue. The increase of gross profit and gross profit margin was mainly due to the better performance of our provision of customized software solutions and our provision of “white label” products during the year ended December 31, 2022 with higher gross profit. With increase in scale and expansion of the Company, the Company can negotiate with customers with higher contract sum. Also, the customized software is well-developed and can be generated more efficiently which resulted in decrease in cost of development.

Operating expenses

	Years ended December 31,
	2021	2022	Increase/(decrease)
	US$	US$	US$	%
Selling expenses:
Staff costs and employee benefits	86,551	192,830	106,279	122.8%
Advertising and promotion	—	1,152	1,152	N/A
	86,551	193,982	107,431	124.1%
Administrative expenses:
Staff costs and employee benefits	35,830	36,063	233	0.7%
Rental and office expenses	25,159	55,823	30,664	121.9%
Legal and professional fees	13,011	61,818	48,807	375.1%
Depreciation charge	20,552	27,618	7,066	34.4%
Others	10,658	3,890	(6,768)	(63.5)%
	105,210	185,212	80,002	76.0%
TOTAL OPERATING EXPENSES	191,761	379,194	187,433	97.7%

Operating expenses includes selling expenses and administrative expenses for the daily operations of the Group. For the years ended December 31, 2021 and 2022, total operating expenses were US$191,761 and US$379,194, respectively. The increase of operating expenses by US$187,433 or 97.7% was mainly due to the increase in staff costs and employee benefits of the sales personnel, rental and office expenses and legal and professional fees for the year ended December 31, 2022. Increase in staff costs and employee benefits of the sales personnel by US$106,279 or 122.8% from US$86,551 for the year ended December 31, 2021 to US$192,830 for the year ended December 31, 2022 was mainly due to employment of a sales senior manager with high salary rate with monthly salary of approximately US$14,877 in order to boost the customer orders of the Group. Increase in rental and office expenses by US$30,664 or 121.9% from US$25,159 for the year ended December 31, 2021 to US$55,823 for the year ended December 31, 2022 was mainly due to the lease of a new corporate office during the year ended December 31, 2022 and the monthly rent increase from approximately US$1,675 for previous corporate office to approximately US$8,556 for the new corporate office in 2022 due to larger area. Increase in legal and professional fees by US$48,807 or 375.1% from US$13,011 for the year ended December 31, 2021 to US$61,818 for the year ended December 31, 2022 was mainly due to the payment of audit fee of US$52,809 for the IPO purpose.

Other income (expense), net

For the years ended December 31, 2021 and 2022, total other expense, net were $9,273 and $1,007, respectively. The other income (expenses) mainly represented the interest income and investment loss for investment, interest expense on bank borrowings and government subsidies. Decrease in other income (expenses) is mainly due to the government subsidies received pursuant to the Employment Support Scheme (“ESS”) under the Anti-epidemic Fund from the Hong Kong government approximately of US$13,792 with no condition unfilled for salaries paid for May to July of 2022 during the year ended December 31, 2022 which was partially offset by the decrease in interest income from investment by US$3,502 due to the redemption of debt securities during the year ended December 31, 2021.

Income tax

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which members of our Group domicile or operate.

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

Victory Hero is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Wching HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,405), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,405). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Our income tax increased by approximately US$112,519, or 251.2%, from income tax expenses of approximately US$44,789 for the year ended December 31, 2021 to approximately US$157,308 for the year ended December 31, 2022, primarily due to increase in deferred tax expenses derived from the acceleration of depreciation and amortization of property and equipment and intangible assets. Our effective tax rates were 20.7% and 16.8% for the year ended December 31, 2021 and 2022, respectively.

Net income

Our net income for the years ended December 31, 2021 and 2022, was US$171,468 and US$780,648, respectively. The increase of net income by US$609,180 or 355.3% was mainly due to the predominantly the increase in our revenues in 2022.

Results of Operations for the six months ended June 30, 2023, compared to the six months ended June 30, 2022

The following table sets forth a summary of the consolidated results of operations of us for the periods indicated:

	For the six months ended June 30,
	2022	2023
	US$	US$
REVENUES
Customized software solutions	357,560	802,418
White label software	—	255,121
Subscription services	33,532	123,373
TOTAL REVENUES	391,092	1,180,912
COST OF REVENUES	122,946	267,427
GROSS PROFIT	268,146	913,485

OPERATING EXPENSES
Selling expenses:
Staff costs and employee benefits	145,985	—
Advertising and promotion	962	17
	146,947	17
Administrative expenses:
Staff costs and employee benefits	15,295	50,693
Rental and office expenses	13,633	55,341
Legal and professional fees	20,424	234,204
Depreciation	10,206	14,430
Allowance for expected credit loss	—	2,402
Others	1,395	3,174
	60,953	360,244
TOTAL OPERATING EXPENSES	207,900	360,261
INCOME FROM OPERATIONS	60,246	553,224

OTHER INCOME (EXPENSE), NET
Interest income	148	216
Interest expense	(7,142)	(8,331)
Investment (loss) income	(649)	194
Government subsidies	5,111	1,531
Other income	(108)	—
TOTAL OTHER EXPENSE, NET	(2,640)	(6,390)

INCOME BEFORE INCOME TAX	57,606	546,834
INCOME TAX EXPENSES	7,749	82,254
NET INCOME	49,857	464,580

Revenue

Our total revenues increased by approximately US$789,820 or 202.0% to approximately US$1,180,912 for the six months ended June 30, 2023 from approximately US$391,092 for the six months ended June 30, 2022. Such increase was mainly attributable to the increase in revenue generated from our provision of customized software solutions by approximately US$444,858, provision of white label software of approximately US$255,121 and provision of subscription services by approximately US$89,841. Further details were described below.

(i)     Revenue by product categories

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Customized software solutions	357,560	91.4%	802,418	68.0%
White label software	—	—	255,121	21.6%
Subscription services	33,532	8.6%	123,373	10.4%
Total	391,092	100%	1,180,912	100%

Customized software solutions

For the six months ended June 30, 2022 and 2023, revenue generated from our provision of customized software solutions accounted for approximately 91.4% and 68.0% of our total revenues, respectively. We provide customized software solutions based on customers’ specifications. Significant increase in the revenues in customized software solutions by US$444,858 or 124.4% from US$357,560 for the six months ended June 30, 2022 to US$802,418 for the six months ended June 30, 2023 was principally contributed to (i) the increase in demand for the IT software for the remote work during the COVID-19 pandemic for the SMEs; (ii) the shift from the subscription services to customized software solutions by some customers due to increased demand on use of technology for business management more effectively and increase demand for customized functions of software; (iii) more resources were allocated to sales team to get promotion of the Company and resulted in increase in customer orders received from 6 for the six months ended June 30, 2022 to 19 for the six months ended June 30, 2023.

White label software

For the six months ended June 30, 2022 and 2023, revenue generated from our provision of white label software accounted for nil and approximately US$255,121 or 21.1% of our total revenues, respectively. We provide self-developed software as “White label” products to our customers. White label software is software that is sold unbranded, that their own branding can be added and then the software can be resold by accessing to the software as if the corporate customers developed it. Revenue from white label software for the current period was engaged by a technology company in Hong Kong to develop a web platform which includes modules of CRM system, email marketing, HR management module, stock checking, taxation bookkeeping, invoice & quotation and file management with contract sum approximately US$255,121 which was recognized as revenue due to the delivery of white label product during the six months ended June 30, 2023.

Subscription services

For the six months ended June 30, 2022 and 2023, revenue generated from the provision of subscription services accounted for approximately US$33,532 or 8.6% and US$123,373 or 10.4% of our total revenues, respectively. We provide SaaS digital business management software subscription services, which include the right to use the software and continuous technical support services to SMEs. Increase in the revenue from subscription services by US$89,841 or 267.9% from US$33,532 for the six months ended June 30, 2022 to US$123,373 for the six months ended June 30, 2023 which was principally contributed to (i) the increase in number of customers orders from 9 for the six months ended June 30, 2022 to 18 for the six months ended June 30, 2023; (ii) average service fee recognized per customers increase from approximately US$3,726 for the six months ended June 30, 2022 to approximately US$7,198 for the six months ended June 30, 2023; and (iii) more customers were subscribed on monthly basis due to new orders were placed by customers to attempting the software offering by the Company before establishing long term relationship in order to defer cost by the customers.

Cost of revenue

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Customized software solutions	113,603	92.4%	147,026	55.0%
White label products	—	—	99,772	37.3%
Subscription services	9,343	7.6%	20,629	7.7%
Total	122,946	100%	267,427	100%

Cost of revenue mainly consists of IT personnel staff cost, amortization of intangible assets, subcontracting costs, rental of server and depreciation relevant property and equipment. For the six months ended June 30, 2022 and 2023, cost of revenue was US$122,946 and US$267,427, respectively, increase by US$144,481 or 117.5%, which is in line with the increase in revenue, is mainly due to the (i) increase in staff costs resulting from increase in headcount for sales and IT personnel from four in first half of 2022 to five for the six months ended June 30, 2023 ; and (ii) increase in amortization of intangible asset which in turn was resulted from the purchase of an ERP system from a third party at a consideration of US$1,189,120 in the second half year of 2022; which is partially offset by the decrease in subcontracting costs by $17,889 due to no outsource of software development and all projects engaged by customers are done by the internal IT team of the Company.

Gross profit

	For the six months ended June 30,
Category	2022				2023
	Revenues	Cost of revenues	Gross profit	Gross profit margin	Revenues	Cost of revenues	Gross profit	Gross profit margin
	US$	US$	US$	%	US$	US$	US$	%
Customized software solutions	357,560	113,603	243,957	68.2%	802,418	147,026	655,392	81.7%
White label software	—	—	—	—	255,121	99,772	155,349	60.9%
Subscription services	33,532	9,343	24,189	72.1%	123,373	20,629	102,744	83.3%
Total	391,092	122,946	268,146	68.6%	1,180,912	267,427	913,485	77.4%

For the six months ended June 30, 2022 and 2023, gross profit was US$268,146 and US$913,485, respectively, and gross profit margin was 68.6% and 77.4%, respectively, of operating revenue. The increase of gross profit and profit margin was mainly due to (i) the increase in number of orders from customized software solutions and “white label” products during the six months ended June 30, 2023; and (ii) the customized software is well-developed and can be generated more efficiently which resulted in decrease in cost of development; and (iii) offering subscription services in more efficient way since not much incremental costs were incurred for the services. Also, with increase in scale and expansion of the Company, the Company can negotiate with customers with higher contract sum.

Operating expenses

	For the six months ended June 30,
	2022	2023	Increase/(decrease)
	US$	US$	US$	%
Selling expenses:
Staff costs and employee benefits	145,985	—	N/A	N/A
Advertising and promotion	962	17	(945)	(98.2)%
	146,947	17	(146,930)	(100.0)%
Administrative expenses:
Staff costs and employee benefits	15,295	50,693	35,398	231.4%
Rental and office expenses	13,633	55,341	41,708	305.9%
Legal and professional fees	20,424	234,204	213,780	1,046.7%
Depreciation charge	10,206	14,430	4,224	41.4%
Allowance for expected credit loss	—	2,402	N/A	N/A
Others	1,395	3,174	1,779	127.5%
	60,953	360,244	299,291	491.0%
TOTAL OPERATING EXPENSES	207,900	360,261	152,361	73.3%

Operating expenses includes selling expenses and administrative expenses for the daily operations of the Group. For the six months ended June 30, 2022 and 2023, total operating expenses were US$207,900 and US$360,261, respectively. The increase of operating expenses by US$152,361 or 73.3% was mainly due to the increase in (i) legal and professional fees; (ii) rental and office expenses; and (iii) staff costs and employee benefits of management for the six months ended June 30, 2023; which was partially offset by the increase in staff costs and employee benefit of sales personnel. Increase in legal and professional fees by US$213,780 or 1,046.7% from US$20,424 for the six months ended June 30, 2022 to US$234,204 for the six months ended June 30, 2023 was mainly due to the accrual of audit fee for the year ended December 31, 2021 and 2022 and audit fee for the six months ended June 30, 2023 for IPO purpose. Increase in rental and office expenses by US$41,708 or 305.9% from US$13,633 for the six months ended June 30, 2022 to US$55,341 for the six months ended June 30, 2023 was mainly due to the lease of a new corporate office during the second half year ended 2022 and the monthly rent increase from approximately US$1,675 for previous corporate office to approximately US$8,556 for the new corporate office since second half year of 2022 due to larger area. Increase in staff costs and employee benefits of the management by US$35,398 or 231.4% from US$15,295 for the six months ended June 30, 2022 to US$50,693 for the six months ended June 30, 2023 was mainly due to improvement of performance for the six months ended June 30, 2023. Decrease in staff costs and employee benefits of the sales personnel by US$145,985 or 100.0% from US$145,985 for the six months ended June 30, 2022 to nil for the six months ended June 30, 2023 was mainly due to the resignation of sales personnel with high salary as the sales personnel had chosen to pursue new endeavors and stepped down from his role.

Other income (expense), net

For the six months ended June 30, 2022 and 2023, total other expense, net were US$2,640 and US$6,390, respectively. The other income (expenses) mainly represented the interest income and investment gain (loss), interest expense on bank borrowings and government subsidies. Increase in other expenses, net is mainly due to the decrease in government subsidies received pursuant to the Employment Support Scheme (“ESS”) under the Anti-epidemic Fund from the Hong Kong government by approximately of US$3,580 or 70% due to late received for July of 2022 salaries during the six months ended June 30, 2023.

Income tax

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which members of our Group domicile or operate.

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

Victory Hero is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Wching HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,121), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,121). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Our income tax increased by approximately US$74,505, or 961.5%, from income tax expenses of approximately US$7,749 for the six months ended June 30, 2022 to income tax expense approximately US$82,254 for the six months ended June 30, 2023, primarily due to increase in taxable profits during the six months ended June 30, 2023.

Net income

For the six months ended June 30, 2022 and 2023, our net income was US$49,857 and US$464,580, respectively. The increase of net income by US$414,723 or 831.8% was mainly due to the predominantly the increase in our revenue during the six months ended June 30, 2023.

Liquidity and Capital Resources

The following table sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of December 31,		As of June 30, 2023
	2021	2022
	US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	51,862	261,377	142,540
Accounts receivable, net	143,331	45,777	443,634
Amount due from a director	1,066,392	38,878	124,184
Total current assets	1,261,585	346,032	710,358

Current liabilities:
Bank borrowings	520,091	514,394	494,846
Accruals and other payables	53,465	36,634	271,701
Deferred government subsidy	—	38,506	38,389
Lease liabilities	11,587	99,328	100,395
Contract liabilities	132,784	152,541	44,656
Amounts due to related parties	699,794	380,077	—
Tax payable	—	—	47,919
Total current liabilities	1,417,721	1,221,480	997,906
Net current liabilities	(156,136)	(875,249)	(287,548)

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers for provision of cloud-based SaaS services from subscription and customized software solutions which are recorded net of allowance for the Company’s doubtful accounts. The Company generally grant credit terms of 90 days to the clients. In evaluating the collectability of receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. The Company regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts/expected credit loss. Accounts receivable are written off after all collection efforts have ceased. As of December 31, 2021 and 2022, accounts receivable were aged within one year and no allowance for doubtful accounts was provided. As of June 30, 2023, accounts receivable were aged within one year and allowance for expected credit loss provided was US$2,402.

Our accounts receivable balance decreased by US$97,554, or 68.1% from US$143,331 as of December 31, 2021 to US$45,777 as of December 31, 2022. The decrease was mainly due to the settlement of accounts receivable from customers which was partially offset by the recognition of revenue for subscription services during the year ended December 31, 2022.

Our accounts receivable balance increased by US$397,857, or 869.1% from US$45,777 as of December 31, 2022 to US$443,634 as of June 30, 2023. The increase was mainly due to the increase in revenue for the six months ended June 30, 2023 and partially offset by the settlement of accounts receivable from customers during the period.

Amount due from a director

		As of December 31,		As of June 30, 2023
Name	Relationship	2021	2022
		US$	US$	US$
Mr. Shek Kin Pong	Director and Controlling Shareholder of the Company	1,066,392	38,878	124,184
		1,066,392	38,878	124,184

The balance of US$1,066,392, US$38,878 and US$124,184 as of December 31, 2021 and 2022 and as of June 30, 2023, respectively, represented the fund transfer to Mr. Shek Kin Pong, the director and Controlling Shareholder of the Company, for the operations of related companies. Amount due from our director, Mr. Shek Kin Pong, of approximately US$1,066,392, US$38,878 and US$124,184 as of December 31, 2021 and 2022 and as of June 30, 2023, respectively. As at the date of this prospectus, the amount due from Mr. Shek Kin Pong has been fully repaid. The balances as of December 31, 2021 and 2022 and June 30, 2023 with the director are unsecured, interest free with no specific repayment terms and non-trade nature.

Overall decrease in balances with the director for the year ended December 31, 2022 was due to the decrease in amount due from Mr. Shek Kin Pong by approximately US$1,027,514 or 96.3% from approximately US$1,066,392 as of December 31, 2021 to approximately US$38,878 as of December 31, 2022 mainly due to the net settlement of US$1,022,037 during the year ended December 31, 2022.

Overall increase in balances with the director for the six months ended June 30, 2023 was due to net increase in advance to Mr. Shek Kin Pong for the daily operation of the related companies. Amount due from director of approximately US$124,184 as of June 30, 2023 has been subsequently fully settled.

Bank borrowings

Bank borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in statements of operations over the period of the borrowings using the effective interest method. All bank borrowings were classified as short term due to repayment on demand clauses attached on the borrowings. As of December 31, 2021 and 2022 and June 30, 2023, the bank borrowings were approximately US$520,091, US$514,394 and US$494,846, respectively. There are no material movement was noted.

Accruals and other payables

Accruals and other payables primarily include accrued staff costs, accrued professional fee, payables for rental of server for the software an products that the Group is offering and purchase of property and equipment, and other accrual and payable for the operation of the ordinary course of business.

Our accruals and other payables as of December 31, 2022 decreased by approximately US$16,831 or 31.5% from approximately US$53,465 as of December 31, 2021 to approximately US$36,634 as of December 31, 2022 mainly due to the decrease of accrued staff costs by approximately US$11,127 which was in turn due to earlier settlement of salaries during the year ended December 31, 2022.

Our accruals and other payables as of June 30, 2023 increased by approximately US$235,067 or 641.7% from approximately US$36,634 as of December 31, 2022 to approximately US$271,701 as of June 30, 2023 mainly due to the increase of accrual of audit fee for the year ended December 31, 2021 and 2022 audit and review fee for the six months ended June 30, 2023 for IPO purpose.

Deferred government subsidy

The balance represented the government subsidy of US$38,506 received from the Hong Kong Government during the year ended December 31, 2022, in relation to the Dedicated Fund on Branding, Upgrading and Domestic Sales (“BUD Fund”) (Free Trade Agreement (“FTA”) Program) in Hong Kong which aims to fund projects and activities to assist Hong Kong enterprises in developing brands, upgrading and restructuring operations and promoting sales in the FTA economies, so as to enhance their competitiveness and facilitate their business development in the FTA economies. Such amount was recognized in the consolidated balance sheets as deferred government subsidy due to the conditions attached in the BUD Fund have not been fulfilled as of December 31, 2022 and June 30, 2023.

Lease liabilities

Our lease liabilities represented the current position of our non-cancellable lease agreement of our corporate office in Hong Kong, and were reduced by amortization charge and lease payments were made, respectively. Increase in lease liabilities of approximately US$172,624 (including the non-current portion of lease liabilities) or 1,489.8% as of December 31, 2022 from approximately US$11,587 as of December 31, 2021 to approximately US$184,211 (including the non-current portion of lease liabilities) as of December 31, 2022 was mainly due to the lease of a new corporate office during the year ended December 31, 2022 with a lease term of two years and the monthly rent increase from approximately US$1,675 for previous corporate office to approximately US$8,556 for the new corporate office in 2022 due to larger area.

Decrease in lease liabilities of approximately US$49,733 (including the non-current portion of lease liabilities) or 50.1% as of June 30, 2023 from approximately US$184,211 as of December 31, 2022 to approximately US$134,478 (including the non-current portion of lease liabilities) as June 30, 2023 was mainly due to the amortization of lease during the six months ended June 30, 2023.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the services to the customer or other conditions under the terms of a service contract. These payments are non-refundable and are recognized as revenue when our performance obligation is satisfied. As of December 31, 2021 and 2022 and June 30, 2023, the Company recorded contract liabilities of US$132,784, US$152,541 and US$115,305, respectively. Increase in our contract liabilities by approximately of US$19,757 or 14.9% as of December 31, 2022 from approximately US$132,784 as of December 31, 2021 to approximately of US$152,541 as of December 31, 2022 was primarily due to increase in advance payments received from customers which was partially offset by the recognition of revenues because of completion of performance obligations during the year ended December 31, 2022.

Decrease in our contract liabilities by approximately of US$107,885 or 70.7% as of June 30, 2023 from approximately US$152,541 as of December 31, 2022 to approximately of US$44,656 as of June 30, 2023 was primarily due to increase in the recognition of revenues because of completion of performance obligations which was partially offset by advance payments received from customers during the six months ended June 30, 2023.

Amounts due to related parties

The following table set forth the breakdown of our balances due to related parties as of the dates indicated:

		As of December 31,		As of June 30, 2023
Name	Relationship	2021	2022
		US$	US$	US$
Super Power Tech Limited (previously known as Mr. Cloud App Limited)*	Controlled by the Controlling Shareholder, Mr. Shek Kin Pong	195,016	135,040	—
Chill Out (Hong Kong) Company Limited	Controlled by the Controlling Shareholder, Mr. Shek Kin Pong	504,778	245,037	—
		699,794	380,077	—

____________

*        On February 15, 2023, Mr. Cloud App Limited changed its name to Super Power Tech Limited.

The balances with related parties are unsecured, interest free with no specific repayment terms and non-trade nature. The Our amount due to related parties of approximately US$699,794, US$380,077 and nil as of December 31, 2021 and 2022 and June 30, 2023, respectively.

Our amounts due to related parties decreased by approximately US$319,717 or 45.7% from approximately US$699,794 as of December 31, 2021 to approximately US$380,077 as of December 31, 2022 due to the settlement of US$319,717 during the year ended December 31, 2022.

Our amounts due to related parties decreased by approximately US$380,077 or 100.0% from approximately US$380,077 as of December 31, 2022 to nil as of June 30, 2023 due to the settlement made during the six months ended June 30, 2023.

Cash Flows

Our use of cash primarily related to operating activities. We have historically financed our operations primarily through our cash flow generated from our operations and advances from related parties.

The following table summarizes our cash flows for the years indicated:

	Years Ended December 31,
	2021	2022
	US$	US$
Net cash generated from operating activities	400,378	1,168,362
Net cash used in investing activities	(91,670)	(1,314,653)
Net cash (used in) generated from financing activities	(359,619)	354,323
Net (decrease) increase in cash and cash equivalents	(50,911)	208,032
Cash and cash equivalents at beginning of year	102,632	51,862
Effect of foreign exchange differences	141	4,012
Cash and cash equivalents at end of year	51,862	263,906

Cash flows generated from operating activities

During the years ended December 31, 2021 and 2022, the cash inflows from our operating activities were primarily derived from the revenues generated from our provision for customized software solutions, white label software and subscription services; whereas the cash outflows for our operating activities mainly comprised staff cost and employee benefits, subcontracting costs, and other operating expenses including rental and office expenses and legal and professional fees.

Our net cash generated from operating activities primarily reflected our net income, as adjusted for non-cash items, such as depreciation and amortization of intangible assets, and effects of changes in operating assets and liabilities such as increase or decrease in accounts receivable, deferred tax assets, rental deposit, accruals and other payables, deferred government subsidy, contract liabilities and deferred tax liabilities.

For the year ended December 31, 2021, our net cash generated from operating activities was approximately US$400,378, which primarily arising from our net income from operation of approximately US$171,468, as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items mainly consisted of (i) depreciation of property and equipment of US$24,560; and (ii) amortization of intangible assets of US$9,559. Changes in operating assets and liabilities mainly include (i) the decrease in accounts receivable by US$63,689 due to the settlement of accounts receivable from the customers during the year outweighed the increase in accounts receivable; (ii) the decrease in deferred tax assets by US$36,719 due to the utilization during the year resulted from the taxable profits in the current year; (iii) the increase in accruals and other payables by US$26,338 due to increase in accrued staff costs and employee benefits resulted from better performance and increase in headcounts; and (iv) the increase in contract liabilities by US$60,774 due to receipt from the customers during the year for the subscription services.

For the year ended December 31, 2022, our net cash generated from operating activities was approximately US$1,168,362, which primarily arising from our net income from operation of approximately US$780,648, as adjusted from non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items mainly consisted of (i) depreciation of property and equipment of US$38,646; and (ii) amortization of intangible assets of US$56,887. Changes in operating assets and liabilities mainly include (i) the decrease in accounts receivable by US$96,992 due to the settlement of accounts receivable from the customers during the year outweighed the increase in accounts receivable; (ii) increase in deferred government subsidy of US$38,506 due to the government subsidy of US$38,506 received from the Hong Kong Government during the year ended December 31, 2022, in relation to the Dedicated Fund on Branding, Upgrading and Domestic Sales (“BUD Fund”) in Hong Kong in which the conditions were not yet fulfilled as of December, 2022; (iii) increase in contract liabilities of US$20,020 due to receipt from the customers during the year for the subscription services; and (iv) the increase in deferred tax liabilities of US$186,899 mainly due to the temporary differences of depreciation and amortization of intangible assets; and partially offset by (i) the increase in deferred tax assets of US$29,563 due to the increase tax losses arising from the temporary differences on depreciation and amortization of intangible assets; and (ii) the increase in rental deposit of US$25,115 due to the lease of a new office during the year ended December 31, 2022 with a lease term of two years.

Cash flows used in investing activities

Our cash flows used in investing activities primarily consisted of (i) the proceeds from redemption of debt investment; (ii) the addition in investment; (iii) the purchase of property and equipment; and (iv) the purchase of intangible assets.

For the year ended December 31, 2021, net cash used in investing activities was approximately US$91,670, mainly arising from (i) addition in investment of approximately $134,715; and (ii) acquisition of property and equipment of approximately US$85,255 which mainly represented the leasehold improve and an acquired server for storage of all data of software; and partially offset by (i) proceeds from redemption of debt investment of approximately US$128,300.

For the year ended December 31, 2022, net cash used in investing activities was approximately US$1,314,653, mainly arising from (i) purchase of property and equipment of approximately US$125,533 primarily for leasehold improvement; and (ii) purchase of intangible assets of approximately US$1,189,120 which represented the ERP software acquired from third party during the year.

Cash flows (used in) generated from financing activities

Our cash flows (used in) generated from financing activities primarily consisted of (i) proceeds from bank borrowings; (ii) repayment of bank borrowings; (iii) prepaid offering costs; (iv) advances to shareholders; (v) repayment from a shareholder; (vi) advance from related parties; and (vii) repayments to related parties.

For the year ended December 31, 2021, net cash used in financing activities was approximately US$359,619, mainly arising from (i) net advances to shareholders of approximately US$1,205,226; and partially offset by (i) net repayment to related parties of approximately US$701,718; and (ii) net proceeds from bank borrowings of approximately US$143,889.

For the year ended December 31, 2022, net cash generated from financing activities was approximately US$354,323, mainly arising from (i) net repayments from shareholders of approximately US$1,022,037; and partially offset by (i) prepaid offering cots of approximately US$334,000; and (ii) net repayments to related parties of approximately US$317,339.

The following table summarizes our cash flows for the periods indicated:

	For the six months ended June 30,
	2022	2023
	US$	US$
Net cash (used in) generated from operating activities	(11,895)	374,892
Net cash used in investing activities	(1,911)	(817)
Net cash used in financing activities	(68,002)	(483,283)
Net decrease in cash and cash equivalents	(81,808)	(109,208)
Cash and cash equivalents at beginning of period	51,862	261,377
Effect of foreign exchange differences	48,489	(9,629)
Cash and cash equivalents at end of period	18,543	142,540

Cash flows generated from operating activities

During the six months ended June 30, 2022 and 2023, the cash inflows from our operating activities were primarily derived from the revenues generated from our provision for customized software solutions, white label software and subscription services; whereas the cash outflows for our operating activities mainly comprised staff cost and employee benefits, subcontracting costs, and other operating expenses including rental and office expenses and legal and professional fees.

Our net cash generated from operating activities primarily reflected our net income, as adjusted for non-cash items, such as depreciation and amortization of intangible assets and allowance for expected credit loss, and effects of changes in operating assets and liabilities such as increase or decrease in accounts receivable, deferred tax assets, rental deposit, accruals and other payables, deferred government subsidy, contract liabilities and deferred tax liabilities.

For the six months ended June 30, 2022, our net cash used in operating activities was approximately US$11,895, which primarily arising from our net income from operation of approximately US$49,857, as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items mainly consisted of (i) depreciation of property and equipment of US$15,646; and (ii) amortization of intangible assets of US$4,747. Changes in operating assets and liabilities mainly include (i) the increase in accounts receivable by US$178,161 due to the increase in accounts receivable from delivery of customized software solutions outweighed the settlement of accounts receivable from the customers during the year; which are partially offset by (i) the decrease in deferred tax assets by US$5,023 from the reversal of deferred tax assets resulted from the taxable profits in the current period; (ii) increase in deferred government subsidy by US$38,325 in which the grants were received but not yet obtained approval from by the government; (ii) the increase in contract liabilities by US$30,087 due to the receipt for the subscription services outweighed the completion of customized software solutions and white label products during the period; (iii) the increase in accruals and other payables by US$18,608 due to increase in accrued staff costs and employee benefits resulted from better performance and increase in headcounts; and (iv) the increase in deferred tax liabilities by US$3,324.

For the six months ended June 30, 2023, our net cash generated from operating activities was approximately US$374,892, which primarily arising from our net income from operation of approximately US$464,580, as adjusted from non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items mainly consisted of (i) depreciation of property and equipment of US$20,132; (ii) amortization of intangible assets of US$63,991; and (iii) allowance for expected credit loss of US$2,402. Changes in operating assets and liabilities mainly include (i) the increase in accounts receivable by US$400,277 due to the increase in accounts receivable from delivery of customized software solutions and white label software outweighed the settlement of accounts receivable from the customers during the year; (ii) the increase in contract liabilities of by US$107,367 due to the receipt for the subscription services outweighed the completion of customized software solutions and white label products during the period; partially offset by (i) decrease in deferred tax assets of US$53,975 due to the utilization during the period which in turn due to the increase in taxable profits; (ii) the increase in accruals and other payables by US$243,677 due to the increase in accrual of audit fee for the year ended December 31, 2021 and 2022 audit and review fee for the six months ended June 30, 2023 for IPO purpose; and (iii) the increase in deferred tax liabilities of US$28,299 mainly due to the temporary differences of depreciation and amortization of intangible assets.

Cash flows used in investing activities

Our cash flows used in investing activities primarily consisted of the purchase of property and equipment. There are no significant purchase of property and equipment during the six months ended June 30, 2022 and 2023.

Cash flows used in from financing activities

Our cash flows used in financing activities primarily consisted of (i) repayment of bank borrowings; (ii) advance to a director (iii) repayment from a director; (iv) advance to related parties; and (v) repayment to related parties.

For the six months ended June 30, 2022, net cash used in financing activities was approximately US$68,002, mainly arising from net advance to related parties of approximately US$162,766; and partially offset by repayment from a director of approximately US$96,681.

For the y six months ended June 30, 2023, net cash used in financing activities was approximately US$483,283, mainly arising from (i) repayment of bank borrowings of approximately US$25,727; (ii) net advance to a director of approximately US$86,525; and (iii) advance to related parties of US$371,031.

Cash Flow Sufficiency

In order to meet the debt obligations and operating needs of our business, our management expects to satisfy the cash flow needs through (i) maintaining stable relationships with banks in order to renew the bank borrowings upon maturity or to arrange for additional banking facilities for use when necessary; (ii) maintaining stable cash inflows and avoiding breaching any debt covenants attached in the existing bank borrowings which has original maturity of eight years; (iii) closely monitoring the collection status of accounts receivable and actively following up with our customers for settlements; (iv) diversifying and broadening our customer base to avoid reliance on particular customers and to expand our sources of revenue and cash flow; (v) effectively managing accounts payable and negotiating for longer credit periods from suppliers, when necessary; (vi) obtaining financial support from our Controlling Shareholder and investors to meet short-term operating expenses; and (vii) continuing to focusing on improving operational efficiency and cost reductions and enhancing efficiency.

The Company believes that, taking into consideration the present available banking facilities and internal financial resources we have, including the current levels of cash and cash flows from operations, and the measures mentioned above, will be sufficient to meet its anticipated cash needs for at least the next twelve months from the date of this report.

Commitments

Operating lease commitment as a lessee

The maturity analysis of the Company’s undiscounted non-cancellable operating lease obligations as of June 30, 2023 is as follows:

Operating leases
US$
Period ending June 30, 2024	102,599
Period ending June 30, 2025	33,790
Total undiscounted lease obligations	136,806
Less: imputed interest	(2,328)
Lease liabilities recognized in the consolidated balance sheet	134,478

Capital commitments

As of December 31, 2021 and December 31, 2022 and June 30, 2023, our Group did not have any capital commitments.

Capital Expenditure

Historical capital expenditures

Our capital expenditures during the years ended December 31, 2021 and 2022 and during the six months ended June 30, 2022 and 2023 mainly related to the addition of leasehold improve and the purchase of server for storage of all data of software and computer equipment. For the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, our capital expenditures in relation to property and equipment were approximately US$85,255 and US$125,533, US$1,911 and US$817, respectively. We principally funded our capital expenditures through cash flows from operations and borrowings during the years ended December 31, 2021 and 2022 and during the six months ended June 30, 2022 and 2023.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Quantitative and Qualitative Disclosure About Market Risk

Credit risk

The Company’s assets that are potentially subject to a significant concentration of credit risk primarily consist of bank balances and accounts receivable.

Bank balances

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of approximately US$63,806 if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2022, cash balance of US$261,377 was maintained at financial institutions in Hong Kong and approximately US$66,913 was insured by the Hong Kong Deposit Protection Board. As of June 30, 2023, cash balance of US$142,540 was maintained at financial institutions in Hong Kong and approximately US$63,806 was insured by the Hong Kong Deposit Protection Board.

Accounts receivable

The Company has designed credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally do not require collateral or other securities from such customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts/expected credit loss primarily based upon the aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. Since all accounts receivable as at year ended December 31, 2021 and 2022 are aged within one year, minimum credit risk was noted for accounts receivable. As of June 30, 2023, accounts receivable were aged within one year and allowance for expected credit loss provided was US$2,402.

Customer concentration risk

For the year ended December 31, 2022, two customers accounted for 45.9% and 12.2% of our total revenues. The two customers signed Wching HK’s standard software development agreement, including provisions regarding deliverables, payment, confidentiality, intellectual property, warranties, indemnification, assignment, and governing law. The non-breaching party may terminate the agreement for a material breach of any terms and conditions within such agreement, and either party may terminate the agreement if the other party receives convictions of criminal offenses or files for bankruptcy during the term of the agreement. We usually provide a 90-day continuing support service from the application delivery, including repairs of bugs, glitches, and other issues related to the delivered application, and we do not charge separately for these support services. No other customer accounts for more than 10% of our revenues for the years ended December 31, 2021 and 2022, respectively.

For the six months ended June 30, 2022, two customers accounted for 32.2% and 18.4% of our total revenues. The two customers signed Wching HK’s standard software development agreement. For the six months ended June 30, 2023, two customers accounted for 21.6% and 10.8% of our total revenues. No other customer accounts for more than 10% of our revenues for the six months ended June 30, 2022 and 2023, respectively.

As of December 31, 2021, two customers accounted for 40.3% and 10.7% of the total balance of accounts receivable.

As of December 31, 2022, three customers accounted for 69.9%, 14.6% and 11.3% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of December 31, 2021 and 2022, respectively.

As of June 30, 2023, one customer accounted for 11.8% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of June 30, 2023.

Subcontractor concentration risk

For the year ended December 31, 2021, one subcontractor accounted for 15.2% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the years ended December 31, 2021 and 2022, respectively.

For the six months ended June 30, 2022, one subcontractor accounted for 14.5% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the six months ended June 30, 2022 and 2023, respectively.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings and cash and cash equivalents. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

The reporting currency of the Company is US$. To date the majority of the revenues and costs are denominated in HK$ and a significant portion of the assets and liabilities are denominated in HK$. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Trend Information

Other than as disclosed in “Risk Factors — Risks Related to Our Business — The occurrence of force majeure events and natural disasters may adversely affect our business, financial condition and results of operations” in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our operating revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

INDUSTRY

All the information and data presented in this section have been derived from China Insights Consultancy’s industry report commissioned by us in June 2023. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Macroeconomic analysis of SMEs in Hong Kong

In Hong Kong, SMBs hold a significant position in the economy, accounting for a substantial portion of the business landscape. In Hong Kong, SMBs refer to the enterprises with less than 100 people in manufacturing industries, or with less than 50 people in non-manufacturing industries. In 2018, the total number of enterprises in Hong Kong was 340.8 thousand, while the number of SMBs was 334.3 thousand, accounting for 98.1% of all enterprises.

From 2018 to 2022, the number of SMBs increased to 336.6 thousand in 2022 with a CAGR of 0.2%, and its proportion to all enterprises remained stable with a slight increase to 98.3%. There was a slight decrease in the number of SMBs from 2019 to 2021 due to the COVID-19 pandemic. However, the situation started to improve as COVID-19 restrictions were lifted and local demand began to recover. To support the development of SME startups, the Hong Kong government and various associations have implemented a range of supportive schemes and services.

With these initiatives in place and the growing macro economy, it is anticipated that the proportion of SMBs in Hong Kong will keep stable, and the number of SMBs will grow with the total number of enterprises, at a CAGR of 0.7% from 2022 to 2027.

In Hong Kong, the internet penetration rate in the business sector and among SMBs has witnessed steady growth in recent years, demonstrating the increasing recognition of technology’s role in business operations. In 2018, the internet penetration rate for large enterprises stood at 99.7%, and by 2021, it had already reached 100%, indicating universal connectivity. Among SMBs, the penetration rate was lower than that of the large enterprises, but the difference is narrowing. In 2018, internet penetration rate among SMBs was only 88.8% with a gap of 10.9% to that of the large enterprises. However, in 2022, the penetration rate among SMBs increased to 96.2%, reducing the gap to a mere 3.8%. In 2027, it is projected that 98.5% of SMBs will have internet access. The internet serves a critical infrastructure for achieving digitalization, and the growing number of SMBs with internet connection reflects their increasing preparedness for digital transformation.

Market size of the software solutions industry in Hong Kong

Software solutions refer to the enterprise software products, used by enterprises to automate and manage their operations, and related services such as installation, customization, maintenance, etc. These software solutions are offered to corporate customers to help them solve business problems from the perspectives of their overall performance, regulatory requirements, project management, and specific business processes. As a leading business center in the Asia Pacific region, Hong Kong keeps increasing its competitiveness in the IT sector, particularly the software solutions industry. In 2018, the industry’s total market size in terms of revenue was US$904.0 million. The size expanded to US$1,022.0 million in 2022 with a CAGR of 3.1%, demonstrating steady growth over the past four years. Looking ahead, the market is projected to expand further, reaching US$1,448.0 million by 2027, indicating a CAGR of 7.2% during 2022 to 2027. The industry’s growth is driven by factors such as increasing demand for digital transformation, and the evolving needs of businesses across various sectors, like the encouragement of paperless working environment. Government’s support and initiatives to promote the technology sector further contribute to the industry’s expansion.

SME software refer to the software specifically designed and developed for SME’s usage. SMBs often have more urgent needs to enhance their operational efficiency and competitiveness at a reasonable cost than larger enterprises. They also tend to have diversified needs as they usually operate in very specific areas in a wide range of industries. In catering to SMBs’ needs, the software solutions provided to them often emphasize more on cost-effectiveness, highly flexibility, and customization. More software solutions companies are recognizing the potential of serving SME customers and are offering these benefits to help them with digitalization. The development of SMBs within this industry presents a promising market opportunity. The market size of SME software solutions industry in terms of revenue increased from US$91.3 million in 2018 to US$126.0 million in 2022, representing a CAGR of 8.4%. Over the year 2022 to 2027, it is anticipated that the size of SME software solutions industry will grow to US$263.4 million with a CAGR of 15.9%. This growth is fueled by factors like the increasing number of digital practice among SMBs, development of IT technologies, the growing demand of tailoring software solutions to SME’s specific needs, etc.

Market size of the SaaS and PaaS industry in Hong Kong

The cloud services industry is gaining increasing attention in Hong Kong. These services are offered through cloud, providing users with convenient and easy access to resources with the presence of internet. Two key components in the cloud services industry are Software-as-a-Service (SaaS) and Platform-as-a-Service (PaaS).

SaaS is a cloud computing model that delivers software applications over the internet, so that users do not need local installation or management. In recent years, market size of the cloud services industry in Hong Kong has experienced significant growth. Specifically, the SaaS sector experienced an increase from US$258.4 million to US$754.9 million from 2018 to 2022 with a CAGR of 30.7%. The increase in market size can be attributed to several factors, including the increasing demand for cost-effectiveness, scalability, and the ability to enhance operational efficiency across industries.

The SaaS industry in Hong Kong is expected to continue the upward trend, from US$754.9 million to US$1,236.0 million at a CAGR of 10.4% during 2022 to 2027. The consistent growth trajectory showcases the growing reliance of businesses on cloud services, providing ample opportunities for SaaS service providers to thrive.

PaaS is a cloud computing model that provides a platform for building, testing, deploying, managing, and updating applications over the internet. It allows users to focus on developing applications without the hassle of building and maintaining local infrastructures. In the PaaS sector, revenue was US$134.3 million in 2018, and soared to US$730.5 million in 2022, reflecting a strong CAGR of 52.7% from 2018 to 2022. Looking ahead, the market is projected to reach US$2,120.6 million by 2027, at a CAGR of 23.8% from 2022 to 2027.

Cloud services help to solve many problems that companies face nowadays, including high level of IT expenditure, low efficiency of resources utilization, lack of a compatible system to connect with other parties in the value chain, etc. As cloud technology continues to evolve and mature, the market for cloud services in Hong Kong is expected to present lucrative opportunities.

Market drivers, trend, and challenges of software solutions industry in Hong Kong

•        Increasing demand of digital transformation to achieve automation by SMBs

There is a large and growing number of SMBs in Hong Kong, and they are increasingly recognizing the need for digital transformation to address rising costs and achieve greater efficiency, which drives growth for software solutions industry. Compared with larger business entities, SMBs have smaller scale and market influence, and are more sensitive to rising costs. Software solutions can help enhance digitalization of SMBs by equipping them with higher level of automation, which can in turn drive costs down.

•        Development of E-commerce in Hong Kong

Opportunities in Hong Kong’s e-commerce market can drive demand for software solutions industry. Businesses are recognizing the need to establish an online presence and sell their products or services through e-commerce platforms, or websites, where software solutions industry plays a role. The need to set up related infrastructure, such as payment gateways, logistics management, inventory management, etc., also requires help from software solutions providers. Hong Kong is strategically located in the heart of the Asia-Pacific region, but the presence of e-commerce in the city still has great potential to grow. In 2022, total online retail sales in Hong Kong reached HK$34.6 billion, which only accounted for 9.9% of the total retail sales in 2022, compared to approximately 27% in Mainland China. Hong Kong’s e-commerce holds great untapped potential, indicating promising opportunities for software solutions companies to secure larger market.

•        Development of online payment

The rise of online payment has revolutionized the way businesses and consumers transact, leading to a rise in demand for software solutions that can facilitate secure, efficient, and convenient online payment. Software solutions for online payment need to be able to handle payment processing, transaction security, data management through a wide range of functionalities, such as payment gateways, mobile payment applications, etc. Businesses of all sizes, from small startups to large enterprises, are recognizing the importance of integrating online payment capabilities into their operations. With the growing penetration of e-commerce in Hong Kong, the popularity of online payment is expected to keep increasing.

•        Paperless will become the new era with a focus on environmental sustainability

The concept of going paperless has gained traction as businesses strive for environmental sustainability. This transition to a paperless era is driving the demand for software solutions that can facilitate digital document management, workflow automation, and electronic record keeping.

•        Advancement of underlying technology

Advancements in underlying technology lay the technical foundation for software solutions industry to develop. These technologies can drive innovation and enable new types of software solutions to be developed, which better serves the need of SMBs who may not be able to afford software solutions before. For example, the development of cloud computing technology has enabled the growth of cloud solutions like SaaS and PaaS, which offer advantages such as scalability, flexibility, and cost savings. It will be easier for companies with smaller size to afford to apply these software solutions since they eliminate the need for extensive infrastructure investment. It is also more suitable for their need, as SMBs tend to have more flexible operations, and computer-based software solutions allow them to access and operate their platform on a remote basis.

•        Government initiatives to promote innovation and technology

Government initiatives pave the way for the growth of Hong Kong’s software solutions industry. Hong Kong government has been actively promoting the development of the technology sector, including the software solutions industry. In 2022, the Hong Kong government announced the “Hong Kong I&T Development Blueprint.” The blueprint sets out a clear and systematic development plan for Hong Kong’s IT development in the next five to ten years, and includes measures such as enriching financing channels to support start-ups in the IT industry, expanding IT talent pool, deepening IT cooperation with Mainland China, etc. Apart from this, in February 2023, Hong Kong’s government announced an annual financial budget of HK$700 million for digital economy. The above policies will help to create a favorable environment from all aspects of the value chain and facilitate the thrive and growth of software solutions companies.

Competitive landscape of the software solutions industry in Hong Kong

The software solutions industry in Hong Kong is a competitive and dynamic market. In 2022, there were more than 15,000 participants in Hong Kong’s information and communications industry, with about 70% of them involved in IT sector, accounting for 3% of the total number of enterprises in Hong Kong. The level of concentration in the information and communications industry is relatively low, with more than 99% of the companies being small and medium sized, and 90% of them having less than 10 employees. From 2018 to 2022, the number of players in the information and communications industry in Hong Kong has grown by about 5%, in which the number of large companies remains stable. This competitive landscape fosters innovation, as companies strive to differentiate themselves and offer unique solutions to meet the evolving needs of businesses in Hong Kong and beyond.

Challenges of Hong Kong’s software solutions industry

•        Concerns for data security

In the context of software solutions industry, there is often a delicate balance between efficiency and safety. While software efficiency aims to enhance accessibility and expedite transactions, it can inadvertently expose vulnerabilities in data security. The ramification of security breaches can be substantial, affecting businesses financially and tarnishing their reputation. To mitigate the consequences of data security issues, businesses operating in the software solutions industry are prioritizing the mitigation of data security risks and providing robust safeguards to instill confidence in their customers.

•        Shortage of talent

Another challenge faced with Hong Kong’s software solutions industry is a shortage of talent. Software solutions industry demands highly skilled professionals due to the nature of the work, which encompasses cutting-edge technologies and expertise. The Census and Statistics Department of HKSAR reported that working labour was reduced by 2.4% in 2022 compared to 2021. In response to this, the government is bringing favourable policies to attract skilled labour. The Hong Kong government works actively to nurture and retain local labour and attract foreign talent. Some companies are also reskilling talent from other fields to equip them for tech-based roles in the software solutions industry.

•        Limited local market

The limited local market presents a potential challenge for the growth of the software solutions industry in Hong Kong. Having a relatively small local market and competitive domestic environment, software solutions companies not only face rivalry from local players, but also larger international ones. There is a challenge to exploit all the potential and grow their businesses locally. As a result, local software solutions companies will need to explore strategies such as targeting international markets or diversifying their services to mitigate this risk.

Entry barriers of Hong Kong’s software solutions industry

•        Technical expertise and industry knowledge

Software solutions industry operates in a highly knowledge-intensive environment. Developing software solutions requires specialized knowledge in fields such as computer science, software engineering, and data analysis. Except for these, software solutions companies also need to understand different industries in which their customers operate, so as to be able to deliver accurate and targeted solutions. These expertise are brought by accumulation of experience and a diversified pool of talent. New entrants will have more difficulties gaining the experience and forging strong relationships with key talent that can bring in more knowledge, therefore will find it challenging to enter the market.

•        Established reputation

Well-known companies in the software solutions industry have built their brand recognition and customer loyalty over time. They worked long to build good reputation, and have gained considerable market share from this. By virtue of this, they are generally perceived to have higher quality and reliability than new entrants, attracting more users. With the benefit of network effects, the more users they have, the more valuable the softwares become to other users. For new entrants, it’s difficult to build up their own brand and gain traction in the market quickly.

•        Intellectual property protection

Intellectual property rights play a vital role in the software solutions industry. Protecting intellectual property is critical, especially if the software solutions company wants to safeguard its market leadership and differentiation. Established companies often possess robust patent portfolios and other intellectual property protections that make it difficult for new entrants to compete.

Key success factors of Hong Kong’s software solutions industry

•        Technology capability of service providers

Technology capacity is the fundamental ability of a software solution provider. This capability requires deep understanding and utilization of the underlying technology, and a commitment to continuous learning and experimentation to stay up-to-date. This includes keeping up with the latest updates in programming languages, software development frameworks, databases, cloud computing, artificial intelligence, machine learning, and other areas. With a deep understanding, flexible application, and updated solutions, service providers can develop high-quality software services that are efficient and effective for customers.

•        Ability to understand customer needs

Understanding customer needs is a critical factor in determining the success of a software solutions provider. This becomes even more crucial when considering the disparities that often exists between software experts and the industry in which the customers operate. Given the wide range of sectors that the software solution companies deal with, technical proficiency alone may not encompass the entirety of industry-specific business practices. Consequently, the divergence between customers’ demand and software experts’ understanding will need to be solved by the ability to understand customer needs. This means a combination of skills like technical expertise, business acumen, and strong communication skills.

•        Brand awareness

Successful software solutions providers usually need to have a strong reputation through quality service, word-of-mouth recommendations, and positive customer reviews. Brand is an embodiment of professionalism. Having high brand awareness is beneficial for sustainable and expanding growth of a software solution company.

•        Integration of system that increase user stickiness

User stickiness is a critical factor to ensure customer loyalty and steady revenue stream of software solutions company, and this can be achieved by offering an integrated system to customers. Many software products are offered on a subscription basis. A seamless and integrated software solution where users can experience convenient workflow in a unified environment can reduce the hassle of switching between different platforms or applications increase user stickiness, which can turn into higher subscription retention rate.

Future trends of Hong Kong’s software solutions industry

•        A greater focus on customized solutions to customers’ needs

While the software solutions market evolves, there will be greater focus towards more customized software solutions. Unlike off-the-shelf software, customized software is designed to meet specific needs of customers, instead of selling a large piece of software with redundant functionalities. This is also part of the customer experience, where software solutions companies approach their customers and try to understand their needs before developing the suitable software for them. The trend is even more prominent among SME customers who often operate in specialized industries, such as finance, logistics, retail, etc.. They often have different demand on functions of the software and require customized software solutions.

•        The increasing adoption of cloud-based solutions

The increasing adoption of new technologies in software solutions industry is an inevitable trend. Cloud-based software solutions, such as PaaS and SaaS, are anticipated to grow in Hong Kong, owing to their advantages in terms of low costs and high flexibility. SMBs, in particular, stand to benefit from cloud-based solutions as they offer a more affordable and scalable means of accessing advanced software capabilities. As cloud technology continues to improve, it is likely that an increasing number of SMBs in Hong Kong will adopt cloud-based solutions to support their business operations.

•        The pursuit of greater scale with agility

As companies increasingly generate and collect vast amount of data in the fast-changing business world, the ability to effectively handle and process data with agility becomes paramount. This means that software solutions need to be effective and efficient at the same time. They should be able to manage and analyze large datasets seamlessly, and be more modular to swiftly adapt to evolving business requirements at the same time, without compromising software performance.

•        The offering of diversified modules with one-stop solution

Companies are now facing more complex operating environment than before, and as they expand their business, their need for one-stop software solutions with diversified options of modules will increase. This approach allows companies to select multiple modules at the same time, and operate all the necessary modules they require within a unified platform. This type of software solutions allows companies to include every aspect of their business, including HCM, sales, project management, inventory management, etc., together in one integrated platform. The seamless integration between modules ensures smooth data flow and real-time insights across various functional areas, contributing to informed decision-making and overall efficiency.

BUSINESS

Overview

We are an enterprise software solution services provider headquartered in Hong Kong. We conduct all operations in Hong Kong through our Operating Subsidiary, Wching HK. We provide customized software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and “white-label” software design and development services. Our mission is to empower our customers and users, in particular, SMBs, to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource-efficient growth with our low-cost, user-friendly, reliable and integrated all-in-one Enterprise Resource Planning (“ERP”) software solutions.

We believe that SMBs are, and will continue to be, a vital component of the economy. However, we have observed that most SMBs rely on antiquated, laborious, inefficient processes or software systems to manage and execute most of their back-office and front-office operational functions. To compete effectively, we believe SMBs require modern integrated software solutions that can automate and streamline operational functions to reduce costs and allow them to focus on higher value-added activities. Furthermore, the COVID-19 pandemic also accelerated technology adoption by SMBs as they were required to respond to new challenges, such as facilitating remote work and finding new methods to engage with customers. At the same time, SMBs also have distinctive technology needs when adopting and transforming to software technologies — we believe SMBs prefer low-cost solutions that are easy to implement, onboard, and integrate and require little ongoing maintenance.

We focused on innovation, agility, and reliability, enabling us to adapt to our customers’ needs, deliver user-friendly software solutions and services and develop a comprehensive portfolio of integrated solutions. Our ERP solutions, together with our proprietary software technology, are engineered to enable SMBs of different business models, scales of operations, and needs, in their day-to-day business activities, to support back-office and front-office functions, such as finance and accounting, procurement, manufacturing, inventory management, order management, warehouse management, supply chain management, Customer Relationship Management (“CRM”), professional services automation, project and file management, human resources management, e-commerce, and marketing automation. Our portfolio of software and applications modules also allows our customers and users to scale up and customize to meet specific business and operation needs.

The principal market we operate in is Hong Kong. As set forth in the following table, our revenue was derived from the sale of customized software solutions, white label software, and subscription services, and all revenues are generated from Hong Kong.

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Customized software solutions	65,150	9.7%	841,511	50.3%
White label software	—	—	766,211	45.9%
Subscription services	606,460	90.3%	63,395	3.8%
Total	671,610	100.0%	1,671,117	100.0%
	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Customized software solutions	357,560	91.4%	802,418	68.0%
White label software	—	—	255,121	21.6%
Subscription services	33,532	8.6%	123,373	10.4%
Total	391,092	100%	1,180,912	100%

Our business has experienced significant growth. Our total revenues increased by approximately US$999,507 or 148.8% to approximately US$1,671,117 for the year ended December 31, 2022 from approximately US$671,610 for the year ended December 31, 2021. Our net income for the years ended December 31, 2021 and 2022, was US$171,468 and US$780,648, respectively.

Our total revenues increased by approximately US$789,820 or 202.0% to approximately US$1,180,912 for the six months ended June 30, 2023 from approximately US$391,092 for the six months ended June 30, 2022. Our net income for the six months ended June 30, 2022 and 2023, was US$49,857 and US$464,580, respectively.

Corporate History and Structure

Wellchange Cayman was incorporated under the laws of the Cayman Islands as a limited company on July 13, 2023 as a holding company, for purposes of effectuating this Offering. On the date of its incorporation, one (1) Ordinary Share was issued to Mapcal Limited. On the same day, Mapcal Limited transferred one (1) Ordinary Share to Mr. Shek Kin Pong for a consideration of $1.00.

Prior to the Reorganization as described below, our Company historically conducted our business through Wching HK, a company incorporated under the laws of Hong Kong.

Wching HK was incorporated under the law of Hong Kong on April 20, 2012. Since its inception, Wching HK has been specializing in offering custom software solutions, cloud-based software-as-a-service (“SaaS”) platforms, and white-label software design and development services.

Pursuant to the Reorganization in August 2023 as described below, Wellchange Cayman became the holding company of Wching HK, through the intermediate holding company, Victory Hero. Upon the completion of the Reorganization on August 30, 2023, Wellchange Cayman became the holding company of its subsidiaries.

As of the date of this prospectus, details of Wellchange Cayman’s subsidiaries are as follows:

Name	Background	Ownership	Principal activities
Victory Hero Capital Limited (“Victory Hero”)	— A BVI company — Incorporated on August 14, 2023 — Issued share capital of US$1	Wholly-owned by the Company	Investment holding
Wching Tech Ltd Co. Limited (“Wching HK”)	— A Hong Kong company — Incorporated on April 20, 2012 — Issued share capital of HK$10,000	Wholly-owned by Victory Hero	Provision of tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services

The Reorganization

In this prospectus, we refer to the following events as the “Reorganization.”

As part of the Reorganization, on August 14, 2023, Victory Hero was incorporated under the laws of the BVI. On the date of its incorporation, one (1) ordinary share was allotted and issued to Wellchange Cayman, and Victory Hero became wholly owned by Wellchange Cayman.

On August 23, 2023, Mr. Shek Kin Pong transferred (1) one Ordinary Share of Wellchange Cayman to Power Smart International Limited (“Power Smart”), which is wholly owned by Mr. Shek Kin Pong, for a consideration of $1.00, and Wellchange Cayman became wholly owned by Power Smart.

On August 28, 2023, Wellchange Cayman entered into a reorganization agreement with Mr. Shek Kin Pong, Victory Hero, Wching HK, and Power Smart, pursuant to which Mr. Shek Kin Pong sold his entire equity interest in Wching HK to Victory Hero, in exchange for an allotment and issuance of 889 Ordinary Shares of Wellchange Cayman to Power Smart.

After completing the Reorganization, Wching HK became indirectly wholly owned Wellchange Cayman, through the intermediate holding company, Victory Hero.

Pre-IPO Investment

On August 30, 2023, pursuant to a subscription agreement, Wellchange Cayman allotted and issued to Ocean Serene Holdings Limited (“Ocean Serene”), Paramount Fortune Capital Limited (“Paramount Fortune”), and Prestige Leader Success Limited (“Prestige Leader”), respectively:

(i)     45 Ordinary Shares to Ocean Serene, representing 4.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$777,273 (US$99,724);

(ii)    35 Ordinary Shares to Prestige Leader, representing 3.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$604,545 (US$77,563); and

(iii)   30 Ordinary Shares to Paramount Fortune, representing 3.0% of the total issued share capital of Wellchange Cayman, for a consideration of HK$518,182 (US$66,483).

The allotment and issuance of the respective Ordinary Shares were completed on August 30, 2023.

Forward Split of our Ordinary Shares

On January 26, 2024, we undertook a 4,000-for-1 forward split of our Ordinary Shares approved by our existing shareholders and board of directors. As a result, our authorized share capital is US$50,000 divided into 200,000,000 Ordinary Shares, par value US$0.00025, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 1,000 to 4,000,000. Wellchange Cayman was 89% (representing 3,560,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 180,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 140,000 Ordinary Shares issued and outstanding) owned by Paramount Fortune, and 3.0% (representing 120,000 Ordinary Shares of the issued and outstanding) owned by Prestige Leader, respectively.

On February 8, 2024, the Company undertook a 5-for-1 forward split of our Ordinary Shares, approved by our existing shareholders and board of directors. As a result, the Company’s authorized share capital is US$50,000 divided into 1,000,000,000 Ordinary Shares, par value US$0.00005, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 4,000,000 to 20,000,000. Wellchange Cayman was 89% (representing 17,800,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 900,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 700,000 Ordinary Shares issued and outstanding) owned by Prestige Leader, and 3.0% (representing 600,000 Ordinary Shares of the issued and outstanding) owned by Paramount Fortune, respectively.

Corporate Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

Competitive Advantages

We offer comprehensive, integrated, scalable, and one-stop enterprise software solutions customized to the needs of SMBs.

Leveraging our software solution customization and development experience, combined with the launch of our proprietary cloud-based SaaS platform MR. CLOUD, we became a one-stop software technology solutions provider for SMBs to manage their customer relationships and enterprise resources.

We are exclusively focused on providing services to SMBs with ERP and CRM solutions customized to help them meet their specific needs. SMBs are typically unable to take time away from their business to support the cumbersome implementation, maintenance, and training requirements of business software. Furthermore, unlike large enterprises, which often require multiple, customized point solutions for specialized business processes, SMBs tend to prefer a single, integrated and comprehensive platform from one provider. Many SMBs tend to also prefer software for ease of use, convenience, and intuitive user experiences.

We believe that our platform and software solutions are reliable and easy to set up, integrate, and use, which has enabled us to serve SMBs in several industries. Our vertical approach enables us to provide customized solutions featuring vertical-specific functionality that better serves our customers. Furthermore, our software solutions, especially the MR. CLOUD platform, are scalable, modular, and easily customizable to meet specific business and operation needs, including finance and accounting, procurement, manufacturing, inventory management, order management, warehouse management, supply chain management, Customer Relationship Management (CRM), professional services automation, project and file management, human resources management, e-commerce, and marketing automation. MR. CLOUD also enables business owners, administrators, and their service professionals to access the platform wherever they are. Lastly, SMBs are generally price-sensitive and resource-constrained. We believe our solutions are affordable and easy to implement. Our customers also benefit from our strong customer service capabilities. We provide fast and supportive guidance by responding to our customer service requests via email, phone calls, or face-to-face assistance, enabling them to optimize their digital solutions without significant financial or resource burden.

We have an extensive, diversified, and loyal SMBs customers’ base.

We benefit from an extensive and diversified customer base. As of December 31, 2022 and June 30, 2023, we had approximately 83 and 35 customers, respectively.

Our focus is on SMBs customers, we emphasize the entrepreneurial culture of innovation and our deep understanding of the needs of SMBs. We believe our client-centric approach is a key competitive advantage. We believe our customized, hands-on approach allows us to demonstrate our differentiated capabilities and build trust and confidence with new customers and strengthen relationships with current ones, enabling a trusted client advisor relationship status. We utilize our capabilities, combined with our personalized approach, to solve our customers’ innovation challenges and to broaden the scope of our relationship over time. We believe the close partnership and proximity create a virtuous circle where we can quickly adopt and develop the newest solutions catering to the ever-changing needs of the SMBs, further strengthening our relationships with our existing and potential customers. Furthermore, our customized software solutions and MR. CLOUD SaaS solutions enable us to maximize the cross-selling opportunities and reduce customer acquisition costs while increasing customer retention.

Our innovation capacity, ability to adapt to evolving customer needs, and the cross-selling capabilities of our solutions allow us to develop cross-platform coverage across local and regional customers, potentially globally. We have strong expertise in developing software solutions for professional services, retail, e-commerce, food & beverages, marketing agencies, education organization, or insurance agencies. We capitalize on this expertise in creating customized frameworks and solutions throughout our customers’ digital transformation journeys. We have been engaged by several large IT companies to develop white label software for their own software solution, one of which being a United Kingdom listed IT company.

We experienced high growth in our customized software solutions and white label software.

In 2022, revenue from our customized software solutions and white label software represented in the aggregate 96.2% of our gross operating revenues, representing an increase of 40.7% and 45.9%, respectively, compared to 2021. In first half of 2023, revenue from our customized software solutions and white label software represented in the aggregate 95.6% of our gross operating revenues, representing an increase of 93.7% and 100.0%, respectively, compared to that in 2022. We are selling our customized software solutions and white label software primarily by identifying business needs and developing customized software solutions to enable digital transformation for our SMBs customers. We believe that our portfolio of products and services, and our business model allow us to attain high customer satisfaction. Due to our ERP SaaS modules being in the research and development and upgrade phase within 2022, most of our SaaS customers did not renew their subscriptions after their subscription term expired. As a result, for the years ended December 31, 2021 and 2022, revenue generated from the provision of subscription services decreased from approximately US$606,460 to US$63,395 and for six months ended June 30, 2022 and 2023, revenue generated from the provision of subscription services decreased from approximately US$33,532 to US$123,373. As of the date of this prospectus, we have developed and upgraded our ERP SaaS modules from 7 to 10, enabling our customers and the employee-end users of our customers to handle more activities than before with one platform. We still consider subscription services as part of our business development strategy, and we believe we will achieve greater customer satisfaction with these changes.

An experienced and proven senior management team consisting of industry veterans.

Our management team has substantial expertise in information technology, software research and development, project execution and management. Our management team is led by our founder, Chairman of the Board, and Chief Executive Officer, Mr. Shek Kin Pong, who is responsible for managing, executing, and supervising our operations. Mr. Shek Kin Pong has 24 years of experience in the IT and services industries. Mr. Tang Chi Hin, our Chief Technology Officer, contributes his extensive 20 years of experience in the IT industry to our daily operations regarding user interface design, project management and monitoring, and customer support. Leveraging on our industry veterans’ expertise in the software and IT industry, experience, and network gained from managing and developing large numbers of software development projects, we believe that we are able to respond promptly and appropriately to the ever-changing market conditions and environment, as well as continue to expand our customer base and products and services offering. Our employees are our greatest assets. We have built a culture of empowerment that allows employees to be entrepreneurial and nimble, which, combined with strong and pragmatic management oversight and processes, institutional goals and defined key performance metrics, form the basis of our culture.

Our Growth Strategies

We intend to grow our business by pursuing the following key strategies:

Expand our customer base by further penetrating the SMBs ERP software solution market domestically, regionally, and globally.

We have historically focused our customer base expansion to within the Hong Kong market. We believe our ERP software solutions provide significant value for SMBs in Hong Kong, and given our brand awareness and market position, we believe a significant portion of our growth will continue to come from Hong Kong. To further leverage our existing reputation and expertise in relation to the Hong Kong market, we intend to continue to invest in sales and marketing efforts to maximize our customer base in Hong Kong. Furthermore, not only do we believe that the Hong Kong SMBs ERP market will experience rapid growth in the future due to the relatively low usage of integrated ERP software solutions, but we also witnessed a significant growth in the number of SMBs in the Asia-Pacific region, particularly, the Singapore and Australia markets. Therefore, we intend to grow our presence in Singapore and Australia, by expanding our regional capabilities, including sales and marketing, development and operations, both organically and through strategic acquisitions and partnerships after this Offering. As of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential target. Over time, we believe our platform and solutions can compete successfully worldwide, and, as such, we plan to ultimately expand our operations and customer base to the United States.

Deepen our relationships with our existing customers and establish new client relationships.

We will continue to focus on strengthening our partnerships, leveraging our proximity, and understanding the unique needs of our customers. Major client relationships are managed by our senior management and customer service team, who maintain close contact with our existing customers, enabling us to drive client satisfaction and identify opportunities to grow our business. Given our reputation amongst the Hong Kong SMBs, as well as our relationships and level of entrenchment with our customers, we use insights gained through our customer lifecycle to identify additional solutions that are value-additive for our customers. These insights allow us to continually assess opportunities to develop or acquire solutions to further expand market share, drive customer retention, and fuel growth for our business.

Establishing new client relationships is a critical component of our growth strategy. We will continue to grow our network with management and leadership of SMBs to attract new customers and drive growth, since we believe there are significant untapped opportunities across various industry verticals as well as geographies. We intend to expand our sales and marketing teams and use targeted campaigns to increase brand awareness, backed by data-driven approaches to focus our client acquisition efforts. We intend to use a portion of the proceeds from this Offering to expand our sales network by opening new offices and hiring new staff to penetrate new geographic markets, especially in Australia and Singapore, further accessing a broader range of customers regionally.

Build an e-marketing channel

Our IT and sales support team increased the scope of business from pure IT related to e-marketing. Our e-marketing service includes search engine optimization (SEO), which involves structuring or editing a website to improve its placement in search results. SEO aims to get search engines to rank a website as high in the results as possible for specific keywords or phrases.

SEO uses on-page factors like design structure, user experience, content, and off-page factors like backlinks and social shares to communicate with the search engine program and provide information about the site’s purpose. Well-executed SEO helps businesses reach their target audience and rank above competitors in search results, which can lead to attracting more customers and increasing sales.

Email marketing involves creating a subscriber list or database of targeted prospects and marketing a product or service to them via email. Email marketers can specifically target segments of those email lists and craft customized correspondences to increase conversions.

Using social media and social networks — like Facebook and Instagram — we intend to market products and services, engage with existing customers, and reach new ones. The power of social media marketing comes from the unparalleled capacity of social media in three core marketing areas: connection, interaction, and customer data. Social media marketing has transformed the way businesses are able to influence consumer behavior — from promoting content that drives engagement to extracting personal data that makes messaging resonate with users.

The creation and distribution of free, informative content is referred to as content marketing. The emphasis of this type of marketing is on communicating information with customers rather than selling a product. By providing valuable, consistent knowledge, our customers achieve to attract and retain a specific target audience. The information on each page is used by search engines to rank websites. The more high-quality content you have on your website, the more likely it will appear in search results, making it easier for people to find your company or product.

Continue to innovate, develop new technical capabilities and software solutions, and expand our proprietary ERP software ecosystem.

We will continue to adapt and deliver innovative solutions, software, software delivery model, and features to the market and provide enhanced functionality to our existing products and platform. We have invested and intend to continue to invest in our software technology and platform. Our ability to incorporate innovations that improve our solutions is critical to ensure that the SMBs we support have the necessary capabilities to incorporate cutting-edge technologies. To keep our competitive edge, we continuously conduct new research and development of new programs and modules to keep abreast of the latest developments in technologies and cater to ever-changing customer needs, such as membership mobile module, shopping cart website module, and POS module. We also plan to invest in developing new solutions and applications for anticipated high-growth, vertical industry markets.

Attract, develop, train, and retain highly skilled professionals.

We believe our success greatly depends on our ability to attract, incentivize, and retain talented professionals. To sustain our growth, we plan to continue to add to our teams, including technical, sales & marketing, and customer service members. Once employed, we provide our employees with a comprehensive training program to understand our technologies, market, and product offerings. We plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Expand our business through acquisitions, strategic partnerships, and joint ventures.

We intend to establish our relationships with other information technology companies, which will enable us to deepen our technology capabilities, target new customers, and drive meaningful growth, as a preferred partner for SMBs digital transformation. We are planning to increase our presence in Asia, particularly in Singapore and Australia, and intend to further promote our SaaS digital business management system and our white label software business. We intend to use a portion of the proceeds from this offering to acquire or partner with businesses similar or complementary to our current business, including opportunities that further promote our brand, expand service and product offerings, strengthen our technology infrastructure and capabilities, or expand our geographic reach. As of the date of this prospectus, we have not identified or engaged in any material discussions regarding any potential target. We will continue to engage and expand our network of partners where we can build mutually beneficial relationships, collaborating on high-value digital transformation projects for customers.

Our Products and Services

We offer three primary product lines: customized software solutions, our proprietary SaaS platform MR. CLOUD subscription services, and “white-label” products. Customized software solutions services have been our bread and butter since the commencement of our operation. With the experience and technology expertise accumulated from providing customized services, we launched our proprietary cloud-based SaaS integrated software solution MR. CLOUD in the summer of 2020, and thereafter our white-label products. Our ultimate goal is to empower our customers’ value chain with a fully integrated ecosystem and become an end-to-end service provider for SMBs.

Customized IT solutions

We provide customized software solutions based on customers’ specifications. The term Customized software solutions (also known as bespoke software) refers to software that has been developed specifically for a business, company, or organization, with customized functionality. With over 11 years in customized software development, we believe we are an experienced partner for SMBs to design, develop, integrate, test, deploy, and support high-quality customized applications, software, websites, and IT solutions.

Traditional software development and technology companies offer broad, horizontal solutions that apply a “one-size-fits-all” approach. However, for SMBs, these solutions, while presenting broad functionality, lack specialization. SMBs have their own distinctive business model and information technology needs, which require a niche, customized and cost-effective solution to increase growth, drive efficiencies, and enhance customer engagement.

We actively engage with our customers to identify their business needs and develop customized software solutions to enable their digital transformation. We develop customized ERP and CRM solutions, which can be deployed on multiple platforms, such as iOS, Android, Windows, and Mac OS, including ERP software, website, and mobile application. We customize software solutions according to our customer’s requirements and specifications, and leverage our software expertise and proven processes to deliver custom software. Our services focus on assisting SMBs to market their services, streamline their operations, and retain and engage their customers, to ultimately improve internal efficiencies, optimize cost, and focus on growing their customers, improving their services, and having more efficient operations.

SMBs that engaged us for our customized software solutions are across different services verticals, such as retailers, e-commerce, caterers, food & beverages, marketing agencies, real estate agencies, education organization, insurance agencies, or logistics. Our customized software services include the following:

Mobile Application Development Services

Our mobile application, or app, development services are aimed at building iOS & Android applications that effectively complement or substitute web or offline solutions. We assist our customers in all stage development of mobile applications. First, we consult with the customer to finalize the application concept, advise on platform/device compatibility, plan project progress, and optimize development costs. Upon finalization, our developers create and deploy quality mobile apps, with intuitive interfaces designed to facilitate end-user engagement and improve user experience. We also offer mobile app integration solutions, to ensure the apps seamlessly integrate and complement the designated web portal, online store, SaaS, back ends, or any third-party software. We also provide post-launch support, performance management, and regular application updates.

We have delivered 61 mobile applications development projects as of the date of the prospectus, including billing apps, business management apps, virtual office apps, messaging apps, teleconferencing and VoIP apps, booking and ticketing apps, ecommerce apps, and business intelligence apps.

Web Development Services

Our website development services help SMBs to customize and develop various types of websites, web-based applications, and e-commerce solutions, to accelerate user base growth, open digital channels, attract new customers, and gain customer loyalty. We have experience ranging from assisting startups companies in establishing entry-level online shops to developing custom website solutions for high-growth businesses and e-commerce companies.

With our expertise in developing websites and portals for leading companies, our services include: (1) customize web site and application design, development and hosting, including interface design, content production, and graphic design; (2) web portal design and development, web portal is being online access point where users can access application, data, or membership only website, usually via a login procedure; (3) custom API development, to integrate the website and web applications with customers’ and third parties’ system and information technology system; (4) e-commerce and market place website design and development, with features such as smart website administration, fast login and payment procedures, logistics management, as well as customer interaction, customized to distinctive business model and target audience of our customers.

We have delivered 55 website and web-site based application projects as of the date of the prospectus. For our website and web-based application projects, upon project engagement, we analyze our customer’s business, niche, and vision, highlight their needs and existing problems to determine the goal of the project and help the client formulate the requirements we need to achieve. During the development stage, we customize UX/UI design, set up frontend and backend infrastructures, and undertake all the related work. At the final stage of the project development, we will test the created website and the web application for quality assurance.

Desktop Software Development

Our software development services include desktop software (for Mac, Windows, and Linux) customized development, desktop software upgrades, web-based application or cloud SaaS software development, and software support and maintenance. SMBs, despite their size, also require hundreds of applications to accomplish daily functions. We have broad experience in developing user-friendly desktop software solutions customized to specific business needs. We assist SMBs to consolidate the functionalities of their IT systems, develop software or a software system to facilitate establishing its proprietary workflow, or build enterprise-level functionality. The business verticals that deploy our desktop software include education, retails, manufacturing, and finance.

We build robust cross-platform desktop applications, including standalone business software, plugins, desktop applications for platforms (such as Windows, Linux/Unix, Mac OS, and Android), and collaborative applications. We offer a full cycle of the services a business might need to build an application of any complexity, from zero to final product. Upon engagement, we will define the needs of the client, such as the operation difficulties, target end-users, and the target platform, to outline the software architecture and development procedures. During the software development, our engineer creates a software archetype/mock-up based on the specification provided to the client, and resolves any bugs and issues, to ensure the coding runs seamlessly. Upon completion, if the software was to be deployed on the internal infrastructure of our client, we would assist the client to install the software and provide training to the client’s staff and provide maintenance and support to resolve any issues that arise after deployment.

For the years ended December 31, 2021 and 2022, revenue generated from our provision of customized IT software solutions accounted for approximately 9.7% and 50.3% of our total revenue, respectively. For the six months ended June 30, 2022 and 2023, revenue generated from our provision of customized IT software solutions accounted for approximately 91.4% and 67.9% of our total revenue, respectively.

Subscription Services — MR. CLOUD

We provide SaaS digital business management software subscription services, which include the right to use the software and continuous technical support services to SMBs.

We launched MR. CLOUD, our proprietary cloud-based SaaS ERP software platform, in the summer of 2020. MR. CLOUD is developed in response to the increasing demand from our SMBs customers for accessible, affordable, comprehensive, and user-friendly ERP software solutions. Given their size and resource capabilities, SMBs generally require lower-priced and easier-to-implement technology solutions than larger-scale enterprise businesses. Mr. CLOUD is a platform with multi-module, multi-tenant, scalable, cloud-based enterprise ERP software solutions that can be set up, integrated, and used from any device in customers’ daily operation across platforms — through Mr. CLOUD website, iOS and Android applications. We use MR. CLOUD as a cloud-based software delivery model to develop, deliver, and maintain a variety of ERP software and applications modules in a single platform, merging all of our customers’ business processes on a single platform instead of having different software and applications for each function of its business. Mr. CLOUD is easy to use, so users don’t need extra training.

For a monthly subscription fee, instead of a licensing fee, we believe MR. CLOUD is more affordable than our competitors in the market. For instance, Oracle Corporation’s Cloud ERP platform costs about HK$1 million, and SAP SE’s SAP ERP is around HK$3 to HK$4 million. In contrast, our ERP products are priced at under HK$100,000.

Our customers can log in to their account and use the collection of software for their business and operation, regardless of location. We offer a 14-day trial period to allow our potential users to experience the MR. CLOUD platform before confirming their subscription. After the trial period, customers can either start on the basic package with pay-to-upgrade options or choose the advanced plans to use the whole range of software and application housed on MR. CLOUD. We also constantly develop new application offerings to supplement the MR. CLOUD software collection and provide routine automatic updates and improvements to the software and applications on MR. CLOUD.

MR. CLOUD incorporates ten modules, namely: Human Resources Management, Project Management, Email Marketing Automation, Financial and Accounting Management, Quotation and Invoice Management, Inventory Management, Group Messenger, Customer Relationship Management (CRM), Sales Management and File Management, enabling our customers and the employee-end user of our customers to handle multiple activities with one platform. The details of the modules of MR. CLOUD are as follows:

i.	Human Resources Management

The Human Resources Management module helps organize, staff, compensate and develop the workforce of SMBs. Functionality includes payroll management, clock-in-and-out, work-from-home arrangement, salesman commission calculation, establishing goals, sales targets, or performance KPI and expense management. The Human Resources management module is designed to address the full spectrum of enterprise human resource needs. The module allows businesses to group their employees, manage calculation rules and pay employees according to their organizational and compensation policy, including benefits, pension, tax, compensation, absences, and other employee records. The employees can also request time off, check online salary slips, and clock in and out from the same system, using the user interface on the website or application. The module also automates expense management. Companies can generate and approve expense reports, set spending authorizations, capture receipts with mobile devices. Leave applications, such as personal leave, paid leave, overtime work, etc., can be submitted through electronic forms through this module.

ii.	Project Management

The Project Management module manages the project execution of the users from start to finish. The module organizes the work into a shared project as a list and break it down into a piece of the task for the team. It visualizes the significant milestones or checkpoints to measure and share progress. With the task assignment function, the module gives tasks a clear owner to ensure accountabilities and responsibilities, and the deadline and due date function ensures everyone’s working off the same deadline.

The manager is able to monitor the status of all projects in real-time, keep initiatives on track and report updates, and visualize the report. The team member can also understand teammates’ workload by viewing tasks assigned to each team member and to share, search, upload the project files to the project folder. In addition, our customers can share project task status with their customers for review by using one button in our Project Management module.

iii.	Email Marketing Automation

By Electronic Direct Mail (“EDM”), the Email Marketing Automation module provides the email direct-mailing service that allows businesses to connect with their audience, promote their brand, share information, and increase reach and sales through product promotion. Enterprises can use the EDM function to send the latest news to the client, increase communication between merchants, and improve the professional image of the enterprise

iv.	Financial and Accounting Management

The Financial and Accounting Management module facilitates users in performing bookkeeping tasks and maintaining accurate accounting records. Additionally, it generates essential financial statements such as the income statement with profit and loss shown and balance sheet of the users, along with comprehensive analysis reports. These reports provide valuable insights for informed decision-making by users.

v.	Quotation and Invoice Management

The Quotation and Invoice Management module provides a one-stop end-to-end approach to managing the sales cycle. Starting from the procurement process, using this module, the business can create purchase requests, receipts, link purchasing documents, and view document trails for audit purposes, conduct inventory searches, and manage returns. As long as the amount and related information are entered, the system will automatically generate a document with the company logo, which the enterprise can send to the same customer of our customers. The system stores the document records, which users can access and process at any time to calculate sales volume and expenditure.

vi.	Inventory Management

The Inventory Management module focuses on optimizing and controlling the flow of goods, raw materials, and finished products within our customers. The primary goal of this module is to ensure that inventory levels are accurately tracked, maintained at optimal levels, and aligned with the demand.

Our Inventory Management module contributes to streamlining operations, reducing costs, preventing stockouts or overstocking, and improving customer satisfaction. It provides businesses with the necessary tools to effectively manage their inventory throughout the supply chain.

vii.	Group Messenger

The Group Messenger module facilitates effective communication and collaboration among employees within an organization. This module provides a dedicated platform for instant messaging, file sharing, and team discussions to enhance productivity, streamline workflows, and foster better teamwork.

The module enables real-time communication between individuals or groups of employees. It supports one-on-one chats as well as group chats, allowing users to send text messages, emojis, and attachments instantly. Users can share files, documents, images, and other types of digital assets directly within the group messenger. This eliminates the need for separate email exchanges or file-sharing platforms, ensuring all relevant information is accessible in one place. In addition, it allows the creation of group channels or discussions based on teams, projects, or specific topics. This helps organize conversations and keeps related discussions in one centralized location. Users can join relevant channels and participate in discussions accordingly.

viii.	Customer Relationship Management (CRM)

The Customer Relationship Management (CRM) module is focused on managing and improving relationships with customers. It provides tools and functionalities to track customer interactions, manage sales pipelines, enhance customer satisfaction, and drive business growth. The CRM module integrates with other modules within the ERP system to provide a comprehensive view of customer information and facilitate efficient communication and collaboration across the organization.

The CRM module serves as a centralized repository for storing and managing customer information, including contact details, communication history, transactions, and preferences. It allows users to create and update customer profiles, track customer interactions, and maintain accurate records. Such a module supports the management of sales opportunities and pipelines. Users can track leads, qualify prospects, assign sales representatives, and monitor the progress of deals through various stages. It provides insights into sales forecasts, win/loss ratios, and revenue projections. The CRM module provides tools for efficient communication and collaboration with customers. It includes functionalities such as email integration, document sharing, task management, and appointment scheduling. These capabilities help streamline communication, enhance responsiveness, and improve customer satisfaction.

ix.	Sales Management

The Sales Management module provides comprehensive support for various aspects of sales operations, including the precise calculation of salesperson commissions, goal setting, sales target management, and effective monitoring of key performance indicators (KPIs). This module empowers businesses to strategically organize their sales workforce, define calculation rules, and accurately determine commission amounts based on their specific organizational and compensation policies.

x.	File Management

The File Management module is a secure and user-friendly file management solution that simplifies internal and external management, promotes efficient workflows, and reduces paper consumption. Within the File Management module, users can easily share files and discuss relevant documents to facilitate timely communication and document exchange. The file management system is designed to provide optimal security, user-friendliness, and efficiency. Meanwhile, file permissions can be set by all users of this module and can be shared among team members. All files are encrypted, and data can only be downloaded from our platform if the user concerned is logged in.

Following are the four key benefits that our MR. CLOUD could bring to our customers:

•        Security.    Regular service provider support maintenance, which includes controlling the system firewall and backing up user data, might lower risk by having professionals administer software and monitor cloud security.

•        Upgrade.    Customers can acquire the updated version of the software, and the service provider will routinely improve the system’s functionality; nothing has to be downloaded from the website.

•        Flexible.    Considering SaaS is a cloud-based software delivery mechanism, customers may access the system’s features from any location using a web browser.

•        Lower up-front cost.    While the service provider distributes SaaS, businesses may get software services without spending more money on purchasing hardware or recruiting extra IT specialists.

For the years ended December 31, 2021 and 2022, revenue generated from the sale of provision subscription services accounted for approximately 90.3% and 3.8% of our total revenue, respectively. For the six months ended June 30, 2022 and 2023, revenue generated from the sale of provision subscription services accounted for approximately 8.6% and 10.4% of our total revenue, respectively. Such decrease in revenue from subscription services was principally due to the economic downturn in Hong Kong during the COVID-19 pandemic, which forced many SMBs to halt our subscription services.

White label software

We provide self-developed software as white label software to corporate customers. White label software is unbranded software, onto which our customers add their own branding and then resell access to the software as if they developed it. Similar to our customized software services, our customers are able to customize white-label software/applications and integrate custom features into the default white-label applications and software per their needs. Rich of years of on-market experience, proprietary software technology, and expertise accumulated from serving SMBs in various industry verticals and business sections, and our reputation and quality of services in the market, we are recognized by several major players in the IT industry. For the financial years 2022 and 2021, we have completed one white label software for a United Kingdom listed IT company. During the six months ended June 30, 2023, we have completed one white label software for a United Kingdom listed IT company.

For the years ended December 31, 2021 and 2022, revenue generated from our provision of white label software accounted for approximately nil and 45.9% of our total revenue, respectively. For the six months ended June 30, 2022 and 2023, revenue generated from our provision of white label software accounted for approximately nil and 21.6% of our total revenue, respectively.

Services and Support

Our support team aims to provide our customers with any support necessary for the continuity of their operations. The external services provider will be responsible for monitoring the operation of the software and we offer customer service and tracking via extranet.

Business Model

Our service fees for customized software services and white-label software development services are determined on a case-by-case basis after arm’s length negotiations with each client. The terms of the service fees, including the payment schedule varies by the type of services we provide, the scope of our duties, length of time we expect to spend, the complexity of the projects, the intensity of the project timetable, and our expected workload. Our fee for our customized software services and white-label software development is generally payable in several installments upon the occurrence of the milestone events.

For MR. CLOUD, we charge subscription fees by way of tiered pricing — by offering multiple subscription plans with different combinations of features offered at various price points to meet the needs of different customers. Plans differ based on price, functionality, service levels, and size limits, to be charged on a monthly basis. The customers can either start on the basic package with pay-to-upgrade options or choose the advanced plans to use the whole range of software and application housed on MR. CLOUD.

Our Customers

For the year ended December 31, 2022, two customers accounted for 45.9% and 12.2% of our total revenues. No other customer accounts for more than 10% of our revenues for the years ended December 31, 2021 and 2022, respectively.

As of December 31, 2021, two customers accounted for 40.3% and 10.7% of the total balance of accounts receivable. As of December 31, 2022, three customers accounted for 69.9%, 14.6% and 11.3% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of December 31, 2021 and 2022, respectively.

For the six months ended June 30, 2022, two customers accounted for 32.2%, and 18.4% of our total revenues. For the six months ended June 30, 2023, two customers accounted for 21.6% and 10.8% of our total revenues. No other customer accounts for more than 10% of our revenues for the six months ended June 30, 2022 and 2023, respectively.

As of June 30, 2023, one customer accounted for 11.5% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of June 30, 2022 and 2023, respectively.

Our Subcontractors

For the year ended December 31, 2021, one subcontractor providing assistance in our applications development accounted for 15.2% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the years ended December 31, 2021 and 2022, respectively.

For the six months ended June 30, 2022, one subcontractor accounted for 14.5% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the six months ended June 30, 2022 and 2023, respectively.

Sales and Marketing

Our current sales and marketing efforts principally focus on the Hong Kong SMBs. Referrals, reputation, word-of-mouth, and promotion from our existing customers contribute to organic customer acquisition and play primary roles in generating continuous interest. We also employ a range of paid enterprise marketing techniques, including search engine marketing and optimization, campaigns, webinars, and events, to ensure widespread discoverability. A significant portion of our new customers contact us directly through our email and our website.

Our sales team, led by our management, acquired the remainder of our new SME customers. Our centralized, highly trained team members are organized into several targeted and coordinated groups to address the service SMBs’ highly varied verticals. Led by our management, we are actively and continuously expanding our sales channels, optimizing go-to-market strategies, strengthening business development efforts for new customer acquisition. They are also tasked to maintain regular contact with our existing client, increase sales conversion, identify customer upsell and cross-sell opportunities, and explore adjacent expansion verticals.

Competition

The market for management software in Hong Kong is highly fragmented. The retail market consists of two groups: (i) SMBs and (ii) large and mega enterprises. We offer a complete portfolio of integrated ERP solutions designed to serve SMBs in addition to CRM. In serving this group, we face competition from software companies, especially those focusing on specific business sectors. These companies often do not have a complete portfolio of solutions. We believe that the breadth of our portfolio is an important competitive advantage because most SMBs seek integrated solutions from a single vendor. We face little competition from international companies, either because they focus their sales efforts on large and mega enterprises or because they do not enter Hong Kong market due to insignificant market size as compared to the regional and global SaaS digital business management system market.

Licenses, Certificates, and Approvals

Wching HK has obtained its business registration certificate. Save for the business registration certificate, Wching HK is not required to obtain any licenses and approvals for carrying out its businesses for the two fiscal years ended December 31, 2021 and 2022, the six months ended June 30, 2022 and 2023, and as of the date of this prospectus.

Intellectual Property

Intellectual property rights are essential to the success of our business. We rely on a combination of compiled computer code, secure storage, data encryption, copyright, trade secrets, trademark, and other intellectual property laws, as well as through contractual restrictions, such as license agreements, confidentiality and proprietary rights agreements with employees, contractors, business partners, and other contractual restrictions with third parties, to establish and protect our proprietary rights. We have no pending claims of infringement or similar claims with third parties with respect to our intellectual property. We periodically review our development efforts to assess the existence and patentability of new intellectual property.

Domain Name

We were the registered owner of the two domain names: (i) https://www.wchingtech.com and (ii) https://mrcloud.co/.

Trademarks

As of the date of this prospectus, we have registered the following two trademarks for MR. CLOUD under the jurisdiction of Hong Kong:

Registrant	Place of registration	Trademark	Trademark No.	Registration Date
Wellchange Holdings Company Limited	Hong Kong		306321933	August 14, 2023
Wellchange Holdings Company Limited	Hong Kong		306321942	August 14, 2023

As of the date of this prospectus, we have not (i) received any intellectual property infringement-related complaints or claims against us; (ii) been notified of any infringement of any intellectual property of any third party by us or of any of our intellectual property being infringed by any third party; and (iii) been involved in any litigation in relation to claims of infringement of intellectual property.

Research and Development

The ability to maintain our competitive edge depends in part on our ongoing research and development (“R&D”) activities. Our software development teams are responsible for products design, development, integration, and testing. Our current R&D efforts primarily focus on the research and development of Mr. CLOUD platform to expand our cloud-based SaaS services in relation to its software diversity and functionality development and upgrades, services coverage, business vertical coverages, infrastructure development and improvements, upgrades and maintenance. To keep our competitive edge, we continuously research and develop new programs and modules to keep abreast of the latest developments in technologies and cater to ever-changing customer needs, such as membership mobile module, shopping cart website module, and POS module. In the future, we expect R&D expenses to increase as we continue to develop new services or products, enhance existing services and technologies and expand internationally to accommodate the varied customer demands in jurisdictions where we operate.

Property and Facilities.

Our principal executive office is located at Unit E, 11/F, Billion Plaza II, 10 Cheung Yue Street, Cheung Sha Wan, Kowloon, Hong Kong, where Wching HK leased as our office space. The office space is approximately 2,575 square feet, and the current lease term is from November 1, 2022 to October 31, 2024. The monthly rent is HK$67,000 (Approximately US$8,556). We believe that we will be able to obtain adequate facilities on reasonable terms, principally through leasing, to accommodate our future expansion plans. We did not own any property.

Employees

As of December 31, 2021 and 2022, June 30, 2023 and the date of this prospectus, Wching HK had 6, 7, 7 and 7 employees, respectively. All of Wching HK’s employees are stationed in Hong Kong. All of our employees are employed under employment contracts that set out fully, among other things, the employees’ responsibilities, remuneration, and grounds for termination of employment. The remuneration packages of our employees include salary and bonus. Generally, employee salaries are determined based on the employees’ qualifications, experience, position, and seniority. We assess our employee remuneration on an annual basis to determine whether any bonus or salary adjustments are required to be made. Overall, we believe that our remuneration package is competitive in the market.

We believe we maintain good working relationships with our employees and do not foresee any difficulties in the recruitment and retention of experienced staff. As of the date of this prospectus and during the fiscal years ended December 31, 2021 and 2022 and during the six months ended June 30, 2022 and 2023, there was no interruption to our operations as a result of labor disputes.

Insurance

Wching HK maintains employees’ compensation insurance for its employees in accordance with the laws and regulations in Hong Kong. We do not maintain business interruption insurance or key person insurance.

As of the date of this prospectus and during the fiscal years ended December 31, 2021 and 2022 and during the six months ended June 30, 2022 and 2023, Wching HK has not been subject to nor received any insurance claims.

Seasonality

We have not experienced, and do not expect to experience, any seasonal fluctuations in our results of operations for either our wheelchair business or living aids products business.

Legal Proceedings

We may, from time to time, be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any pending material legal or administrative proceedings and are not aware of any events that are likely to lead to such proceedings. As of the date of this prospectus, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations, nor have we experienced any incident of non-compliance which, in the opinion of our directors, is likely to materially and adversely affect our business, financial condition or operations. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATIONS

Regulations Related to Our Business Operations in Hong Kong

The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”). The Basic Law came into effect on July 1, 1997. It is the constitutional document of Hong Kong, which sets out the PRC’s basic policies regarding Hong Kong. The principle of “one country, two systems” is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of “one country, two systems,” Hong Kong’s legal system, which is different from that of the PRC, is based on common law, supplemented by statutes. According to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem, and diplomatic privileges and immunities.

Overview

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out a summary of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Regulations Related to Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid, issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Regulations Related to Supply of Goods

The Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) aims to codify the law relating to the sale of goods provides that:

(a)     under section 15, where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description;

(b)    under section 16, where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

(c)     under section 17, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Where any right, duty or liability arises under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by course of dealings between the parties, or by usage if the usage is such as to bind both parties to the contract.

Regulations Related to Supply of Services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)     under section 5, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)    under section 6, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Regulations Related to Data Privacy

The collection and processing of personal data in Hong Kong are governed by Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PD(P)O”).

The PD(P)O provides the principles that a data user must follow in any acts concerning personal data (the “Data Protection Principles”). Personal data refers to any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles are summarized as follows:

(a)     Principle 1 — Purpose and manner of collection of personal data. This provides for the lawful and fair collection of personal data and sets out the information a data user must give to a data subject when collecting personal data from that subject.

(b)    Principle 2 — Accuracy and duration of retention of personal data. This provides that personal data should be accurate, up-to-date and kept no longer than necessary.

(c)     Principle 3 — Use of personal data. This provides that unless the data subject gives consent otherwise personal data should be used for the purposes for which they were collected or a directly related purpose.

(d)    Principle 4 — Security of personal data. This requires appropriate security measures to be applied to personal data.

(e)     Principle 5 — Information to be generally available. This provides for openness by data users about the kinds of personal data they hold and the main purposes for which personal data are used.

(f)     Principle 6 — Access to personal data. This provides for data subjects to have rights of access to and correction of their personal data.

Contravention with the Data Protection Principles may entitle the Privacy Commissioner for Personal Data to issue a written notice directing the data user to remedy and prevent recurrence of contravention. Contravention with the above notice is an offence and the offender is liable on (i) first conviction to a fine HK$50,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$1,000; and (ii) second or subsequent conviction to a fine at HK$100,000 and to imprisonment for two years, and if the offence continues after the conviction, to a daily penalty of HK$2,000. It is a defense to the above offence if the data user shows that he exercised all due diligence to comply with the enforcement notice.

Regulations Related to Hong Kong Taxation

Profits Tax

Pursuant to the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (“IRO”), profits tax shall be charged for each year of assessment at the standard rate on every person carrying on a trade, profession or business in Hong Kong in respect of his assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business.

Under the two-tiered profits tax rates regime set out in Schedule 8B to the IRO. The IRO Amendment Bill was signed into law on 28 March 2018. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entity not qualifying for the two-tiered profits tax rates regime will continued to be taxed at a flat rate of 16.5%. Accordingly, starting from the year of assessment 2018/19, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million for the qualifying group entity.

Regulations Related to Intellectual Property

Copyright Law

Under the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), the copyright in a work gives the copyright owner the exclusive right to, among other things, reproduce or issue copies of the work to the public. It is an infringement for a third party to do those acts without the consent of or a licence from the copyright owner. If an infringement occurs, the copyright owner can bring an action seeking damages or an injunction to restrain the unauthorised copying. A copyright tribunal comprising members from different sectors of the community has been established to handle copyright licensing disputes and ensure a balancing of interests. The copyright tribunal is established pursuant to section 169 of the Copyright Ordinance and its scope includes deciding disputes relating to licences offered by, or licensing schemes operated by licensing bodies in the copyright and related area.

Pursuant to the Copyright Ordinance, provision is made to protect copyright works of computer programmes. Our Group has not registered the copyright of its software systems in Hong Kong as there is no formal procedure to register copyrights of computer software system in Hong Kong. Should there be any formal procedure to register copyright of computer software system in Hong Kong in the future, our Group may consider to register the copyright of its software systems in Hong Kong.

Trade Mark Law

The Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) is a legislative enactment that aims to establish regulations pertaining to the registration of trademarks and other related matters. A person infringes a registered trade mark if the person uses in the course of trade or business with a sign which is (a) identical to the trade mark in relation to goods or services which are identical to those for which it is registered; (b) identical to the trade mark in relation to goods or services which are identical or similar for those for which it is registered, and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public; (c) similar to the trade mark in relation to goods or services which are identical or similar to those for which it is registered, and the use of the sign in relation to those goods or services is likely to cause confusion on the parts of the public; or (d) identical or similar mark in relation to goods or services which are not identical or similar to those for which the trade mark is registered, where the trade mark is entitled to protection under the Paris Convention as a well-known trade mark, and the use of the sign, being without due cause, takes unfair advantages of, or is detrimental to, the distinctive character or repute of the trade mark.

Pursuant to the Trade Marks Ordinance, the owner of a trade mark is entitled to bring infringement proceedings against a person infringing his or her or its trade mark for damages, injunctions, accounts and any other relief available in law.

Regulations Related to Employment

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance provides for various employment-related benefits and entitlements to employees. Pursuant to the Employment Ordinance, all employees covered, irrespective of their hours of work, are entitled to basic protection including payment of wages, restrictions on wages deductions and the granting of statutory holidays, etc. Employees who are employed under a continuous contract are further entitled to benefits such as rest days, paid annual leave, sickness allowance, severance payment and long service payment, etc.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”)

The ECO establishes a no-fault and non-contributory employee compensation system for work injuries and sets out, among others, the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment. If an employee sustains injuries or dies as a result of an accident arising out of and in the course of employment, the employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred.

Pursuant to section 40 of the ECO, all employees are required to take out insurance policies to cover their liabilities for injuries at work in respect of all their employees. An employer who fails to comply with the aforementioned is liable on conviction upon indictment to a fine at level 6 and to imprisonment for two years.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”)

Under the MPFSO, employees must participate in a Mandatory Provident Fund, which is a defined contribution retirement plan administrated by independent trustees, for its employees employed under the Hong Kong Employment Ordinance (Chapter 57 of the Laws of Hong Kong). The employer and its relevant employee, are each required to make contributions to the scheme at 5% of the relevant employees’ relevant income, including any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance expressed in monetary terms, paid or payable by the employer to the relevant employee in consideration of his employment.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”)

The prescribed minimum hourly wage rate (currently set at HK$40.0 per hour) during the wage period for every employee is governed by the MWO. Any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of our board of directors and management of the Company.

Directors and Executive Officers	Age	Position/Title
Shek Kin Pong	42	Chief Executive Officer and Chairman of the board
Au Ho Chi	38	Chief Financial Officer and Director
Tang Chi Hin	44	Chief Technology Officer and Director
Lau Yun Chau*	34	Independent Director Nominee
Chu Chi Hong*	42	Independent Director Nominee
Bai Yang*	37	Independent Director Nominee
Michael Chung Fai Ng*	41	Independent Director Nominee

____________

*        Has agreed to act as our independent director upon the effectiveness of the registration statement on Form F-1, of which this prospectus is a part.

The following is a brief biography of each of our current directors, executive officers appointees and director nominees:

Mr. Shek Kin Pong, age 42, is our Chief Executive Officer and Chairman of the board. Mr. Shek is an experienced IT executive with over twenty years of IT software development experience. Mr. Shek is the founder and IT team Head of Wching HK. From 2012 to the date of this prospectus, he has been the CEO and Director of Wching HK. Prior to Wching HK, from 2001 to 2012, Mr. Shek performed as a Senior Java Programmer at Creative Way Technology Limited, reporting directly to the Team Head of the IT Department, where he led and advised on various projects, including Email Scheduler, Silver Stream application server enhancement, Hyperion report, and the revamp of EDMH PSI forecast and budget system; he was later promoted from Junior to Senior Java Programmer and took on training and speaking roles for internal training. In 2001, he worked as a Web Developer at Logicspace Limited, providing IT support to the team and customers. From 2000 to 2001, Mr. Shek worked as a Programmer at STK Technology Limited. From 1999 to 2000, he worked as a Customer Service Provider at Hutchison Whampoa Limited, where he offered daily support to the Customer Service Team and managed customer inquiries and liaisons. Mr. Shek obtained Level 7 Strategic Management and Leadership Diploma from Hedon Academy in 2022. From 2022 to the present, Mr. Shek has been in the MBA program at Anglia Ruskin University.

Mr. Au Ho Chi, age 38, is our Chief Financial Officer and Executive Director. Mr. Au has more than 15 years of experience in accounting and finance. From December 2022 to the date of this prospectus, Mr. Au has been serving as the CFO at Wching HK. Since July 2023, he has been serving as an Independent Non-Executive Director at Black Box Entertainment Ltd. From October 2018 to June 2022, he served as the CFO and a Director at Life Asia Capital Limited. From September 2014 to September 2018, he worked as the CFO and a Director at Creative Veggie Limited. From July 2011 to April 2013, Mr. Au worked as a Finance Manager at Eternal Optical and Perfumery (Far East) Limited, where he got promoted from Assistant Finance Manager to Finance Manager in Mar 2012. From September 2007 to June 2011, he worked as an Audit Senior Associate at PricewaterhouseCoopers. During the summer of 2006, he worked as a Researcher & Analyst at Commodity Business Intelligence (Shanghai). Mr. Au obtained his Bachelor of Business and Administration (BBA) degree from The Hong Kong University of Science and Technology in 2007.

Mr. Tang Chi Hin, age 44, is our Chief Technology Officer and Executive Director. Mr. Tang has more than 20 years of experience in the IT industry. From February 2022 to now, he has been a Programmer at Wching HK, providing programming support to the company and customers, working on tailor-made software based on customer requests and company specifications. From January 2005 to December 2021, Mr. Tang worked as a Software Engineer at Pureblue Limited, playing a major role in restructuring the payment management system and handling database access, transaction processing, reporting, and scheduled console transactions. From May 2004 to December 2004, he worked as a Programmer at Sun Hing Steel Furniture Fty Ltd. From May 2003 to March 2004, he worked as a Software Consultant at Power Infinite Limited. From May 2002 to March 2003, he worked as a Web Programmer at PhotoChina.cc Limited. From May 2000 to March 2002, he worked as a Programmer at Professional Information System Limited. From April 2000 to February 2001, he worked as a Web Programmer at Game2game.com Limited. Mr. Tang obtained his bachelor’s degree in Computing of E-commerce from the University of South Australia in 2005 and a Diploma in Computer Science from Chu Hai College in 2000.

Mr. Lau Yun Chau, age 34, will serve as our independent director upon the effectiveness of the registration statement on Form F-1 of which this prospectus is a part, and will be member of the audit committee, the compensation committee and the nominating and corporate governance committee. Mr. Lau has more than 8 years of experience in the advertising industry. From July 2022 to now, Mr. Lau has been working as a Sales Manager at Channel C. From March 2022 to April 2022, he worked as a Business Development Manager at HKET. From July 2012 to February 2022, he worked as a Corporate Account Manager (Sales) at New iMedia Solution Ltd. From January 2012 to June 2012, he worked as a Members Relations Assistant Manager at The Hong Kong Jockey Club. From August 2010 to January 2012, he worked as an Assistant Manager (Club House and Leisure) at Kiu Lok Service Management Co., Ltd. From April 2010 to June 2010, Mr. Lau worked as a Guest Services Officer at Empire Hotel. From July 2008 to March 2010, Mr. Lau worked as a Customer Service Officer (Leasing Department) at Sino Estates Management Limited. From April 2008 to July 2008, he worked as a Clerk at the Credit Card Department of HSBC. From November 2007 to March 2008, Mr. Lau worked as a Management Trainee at Regal Riverside Hotel. From June 2006 to August 2006, he worked as a Game Promoter at Designer Group Company Limited. Mr. Lau majored in Associate of Arts in Communication and Public Relations at Community College of City University.

Mr. Chu Chi Hong, age 42, will serve as our independent director upon the effectiveness of the registration statement on Form F-1 of which this prospectus is a part, and will be the chairman of the compensation committee and a member of the nominating and corporate governance committee. Mr. Chu has more than 16 years of expertise in Digital & User Experience Design, SEO strategy Online Marketing Strategy, Social Media Engagement and Cross-platform Digital Product Development, to delivering industry-recognized online creative solutions for global and top local companies. From August 2016 to now, he has worked as the Digital Director at GSMA. From April 2013 to June 2016, he worked as a Senior Artist at Ralph Lauren Asia Pacific Limited. From August 2008 to October 2013, he worked as the Art Director at the Origo Digital Agency (HK). Mr. Chu obtained his bachelor’s degree in graphic design at the University of The Arts London in 2006.

Ms. Bai Yang, age 37, will serve as our independent director upon the effectiveness of the registration statement on Form F-1 of which this prospectus is a part, and will be the chairman of the nominating and corporate governance committee and a member of the audit committee. Ms. Bai has over 10 years of expertise in management, corporate governance, compliance, strategic planning and implementation, administration and human resource. From February 2012 to September 2022, Ms. Bai worked as General Manager at Prior Global Asset Management Group Limited, overseeing the development of businesses. From September 2009 to January 2012, she worked as an Executive Officer at China Fortune Foundation Limited, in which she was responsible for marketing and project management tasks. From June 2008 to September 2009, Ms. Bai worked as the Executive Assistant to Chairman at Chickeeduck Retail (Hong Kong) Limited. Ms. Bai obtained her Master of Science in Professional Accounting and Corporate Governance degree from the City University of Hong Kong in 2017, her Master of Social Science in Corporate Communication degree from the Chinese University of Hong Kong in 2010, and her bachelor’s degree of Arts from the Chinese University of Hong Kong in 2008.

Mr. Michael Chung Fai Ng, age 41, will serve as our independent director upon the effectiveness of the registration statement on Form F-1 of which this prospectus is a part, and will be the chairman of the audit committee and a member of the compensation committee. Mr. Ng has more than 15 years of expertise in managing SMBs and Retail Credit Lending Portfolio. From May 2022 to now, Mr. Ng has worked as the Head of Unsecured Lending at the Personal Digital Banking Product Department of Bank of China (Hong Kong) Limited. From June 2021 to May 2022, Mr. Ng was the Chief Product and Data Officer at OneConnect Financial Technology (Hong Kong) Co., Limited. From February 2019 to May 2019, he worked as an Advisor at the Innovative Solutions Group of TransUnion Asia Limited. From October 2017 to January 2019, he worked as a Senior Consultant at the Innovative Solutions Group of TransUnion Asia Limited. From October 2016 to October 2017, he worked as the Senior Risk Manager at the Consumer Business Risk Department of Citibank (Hong Kong) Limited. From September 2005 to October 2016, Mr. Ng worked as an Indp’t Model Review Manager at Hong Kong and Shanghai Banking Corporation Limited. Mr. Ng obtained his Master of Business Administration degree from The Hong Kong University of Science and Technology in 2018 and his Bachelor of Science degree from The University of British Columbia in 2006.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this Offering, our biggest shareholder, Mr. Shek Kin Pong, will beneficially own approximately             % of the aggregate voting power of our outstanding Ordinary Shares. As a result, we may be deemed to be a “controlled company” within the meaning of the Nasdaq listing standards. Mr. Shek Kin Pong has the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Capital Market.

Board of Directors

Our board of directors will consist of seven directors upon the closing of this Offering.

Duties of Directors

Under the laws of the Cayman Islands, directors have a fiduciary duty to act honestly in good faith with a view to the company’s best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A shareholder has the right to seek damages if a duty owed by the directors is breached.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board, including, but not limited to, gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution that the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We will have four independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with our business development and strategy.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Qualification

There is currently no shareholding qualification for directors.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon effectiveness: of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Mr. Lau Yun Chau, Ms. Bai Yang, and Mr. Michael Chung Fai Ng will be the chairperson of our audit committee. We have determined that Mr. Lau Yun Chau, Ms. Bai Yang, and Mr. Michael Chung Fai Ng will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Michael Chung Fai Ng qualifies as audit committee financial experts within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Mr. Lau Yun Chau, Mr. Chu Chi Hong, and Mr. Michael Chung Fai Ng upon the effectiveness of their appointments. Mr. Chu Chi Hong will be the chairperson of our compensation committee. We have determined that Mr. Lau Yun Chau, Mr. Chu Chi Hong, and Mr. Michael Chung Fai Ng will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Mr. Lau Yun Chau, Mr. Chu Chi Hong, and Ms. Bai Yang upon the effectiveness of their appointments. Ms. Bai Yang will be the chairperson of our nominating and corporate governance committee. Mr. Lau Yun Chau, Mr. Chu Chi Hong, and Ms. Bai Yang satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

The business and affairs of the Company are managed under the direction of our board of directors. We have conducted board meetings regularly since inception. Each of our directors has attended all meetings either in person, via telephone conference, or the directors have passed resolutions through written consent. In addition to the contact information in this prospectus, the board has adopted procedures for communication with the officers and directors as the date hereof. Each shareholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of our board of directors.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

We intend to adopt a code of business conduct and ethics that will be applicable to all of our directors, executive officers and employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2022 and 2023 earned by or paid to our chief executive officer, chief financial officer, chief technology officer, and each director of the Company (the “named executive officers”).

Name and Principal Position	Year/ period	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Deferred Compensation Earnings (US$)	Pension (US$)	Total (US$)
Shek Kin Pong	2022	$31,223	—	—	—	—	—	—	31,223
CEO	2023	$124,919	—	—	—	—	—	—	124,919

Au Ho Chi	2022	$5,300	—	—	—	—	—	—	5,300
CFO	2023	$63,609	—	—	—	—	—	—	63,609

Tang Chi Hin	2022	$48,047	—	—	—	—	—	—	48,047
CTO	2023	$58,117	—	—	—	—	—	—	58,117

Agreements with Named Executive Officers

We intend to enter into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. Each employment agreement will provide that we may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Pursuant to the terms of the employment agreements, each executive officer has agreed to hold, both during and after the date employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer will agree to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Compensation of Directors

For the years ended December 31, 2022 and 2023, we have not paid any amount to our directors of the Company.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors, or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering(1)		Ordinary Shares Beneficially Owned After this Offering(1)(2)
	Number	Percent	Number	Percent
Directors and Executive Officers:
Shek Kin Pong	17,800,000	89.0%	17,800,000	84.4%
Tang Chi Hin	—	—	—	—
Au Ho Chi	—	—	—	—
Lau Yun Chau	—	—	—	—
Chu Chi Hong	—	—	—	—
Bai Yang	—	—	—	—
Michael Chung Fai Ng	—	—	—	—
All executive officers and directors as a group (7 persons)	17,800,000	89%	17,800,000	84.4%
5% Principal Shareholders:
Power Smart International Limited(3)	17,800,000	89%	17,800,000	84.4%

____________

Notes:

(1)      Calculation based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Ordinary Share Holders are entitled to one (1) vote per share.

(2)      Based on 2,110,000 Ordinary Shares that will be outstanding after this offering and that the underwriters do not exercise the over-allotment option.

(3)      Shek Kin Pong, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director of Power Smart, holding 17,800,000 shares of the Company, which represent 89% of our Ordinary Shares. Shek Kin Pong is the beneficial owner of the 17,800,000 shares held by Power Smart.

Selling Shareholder

This prospectus covers the offering of 900,000 Ordinary Shares by the Selling Shareholder. This prospectus and any prospectus supplement will only permit the Selling Shareholder to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.” The Ordinary Shares owned by the Selling Shareholder are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Selling Shareholder the opportunity to sell those Ordinary Shares.

The following table sets forth the name of the Selling Shareholder, the number and percentage of Ordinary Shares beneficially owned by the Selling Shareholder, the number of Ordinary Shares that may be sold in this offering and the number and percentage of Ordinary Shares the Selling Shareholder will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholder. We will not receive any proceeds from the sale of the Ordinary Shares offered by the Selling Shareholder.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering(1)	Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned After Offering	Percentage Ownership After Offering(1)
Ocean Serene Holdings Limited(2)	900,000	4.50%	900,000	0	0%

____________

(1)      Based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus, and 2,110,000 Ordinary Shares that will be outstanding after this offering and that the underwriters do not exercise the over-allotment Option.

(2)      Ms. Chan Yee Kiu owns 100% of Ocean Serene Holdings Limited, and Ms. Chan has voting and dispositive power of ordinary shares held by Ocean Serene Holdings Limited.

History of Shares

On July 13, 2023, Wellchange Cayman was incorporated under the laws of the Cayman Islands. On the date of its incorporation, one (1) Ordinary Share was issued to Mapcal Limited. On the same day, Mapcal Limited transferred one (1) Ordinary Share to Mr. Shek Kin Pong for a consideration of $1.00.

On August 14, 2023, Victory Hero was incorporated under the laws of the BVI. On the date of its incorporation, one (1) ordinary share was allotted and issued to Wellchange Cayman, and Victory Hero became wholly owned by Wellchange Cayman.

On August 23, 2023, Mr. Shek Kin Pong transferred (1) one Ordinary Share of Wellchange Cayman to Power Smart, which is wholly owned by Mr. Shek Kin Pong, for a consideration of $1.00, and Wellchange Cayman became wholly owned by Power Smart.

On August 28, 2023, Wellchange Cayman entered into a reorganization agreement with Mr. Shek Kin Pong, Victory Hero, Wching HK, and Power Smart, pursuant to which Mr. Shek Kin Pong sold his entire equity interest in Wching HK to Victory Hero, in exchange for an allotment and issuance of 889 Ordinary Shares of Wellchange Cayman to Power Smart.

On August 30, 2023, pursuant to a subscription agreement, Wellchange Cayman allotted and issued to Ocean Serene Holdings Limited (“Ocean Serene”), Paramount Fortune Capital Limited (“Paramount Fortune”), and Prestige Leader Success Limited (“Prestige Leader”), respectively:

(i)     45 Ordinary Shares to Ocean Serene, representing 4.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$777,273 (US$99,724);

(ii)    35 Ordinary Shares to Prestige Leader, representing 3.5% of the total issued share capital of Wellchange Cayman, for a consideration of HK$604,545 (US$77,563); and

(iii)   30 Ordinary Shares to Paramount Fortune, representing 3.0% of the total issued share capital of Wellchange Cayman, for a consideration of HK$518,182 (US$66,483).

The allotment and issuance of the Ordinary Shares were completed on August 30, 2023.

On January 26, 2024, we undertook a 4,000-for-1 forward split of our Ordinary Shares approved by our existing shareholders and board of directors. As a result, our authorized share capital is US$50,000 divided into 200,000,000 Ordinary Shares, par value US$0.00025, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 1,000 to 4,000,000. Wellchange Cayman was 89% (representing 3,560,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 180,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 140,000 Ordinary Shares issued and outstanding) owned by Paramount Fortune, and 3.0% (representing 120,000 Ordinary Shares of the issued and outstanding) owned by Prestige Leader, respectively.

On February 8, 2024, the Company undertook a 5-for-1 forward split of our Ordinary Shares, approved by our existing shareholders and board of directors. As a result, the Company’s authorized share capital is US$50,000 divided into 1,000,000,000 Ordinary Shares, par value US$0.00005, and the Ordinary Shares issued and outstanding prior to the completion of this offering have been increased from 4,000,000 to 20,000,000. Wellchange Cayman was 89% (representing 17,800,000 Ordinary Shares issued and outstanding) owned by Power Smart, 4.5% (representing 900,000 Ordinary Shares issued and outstanding) owned by Ocean Serene, 3.5% (representing 700,000 Ordinary Shares issued and outstanding) owned by Prestige Leader, and 3.0% (representing 600,000 Ordinary Shares of the issued and outstanding) owned by Paramount Fortune, respectively.

RELATED PARTY TRANSACTIONS

Relationships with related parties

Name	Relationship
Mr. Shek Kin Pong	Chairman and Executive Director of the Company and the Controlling Shareholder
Mr. Cloud App Limited	Entity controlled by Mr. Shek Kin Pong
Chill Out (Hong Kong) Company Limited	Entity controlled by Mr. Shek Kin Pong

The balances with related parties consist of the following:

		As of December 31,				As of June 30, 2023
Name	Nature	2020	2021	2022	2023
		US$	US$	US$	US$	US$
Mr. Shek Kin Pong(1)	Fund transfer	(135,306)	1,066,392	38,878	151,194	124,184
Mr. Cloud App Limited(2)	Fund transfer	—	(195,016)	(135,040)	—	—
Chill Out (Hong Kong) Company Limited(3)	Fund transfer	—	(504,778)	(245,037)	—	—

____________

(1)      The balances with related parties are unsecured, interest free with no specific repayment terms. The amount is non-trade nature. As of the date of this prospectus, the amount due from Mr. Shek Kin Pong has been fully repaid.

(2)      The balances with related parties are unsecured, interest free with no specific repayment terms. The amount is non-trade nature. As of the date of this prospectus, the amount due from Mr. Cloud App Limited has been fully repaid.

(3)      The balances with related parties are unsecured, interest free with no specific repayment terms. The amount is non-trade nature. As of the date of this prospectus, the amount due from Chill Out (Hong Kong) Company Limited has been fully repaid.

The Company does not have significant related party transactions incurred during the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2023 except mentioned below.

Remuneration to senior management for the years ended December 31, 2021 and 2022 was:

	For the years ended December 31,
	2021	2022
	US$	US$
Salaries and other short term employee benefits	—	84,570
Payments to defined contribution pension schemes	—	6,321
Total	—	90,891

Remuneration to senior management for the six months ended June 30, 2022 and 2023 were:

	For the six months ended June 30,
	2022	2023
	US$	US$
Salaries and other short term employee benefits	21,243	125,392
Payments to defined contribution pension schemes	3,258	3,444
Total	24,501	128,836

DESCRIPTION OF SHARE CAPITAL

A copy of our Memorandum and Articles of Association is filed as an exhibit to the registration statement of which this prospectus is a part.

We are an exempted company incorporated with limited liability in the Cayman Islands and, upon completion of this offering, our affairs will be governed by our Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 1,000,000,000 Ordinary Shares, par value US$0.00005 each.

As of the date immediately prior to this offering, 20,000,000 Ordinary Shares of par value US$0.00005 per Ordinary Share were issued, fully paid and outstanding. Upon completion of this offering, we will have 2,110,000 Ordinary Shares issued and outstanding, assuming the underwriters do not elect to exercise their over-allotment option to purchase additional Ordinary Shares from us.

Assuming that we obtain the requisite shareholder approval, we will adopt our Memorandum and Articles of Association which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of certain material provisions of our Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares. A copy of the Memorandum and Articles of Association will be filed as an exhibit to the registration statement of which this prospectus is a part.

Ordinary Shares

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares to bearer.

Dividends

Subject to the Companies Act and our Articles of Association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors.

Except in so far as the rights attaching to, or the terms of issue of, any share may otherwise provide:

(i)     all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, although no amount paid up on a share in advance of calls shall for this purpose be treated as paid up on the share;

(ii)    all dividends shall be apportioned and paid pro rata in accordance with the amount paid up on the shares during any portion(s) of the period in respect of which the dividend is paid; and

(iii)   our board of directors may deduct from any dividend or other monies payable to any member all sums of money (if any) presently payable by him to our Company on account of calls, instalments or otherwise.

Where our board of directors or our Company in general meeting has resolved that a dividend should be paid or declared, our board of directors may resolve:

(aa)   that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the members entitled to such dividend will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or

(bb)  that the members entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit.

Upon the recommendation of our board of directors, our Company may by ordinary resolution in respect of any one particular dividend of our Company determine that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to members to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, bonus or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and shall be sent at the holder’s or joint holders’ risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to our Company. Any one of two or more joint holders may give effectual receipts for any dividends or other monies payable or property distributable in respect of the shares held by such joint holders.

Whenever our board of directors or our Company in general meeting has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

Our board of directors may, if it thinks fit, receive from any member willing to advance the same, and either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced may pay interest at such rate (if any) not exceeding 20% per annum, as our board of directors may decide, but a payment in advance of a call shall not entitle the member to receive any dividend or to exercise any other rights or privileges as a member in respect of the share or the due portion of the shares upon which payment has been advanced by such member before it is called up.

All dividends, bonuses or other distributions unclaimed for one year after having been declared may be invested or otherwise used by our board of directors for the benefit of our Company until claimed and our Company shall not be constituted a trustee in respect thereof. All dividends, bonuses or other distributions unclaimed for six years after having been declared may be forfeited by our board of directors and, upon such forfeiture, shall revert to our Company.

No dividend or other monies payable by our Company on or in respect of any share shall bear interest against our Company.

Our Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants remain uncashed on two consecutive occasions or after the first occasion on which such a cheque or warrant is returned undelivered.

Voting Rights

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting: (a) on a poll every member present in person or by proxy or, in the case of a member being a corporation, by our duly authorized representative shall have one vote for every share which is fully paid or credited as fully paid registered in his name in the register of members of our Company but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for this purpose as paid up on the share; and (b) on a show of hands every member who is present in person (or, in the case of a member being a corporation, by our duly authorized representative) or by proxy shall have one vote. Where more than one proxy is appointed by a member which is a Clearing House (as defined in the Articles) (or its nominee(s)) or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. On a poll, a member entitled to more than one vote need not use all his votes or cast all the votes he does use in the same way.

Transfer of Ordinary Shares

Subject to the Companies Act and our Articles of Association, all transfers of shares shall be effected by an instrument of transfer in the usual or common form or in such other form as our board of directors may approve and may be under hand or, if the transferor or transferee is a Clearing House (as defined in the Articles) (or its nominee(s)) or a central depository house (or its nominee(s)), under hand or by machine imprinted signature, or by such other manner of execution as our board of directors may approve from time to time.

Execution of the instrument of transfer shall be by or on behalf of the transferor and the transferee, provided that our board of directors may dispense with the execution of the instrument of transfer by the transferor or transferee or accept mechanically executed transfers. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share.

Our board of directors may, in our absolute discretion, at any time and from time to time remove any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register. Unless our board of directors otherwise agrees, no shares on the principal register shall be removed to any branch register nor shall shares on any branch register be removed to the principal register or any other branch register. All removals and other documents of title shall be lodged for registration and registered, in the case of shares on any branch register, at the registered office and, in the case of shares on the principal register, at the place at which the principal register is located.

Our board of directors may, in our absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. It may also decline to register a transfer of any share issued under any share option scheme upon which a restriction on transfer subsists or a transfer of any share to more than four joint holders.

Our board of directors may decline to recognize any instrument of transfer unless a certain fee, up to such maximum sum as Nasdaq may determine to be payable, is paid to our Company, the instrument of transfer is properly stamped (if applicable), is in respect of only one class of share and is lodged at our registered office or the place at which the principal register is located accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require is provided to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of Nasdaq, be suspended at such times and for such periods (not exceeding in the whole thirty days in any year) as our board of directors may determine.

Fully paid shares shall be free from any restriction on transfer (except when permitted by Nasdaq) and shall also be free from all liens.

Procedures on liquidation

A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution of our shareholders.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(i)     if our Company is wound up, the surplus assets remaining after payment to all creditors shall be divided among the members in proportion to the capital paid up on the shares held by them respectively; and

(ii)    if our Company is wound up and the surplus assets available for distribution among the members are insufficient to repay the whole of the paid-up capital, such assets shall be distributed, subject to the rights of any shares which may be issued on special terms and conditions, so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up on the shares held by them, respectively.

If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator thinks fit, but so that no member shall be compelled to accept any shares or other property upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to these Articles and to the terms of allotment, our board of directors may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment of such shares made payable at fixed times. A call may be made payable either in one sum or by instalments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding 20% per annum as our board of directors shall fix from the day appointed for payment to the time of actual payment, but our board of directors may waive payment of such interest wholly or in part. Our board of directors may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced our Company may pay interest at such rate (if any) not exceeding 20% per annum as our board of directors may decide.

If a member fails to pay any call or instalment of a call on the day appointed for payment, our board of directors may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment. The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall also name the place where payment is to be made. The notice shall also state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of our board of directors to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, nevertheless, remain liable to pay to our Company all monies which, at the date of forfeiture, were payable by him to our Company in respect of the shares together with (if our board of directors shall in our discretion so require) interest thereon from the date of forfeiture until payment at such rate not exceeding 20% per annum as our board of directors may prescribe.

Redemption of Ordinary Shares

Subject to the Companies Act, our Articles of Association, and, where applicable, the Nasdaq listing rules or any other law or so far as not prohibited by any law and subject to any rights conferred on the holders of any class of Shares, any power of our Company to purchase or otherwise acquire all or any of its own Shares (which expression as used in this Article includes redeemable Shares) be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it thinks fit.

Subject to the Companies Act, our Articles of Association, and to any special rights conferred on the holders of any Shares or attaching to any class of Shares, Shares may be issued on the terms that they may, at the option of our Company or the holders thereof, be liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

Variations of Rights of Shares

Subject to the Companies Act and without prejudice to our Articles of Association, if at any time the share capital of our Company is divided into different classes of shares, all or any of the special rights attached to any class of shares may (unless otherwise provided for by the terms of issue of the shares of that class) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of the Articles relating to general meetings shall mutatis mutandis apply to every such separate general meeting, but so that the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be not less than a person or persons together holding (or, in the case of a member being a corporation, by our duly authorized representative) or representing by proxy not less than one-third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him, and any holder of shares of the class present in person or by proxy may demand a poll.

Any special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Our Company must hold an annual general meeting each fiscal year other than the fiscal year of our Company’s adoption of our Articles of Association.

Extraordinary general meetings may be convened on the requisition of one or more members holding, at the date of deposit of the requisition, not less than one tenth of the paid up capital of our Company having the right of voting at general meetings. Such requisition shall be made in writing to our board of directors or the secretary of our Company for the purpose of requiring an extraordinary general meeting to be called by our board of directors for the transaction of any business specified in such requisition. Such meeting shall be held within two months after the deposit of such requisition. If within 21 days of such deposit, our board of directors fails to proceed to convene such meeting, the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of our board of directors shall be reimbursed to the requisitionist(s) by our Company.

Every general meeting of our Company shall be called by at least 10 clear days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and the general nature of that business.

Although a meeting of our Company may be called by shorter notice than as specified above, such meeting may be deemed to have been duly called if it is so agreed:

(i)     in the case of an annual general meeting, by all members of our Company entitled to attend and vote thereat; and

(ii)    in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting holding not less than 95% of the total voting rights at the meetings of all our shareholders.

All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of the election of Directors which shall be deemed ordinary business.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, and continues to be present until the conclusion of the meeting.

The quorum for a general meeting shall be two members entitled to vote and present in person (or in the case of a member being a corporation, by our duly authorized representative) or by proxy representing not less than one-third (1/3) in nominal value of the total issued voting shares in our Company throughout the meeting.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies.

Changes in Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     sub-divide our Shares or any of them into our Shares of smaller amount than is fixed by our Company’s Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced our shares shall be the same as it was in case of the share from which the reduced our Shares is derived;

(d)    cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; and

(e)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our share capital or any capital redemption reserve in any way.

Certain Cayman Islands Company Considerations

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value, negotiable or bearer shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation;

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Articles of Association provide that any action required or permitted to be taken at general meetings of our Company may only be taken upon the vote of shareholders at general meeting and shareholders may approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles of Association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one tenth of the paid up capital of our company having the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors may be removed by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

We plan to have our Ordinary Shares listed on the Nasdaq Capital Market under the symbol “WCT.” We cannot guarantee that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are listed on the Nasdaq Stock Market.

Transfer Agent

The transfer agent of our Ordinary Shares is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and though we have applied to list on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this Offering, we will have 2,110,000 Ordinary Shares issued and outstanding. All of the Ordinary Shares sold in this Offering by the us and by the Selling Shareholder will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

Our directors, executive officers and certain shareholders have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of starting on the date of this prospectus and for 180 days thereafter, without the prior written consent of the Underwriter. See “Underwriting” beginning on page 148.

Rule 144

All of our Ordinary Shares outstanding prior to this Offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months, would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date such securities were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this Offering; or

•        the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. Securities issued under Rule 701 will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be freely traded without registration or exemption thereunder.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, Hong Kong, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        Pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        U.S. expatriates;

•        Certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% (by vote or value) or more of our voting shares (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        events, hip-hop, and marketing industries investment trusts;

•        governments or agencies or instrumentalities thereof;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a trust.

All of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this Offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the BVI, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as a capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be treated as a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we were not a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2022 and the taxable year ended December 31, 2021. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our taxable year ending December 31, 2023 or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code (“IRC”), for any taxable year if either:

•        at least 75% of its gross income is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this Offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this Offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this Offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this Offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you will continue to be treated as a PFIC, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

•        the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

•        An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the IRC Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under IRC Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

BVI taxation

A BVI business company is exempt from all provisions of the Income Tax Ordinance of the BVI (including with respect to all dividends, interests, rents, royalties, compensations and other amounts payable by the company to persons who are not resident in the BVI). Capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not resident in the BVI are also exempt from all provisions of the Income Tax Ordinance of the BVI.

No estate, inheritance, succession or gift tax is payable with respect to any shares, debt obligations or other securities of a BVI company. There are currently no withholding taxes or exchange control regulations in the BVI applicable to us.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling our Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our Ordinary Shares. Under the current laws of Hong Kong:

•        No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Ordinary Shares.

•        Revenues gains from the sale of our Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

•        Gains arising from the sale of Ordinary Shares, where the purchases and sales of the Ordinary Shares are effected outside of Hong Kong such as, for example, on Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands may have a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong. In addition, all our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

Hong Kong

Khoo & Co., our counsel with respect to Hong Kong law, has advised us that judgment of United States courts cannot be directly enforced in Hong Kong in accordance with the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”), as the application of the Ordinance is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. The common law permits an action to be brought upon a foreign judgment, but it is subject to various conditions including, but not limited to, that the foreign judgement must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

British Virgin Islands

The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•        the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        is final and for a liquidated sum;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, the British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

We expect that in the event of a voluntary liquidation of the company, after payment of the liquidation costs and any sums then due to creditors, that the liquidator would distribute our remaining assets on a pari passu basis.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Business Companies Act of the British Virgin Islands (as revised from time to time).

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriter named below, Pacific Century Securities, LLC, the sole book-running manager and the representative of the underwriters, or the Representative, in this Offering, has agreed to purchase, and the Selling Shareholder and we have agreed to sell to it, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Pacific Century Securities, LLC
Revere Securities LLC
Total	2,000,000

The underwriters are offering the shares subject to its acceptance of the shares from us and subject to prior sale. The Underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriters are obligated to pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $             per share. After this Offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable within 45 days from the closing of this Offering, to purchase up to 15% additional Ordinary Shares sold in this offering, excluding Ordinary Shares subject to this option and the 900,000 Ordinary Shares offered by the Selling Shareholder, at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Underwriting Discounts and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount equal to seven point five percent (7.5%) per share from the initial public offering price. The underwriters may offer the shares through one or more of its affiliates or selling agents. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the price and upon the terms stated therein.

The following table shows the per share and total underwriting discounts we and the Selling Shareholder will pay to the underwriters.

	Per Share	Total(3)
Initial public offering price(1)	$	$
Underwriting discounts (7.5%)	$	$
Proceeds to us, before expenses(2)	$	$
Proceeds, before expenses, to the Selling Shareholder	$	$

____________

(1)      Initial public offering price per share is assumed as $4.00 per share.

(2)      The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.”

(3)      Assumes that the underwriters do not exercise any portion of their over-allotment option.

We have agreed to pay PCS a non-accountable expense allowance equal to one percent (1%) of the actual amount of gross proceeds raised by us in this Offering (including as result of the sale of any Ordinary Shares as result of the exercise of the over-allotment option).

We have also agreed to reimburse PCS up to a maximum of $250,000 for out-of-pocket accountable expenses, including: (i) all reasonable travel and lodging expenses incurred by PCS and its counsel in connection with visits to, and examinations of, our Company; (ii) background check on the Company’s principal shareholders, directors and officers; (iii) the reasonable cost for roadshow meetings; (iv) all due diligence expenses; and (v) legal counsel fees. We have paid to PCS $80,000 as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance. Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Representative’s Warrants

In addition, we have agreed to issue the Representative’s warrants, for a nominal consideration of $0.01, to purchase up to an aggregate number of Ordinary Shares equal to three point five percent (3.5%) of the total number of Ordinary Shares sold in this Offering, excluding the 900,000 Ordinary Shares offered by the Selling Shareholder, at an exercise price equal to 120% of the initial public offering price set forth on the cover page of this prospectus. The Representative’s Warrants shall be exercisable commencing six months from the date of issuance and will terminate on the date that is five years from the commencement of sales of this Offering. The Representative’s Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our ordinary shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this Offering. The Representative’s Warrants and the underlying ordinary shares are being registered in the registration statement of which this prospectus forms a part. We agreed to maintain an effective registration statement on Form F-1 (or Form F-3, if we are eligible to use such form) until such date that is the earlier of the date when all of the ordinary shares underlying the representative’s warrants have been publicly sold by holder of such warrants or such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such ordinary shares underlying the Representative’s Warrants without registration.

We will bear all fees and expenses attendant to registering the ordinary shares underlying the Representative’s Warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Right of First Refusal

We have agreed to grant the Representative for a 6-month period from the closing of this Offering, a right of first refusal to provide investment banking services (which shall include, without limitation, (a) acting as lead manager for any underwritten public offering: and (b) acting as exclusive placement agent or initial purchaser in connection with any private offering of securities of the Company) to the Company on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters/placement agents, which right is exercisable in PCS’s sole discretion.

Lock-Up Agreements

The Company, for a period of three (3) months from the closing of this Offering, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

All officers, directors, and principal shareholders (defined as owners of five percent (5%) or more) of the Company’s Ordinary Shares as of the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, shall agree in writing, in a form satisfactory to PCS, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) of the Company for a period of commencing on the date of this prospectus and for six (6) months thereafter, or any longer period required by FINRA, the U.S. exchanges or any State, without the express written consent of PCS which consent may be given or withheld in the PCS’s sole discretion.

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the Underwriter may be required to make in respect of those liabilities.

Other Relationships

The Underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this Offering, there has not been a public market for our securities in the U.S. and the public offering price for our Ordinary Shares will be determined through negotiations between us and the Underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this Offering or that an active trading market for our Ordinary Shares will develop and continue after this Offering.

Stock Exchange

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “WCT.” There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriter of this Offering, or by its affiliates. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriter to bid for and to purchase our Ordinary Shares. As an exception to these rules, the Underwriter may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this Offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the Underwriter of a greater number of Ordinary Shares than they are required to purchase in this Offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales.

The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this Offering. A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by such underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The Underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the Underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the Underwriter make any representation that the Underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Determination of Offering Price

Prior to this Offering, there was no public market for our Ordinary Shares. The initial public offering price will be determined by negotiation between us and the Underwriter. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•        the information set forth in this prospectus and otherwise available to the Underwriter;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this Offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the Underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the Underwriter can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the initial public offering price.

Affiliations

The Underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their respective businesses for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

British Virgin Islands.    This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the British Virgin Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the British Virgin Islands.

European Economic Area.    In relation to each Member State of the European Economic Area (each a “Member State”), no Ordinary Shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of Ordinary Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Hong Kong.    The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Taiwan.    The Ordinary Shares have not been and will not be registered or filed with, or approved by the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

US$
U.S. Securities and Exchange Commission Registration Fee	$
FINRA Filing Fee	$
Nasdaq Capital Market Listing Fee	$
Legal Fees and Expenses	$
Printing Expenses	$
Accounting Fees and Expenses	$
Transfer Agent Expenses	$
Miscellaneous Expenses	$
Total Expenses	$

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby and certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Certain legal matters regarding Hong Kong law will be passed upon for us by Khoo & Co. Ortoli Rosenstadt LLP may rely upon Khoo & Co. concerning matters governed by Hong Kong law. Hunter Taubman Fischer &Li LLC is acting as U.S. securities counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2021 and 2022 as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We maintain a website at https://www.wchingtech.com/. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

WELLCHANGE HOLDINGS COMPANY LIMITED

Pages
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1171)	F-30
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2022 and June 30, 2023	F-31
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended June 30, 2022 and 2023	F-32
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2022 and 2023	F-33
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2023	F-34
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-35
Schedule I — Parent Only Financial Statements as of and for the years ended December 31, 2021 and 2022 and as of December 31, 2022 and June 30, 2023 and for the six months ended June 30, 2022 and 2023	F-59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Wellchange Holdings Company Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wellchange Holdings Company Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a working capital deficit as of December 31, 2022 which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to this matter is described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on our financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2022.
San Mateo, California

December 19, 2023, except for Notes 12 and 18 which is dated March 27, 2024

WELLCHANGE HOLDINGS COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2022

	As of December 31,
	2021	2022
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	51,862	261,377
Accounts receivable, net	143,331	45,777
Amount due from a director	1,066,392	38,878
Total current assets	1,261,585	346,032

Non-current assets:
Property and equipment, net	69,275	150,136
Intangible assets, net	76,263	1,208,185
Right-of-use assets, net	11,101	184,211
Investment, net	6,192	5,483
Rental deposit, net	6,375	31,475
Deferred offering costs	—	334,000
Deferred tax assets, net	24,576	54,161
Total non-current assets	193,782	1,967,651
TOTAL ASSETS	1,455,367	2,313,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	520,091	514,394
Accruals and other payables	53,465	36,634
Deferred government subsidy	—	38,506
Lease liabilities	11,587	99,328
Contract liabilities	132,784	152,541
Amounts due to related parties	699,794	380,077
Total current liabilities	1,417,721	1,221,480

Non-current liabilities:
Lease liabilities	—	84,883
Deferred tax liabilities	8,048	195,347
Total non-current liabilities	8,048	280,230
TOTAL LIABILITIES	1,425,769	1,501,710

Commitments and contingencies

Shareholders’ equity
Ordinary shares, US$0.00005 par value, 1,000,000,000 shares authorized, and 20,000,000 shares issued and outstanding as of December 31, 2021 and 2022, respectively*	1,000	1,000
Additional paid-in capital	244,463	244,463
Subscription receivables	(243,770)	(243,770)
(Accumulated losses) retained earnings	(97,926)	682,722
Accumulated other comprehensive income	125,831	127,558
Total shareholders’ equity	29,598	811,973
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,455,367	2,313,683

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2022

	Years ended December 31,
	2021	2022
	US$	US$
REVENUES
Customized software solutions	65,150	841,511
White label software	—	766,211
Subscription services	606,460	63,395
TOTAL REVENUES	671,610	1,671,117
COST OF REVENUES	254,319	352,962
GROSS PROFIT	417,291	1,318,155

OPERATING EXPENSES
Selling expenses:
Staff costs and employee benefits	86,551	192,830
Advertising and promotion	—	1,152
	86,551	193,982
Administrative expenses:
Staff costs and employee benefits	35,830	36,063
Rental and office expenses	25,159	55,823
Legal and professional fees	13,011	61,818
Depreciation	20,552	27,618
Others	10,658	3,890
	105,210	185,212
TOTAL OPERATING EXPENSES	191,761	379,194

INCOME FROM OPERATIONS	225,530	938,961

OTHER INCOME (EXPENSE), NET
Interest income	3,848	346
Interest expense	(12,871)	(14,463)
Investment loss	(443)	(693)
Government subsidies	—	13,792
Other income	193	13
TOTAL OTHER EXPENSE, NET	(9,273)	(1,005)

INCOME BEFORE INCOME TAX	216,257	937,956
INCOME TAX EXPENSES	44,789	157,308
NET INCOME	171,468	780,648

OTHER COMPREHENSIVE INCOME
Total foreign currency translation adjustment	(121)	1,727
TOTAL COMPREHENSIVE INCOME	171,347	782,375

EARNINGS PER SHARE
Basic and diluted*	0.009	0.039
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	20,000,000	20,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2022

	Ordinary shares		Additional paid-in capital	Subscription receivables	(Accumulated losses)/ retained earnings	Accumulated other comprehensive income	Total
	No. of shares*	Amount
		US$	US$	US$	US$	US$	US$
BALANCE, January 1, 2021	20,000,000	1,000	244,463	(243,770)	(269,394)	125,952	(141,749)
Net income	—	—	—	—	171,468	—	171,468
Foreign currency translation adjustment	—	—	—	—	—	(121)	(121)
BALANCE, December 31, 2021	20,000,000	1,000	244,463	(243,770)	(97,926)	125,831	29,598
Net income	—	—	—	—	780,648	—	780,648
Foreign currency translation adjustment	—	—	—	—	—	1,727	1,727
BALANCE, December 31, 2022	20,000,000	1,000	244,463	(243,770)	682,722	127,558	811,973

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2022

	Years ended December 31,
	2021	2022
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	171,468	780,648
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	24,560	38,646
Amortization of intangible assets	9,559	56,887
Investment loss	223	693
Changes in operating assets and liabilities
Accounts receivable	63,689	96,992
Deferred tax assets	36,719	(29,563)
Rental deposit	(163)	(25,115)
Accruals and other payables	26,338	3,483
Deferred government subsidy	—	38,506
Lease liabilities	(860)	266
Contract liabilities	60,774	20,020
Deferred tax liabilities	8,071	186,899
Net cash generated from operating activities	400,378	1,168,362

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption of debt investment	128,300	—
Addition in investment	(134,715)	—
Purchase of property and equipment	(85,255)	(125,533)
Purchase of intangible assets	—	(1,189,120)
Net cash used in investing activities	(91,670)	(1,314,653)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	182,520	2,529
Repayment for bank borrowings	(38,631)	(18,904)
Prepaid offering costs	—	(334,000)
Advance to shareholders	(3,453,407)	(852,768)
Repayment from a shareholder	2,248,181	1,874,805
Advance from related parties	1,012,498	—
Repayment to related parties	(310,780)	(317,339)
Net cash (used in) generated from financing activities	(359,619)	354,323
NET CHANGE IN CASH AND CASH EQUIVALENTS	(50,911)	208,032
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	102,632	51,862
NET FOREIGN EXCHANGE DIFFERENCES	141	4,012
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	51,862	263,906

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest received	3,848	346
Interest paid	(12,871)	(14,463)

NON-CASH FINANCING ACTIVITIES:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	—	200,035

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW

Business

Wellchange Holdings Company Limited (the “Company” or “Wellchange”) is a holding company incorporated as an exempted company on July 13, 2023 under the laws of Cayman Islands. The Company is an enterprise software solution services provider headquartered in Hong Kong. The Company provides tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services. Our mission is to empower our customers and users, in particular, SMBs, to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource-efficient growth, with low-cost, user-friendly, reliable and integrated all-in-one Enterprise Resource Planning (ERP) software solutions through its wholly-owned subsidiary in Hong Kong, Wching Tech Ltd Co. Limited (“Wching HK”). The Company’s digitalization solutions enables business owners to manage and monitor their operations via web and mobile phones. Wching HK, began to develop tailor-made IT software since 2012 and provide SaaS offering services since 2019, which was founded by Mr. Shek Kin Pong in Hong Kong on April 20, 2012. Wching HK mainly focuses on the operation of SaaS services and software customization and development services. Wching HK currently offers the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually one year. The proprietary platform for SaaS services, MR. CLOUD, enables customers to execute various needs in their customer relationship management and enterprise resource planning.

Organization and reorganization

The Company was incorporated under the laws of the Cayman Islands as a limited company on July 13, 2023 and as a holding company. As at the date of its incorporation, the authorized share capital of the Company was US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each. The Company allotted and issued one ordinary share to Mapcal Limited, incorporated in Cayman Islands, at the incorporation date. On the same day, Mapcal Limited transferred the one ordinary share of the Company to Mr. Shek Kin Pong. On August 23, 2023, Mr. Shek Kin Pong transferred the one ordinary share of the Company to Power Smart International Limited (“Power Smart”), wholly-owned by Mr. Shek Kin Pong.

Victory Hero Capital Limited (“Victory Hero”), a British Virgin Islands (“BVI”) company incorporated by the Company in the BVI on August 14, 2023, is the immediate holding company of Wching HK after the group reorganization (the “Group Reorganization”) (see below).

Wching HK, a company with limited liability incorporated in Hong Kong on April 20, 2012 with issued shares of 10,000, is a wholly-owned subsidiary of Mr. Shek Kin Pong prior to the group reorganization (the “Group Reorganization”) (see below), and is our operating subsidiary in Hong Kong.

Pursuant to a Group Reorganization, to rationalize the structure of the Company and its subsidiaries (collectively, the “Group”) in preparation for the listing of the Company’s shares, the Company became the holding company of the Group on August 30, 2023, which involved (i) the incorporation of the Company on July 13, 2023 and allotment of one ordinary share to Mapcal Limited, a third party, and transfer the one ordinary share to Mr. Shek Kin Pong at par value of US$1; (ii) incorporation of Victory Hero on August 14, 2023 by the Company; (iii) the acquisition of one ordinary share of the Company from Mr. Shek Kin Pong by Power Smart at par value of US$1; (iv) the allotment of 889 ordinary shares of the Company to Power Smart by the Company for the transfer of the entire equity interest in Wching HK, originally wholly-owned by Mr. Shek Kin Pong, by Victory Hero, on August 28, 2023; and (v) further allotment of 45, 35 and 30 ordinary shares of the Company to Ocean Serene Holdings Limited (“Ocean Serene”), Paramount Fortune Capital Limited (“Paramount Fortune”) and Prestige Leader Success Limited (“Prestige Leader”) at a consideration of US$99,724, US$77,563 and US$66,483, respectively, in cash on August 30, 2023. After the Group Reorganization as of August 30, 2023, Power Smart, Ocean Serene, Paramount Fortune and Prestige Leader are holding 89%, 4.5%, 3.5% and 3.0% of equity interest in the Company. The Company, together with its wholly-owned subsidiaries, are effectively controlled by the same Controlling Shareholder, Mr. Shek Kin Pong, i.e., ultimately held as to 100% and 89% by the Controlling Shareholder before and after the Group Reorganization, respectively, and therefore the Group Reorganization is considered as a recapitalization of entities under common control. The consolidation of the

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW (cont.)

Company and its subsidiaries has been accounted for at historical cost. No amount is recognized in respect of goodwill or excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination. The consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows are prepared as if the current Group structure had been in existence throughout the two-year period ended December 31, 2022, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. The consolidated balance sheets as of December 31, 2021 and 2022 present the assets and liabilities of the companies now comprising the Group which had been incorporated/established as at the relevant balance sheet date as if the current group structure had been in existence at those dates.

Upon the Group Reorganization and as at the date of this report, details of the subsidiaries company are as follows:

Name	Background	Ownership	Principal activities
Victory Hero Capital Limited (“Victory Hero”)	— A BVI company — Incorporated on August 14, 2023 — Issued share capital of US$1	Wholly-owned by the Company	Investment holding
Wching Tech Ltd Co. Limited (“Wching HK”)	— A Hong Kong company — Incorporated on April 20, 2012 — Issued share capital of HK$10,000	Wholly-owned by Victory Hero	Provision of tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities as at the date of the consolidated financial statements and reported amounts of income and expenses during the reporting periods. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the consolidated financial statements include allowance for doubtful accounts, the useful lives of property and equipment and intangible assets, and interest rate of lease, impairment assessment of property and equipment and intangible assets. Actual results may differ from these estimates.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Foreign currency translation and transaction

The Group uses United States Dollar (“US$”) as reporting currency. The functional currency of the Company and its subsidiary incorporated in the Cayman Islands and BVI is US$ and the functional currency of its Hong Kong subsidiary is Hong Kong Dollar (“HK$”). The determination of the respective functional currency is based on the criteria of Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the statements of operations and comprehensive income during the year in which they occur.

Convenience translation

The functional currency is US$ for the Company’s Cayman Islands and BVI operations and HK$ for Hong Kong subsidiary operations. The Company’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, statements of operations accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in statements of operations.

	Years ended December 31,
	2021	2022
Average rate	7.7729	7.8307
	As of December 31,
	2021	2022
Year-end spot rate	7.7942	7.8125

Cash and cash equivalents

Cash and cash equivalents represent cash at bank and demand deposits which have original maturities less than three months and are unrestricted as to withdrawal or use. The Group does not have any cash equivalents as of December 31, 2021 and 2022. The Group maintains bank accounts in Hong Kong. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers for provision of cloud-based SaaS services from subscription which are recorded net of allowance for the Company’s doubtful accounts. The Company generally grant credit terms of 90 days to the clients. In evaluating the collectability of receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. The Company regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts. Accounts receivable are written off after all collection efforts have ceased. As of December 31, 2021 and 2022, Accounts receivable were aged within one year and no allowance for doubtful accounts was provided.

Rental deposit, net

Rental deposit are classified as non-current based on the terms of the respective agreements. The balances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. As of December 31, 2021 and 2022, management believes that the Company’s rental deposit are not impaired.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to statements of operations. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to statements of operations.

The Company depreciates property and equipment using the straight-line method as follows:

Leasehold improvement	Over the shorter of the lease term or estimated useful life
Office equipment	5 years
Furniture and fixture	5 years

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Investment, net

The Company invests in debt securities and equity securities that have readily determinable fair values.

Investment in debt securities consist of equity linked investment issued by a financial institution. This investment is not insured against loss of principal and bears a fixed monthly interest rate of 0.94% which was paid on monthly basis. This investment is accounted for as financial instruments that are marked to fair market value at the end of each reporting period. During the year ended December 2021, the equity linked investment was fully redeemed. The Company earned interest income of US$3,628 for the year ended December 31, 2021 and recognised an investment loss of US$220 at the date of disposal.

Equity securities with readily available marketable trading price consist of investment in mutual fund marketed by a financial institution. The equity securities are not insured against loss of principal and bearing a fixed interest of HK$188 (approximately US$24) per month. The Company intends to hold the investment for long-term purpose. This investment is accounted for as financial instruments that are marked to fair market value at the end of each reporting period with any unrealized gains or losses reported in statements in operations. Unrealized investment losses were US$223 and US$693 and interest income of $218 and $289 for the years ended December 31, 2021 and 2022, respectively. As of December 31, 2021 and 2022, the investment was recorded at fair value of $6,192 and $5,483, which were traded at a closing price of $9.6 and HK$8.52 per share, respectively.

Intangible assets, net

Intangible assets consist of self-developed software capitalized costs and an ERP software system acquired by the Company.

For the self-developed software costs, the Company capitalizes costs related to the development of new software products or the enhancement of existing software products for use in the Company’s product offerings. These costs are capitalized from the point of time that technological feasibility has been established, as evidenced by a working model or detailed working program design to the point of time that the product is available for general release to customers to use and the Company can generate economic benefits. Software development costs are amortized on a straight-line basis over the estimated economic lives of the products, beginning when the product is placed into service.

The ERP software system was acquired from a third party and it was merged with the existing self-developed software as all-in-one MR. CLOUD platform for ERP software solutions in which the Company is offering wide range of applications to meet different customers’ needs on subscription basis.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Intangible assets are stated at cost less accumulated amortization and impairment losses, if any. It is amortized on a straight-line basis over the estimated useful life of ten years. The estimation of useful life of intangible assets is based on the economic benefits they can generate for the Company, in which management believes that the ERP software system can generate positive future cash flows in the coming ten years supported by objective evidence.

Impairment for long-lived assets

Long-lived assets, representing property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. If an impairment is identified, The Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2021 and 2022, no impairment of long-lived assets was recognized.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the services to the customer or other conditions under the terms of a service contract. These payments are non-refundable and are recognized as revenue when our performance obligation is satisfied. As of December 31, 2021 and 2022, the Company recorded contract liabilities of US$132,784 and US$152,541, respectively, which was presented as contract liabilities on the accompanying consolidated balance sheets.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. All leases in the Group are accounted for as operating leases.

We determine if an arrangement is a lease at inception. On our balance sheet, our corporate office lease is included in operating lease right-of-use (ROU) asset, current portion of operating lease liability and operating lease liability, net of current portion.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For leases that do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in our office lease. We review the underlying objective of each contract, the terms of the contract, and consider our current and future business conditions when making these judgments.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The Financial Accounting Standards Board (“FASB”) issued a Q&A in March 2020 that focused on the application of lease guidance in ASC 842 for lease concessions related to the effects of COVID-19. The FASB staff has said that entities can elect to not evaluate whether concessions granted by lessors related to COVID-19 are lease modifications. Entities that make this election can then apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. The Company has elected to not treat the concessions as lease modifications and will instead account for the lease concessions as if they were contemplated as part of the existing leases. The Company has recorded negative variable lease expense and adjusted lease liabilities at the point in which the rent concession has become accruable.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended December 31, 2021 and 2022, the Group did not have any impairment loss against its operating lease right-of-use assets.

Deferred offering costs

The Company follows the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended initial public offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred offering costs, as well as additional expenses to be incurred, will be charged to statements of operations. As of December 31, 2021 and 2022, the Company deferred nil and US$334,000 of offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds and recognized in equity of the Company.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Unless otherwise disclosed, the fair value of Company’s financial instruments including cash and cash equivalents, accounts receivable, rental deposit, amounts due from shareholders, amounts due to related parties, bank borrowings, other payables and lease liabilities approximate their recorded values due to their short-term maturities.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Bank borrowings

Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in statements of operations over the period of the borrowings using the effective interest method. All bank borrowings were classified as short term due to repayment on demand clauses attached on the borrowings.

Accruals and other payables

Accruals and other payables primarily include accrued staff costs, accrued professional fee, payables for rental of server for the software data storage and purchase of property and equipment, and other accrual and payable for the operation of the ordinary course of business.

Related parties

The Company adopted ASC Topic 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

The details of related party transaction during the years ended December 31, 2021 and 2022 and balances as at December 31, 2021 and 2022 are set out in the Note 15.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). The Company derives revenue principally from the provision of tailor-made software solutions based on customers’ specifications, white-labelled software design and development services and MR. CLOUD SaaS platform subscription services to SMBs customers. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have written agreements with its customers and revenue on oral or implied arrangements is generally not recognized. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      identify the contract(s) with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price;

4.      allocate the transaction price to the performance obligations in the contract; and

5.      recognize revenue when (or as) the entity satisfies a performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Generally, revenue is recognized when the Company has negotiated the terms of the transaction, which includes determining either the overall price, the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer.

The service offerings by the Company mainly comprise the following:

(a)    Customized software solutions

The Company is engaged to provide a wide range of customized IT software including desktop software development service, web and mobile application development services. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The Company designs software and system based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is satisfied at a point of time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted by the customers. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognised when payment was received and charged to statements of operations once customized software delivered.

Additionally, the Company provides product warranty on customized IT software for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of customized IT software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to customized IT software and technical support service by reference to their standalone price estimated using a residual approach. The standalone price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the years ended December 31, 2021 and 2022.

(b)    White label software

The Company provides self-developed software as “white label” products to corporate customers. White label software is software that is sold unbranded, that their own branding can be added and then the software can be resold by accessing to the software as if the corporate customers developed it. Similar to customized software solutions, the Company is engaged by the customer to provide white-label software and the customer is able to customize the white label software/application and integrate custom features into the default white label applications and software per their needs. Revenue from white label software is recognized when the relevant services have been rendered. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

satisfied at a point of time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted the white label software by the customer. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognised when payment was received and charged to statements of operations once white label product delivered.

Additionally, the Company provides product warranty on white label services for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of white label software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to white label software and technical support service by reference to their standalone price estimated using a residual approach. The standalone price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the years ended December 31, 2021 and 2022.

(c)     Subscription services

The Company provides SaaS digital business management software services through subscription which includes the right to use the MR. CLOUD ERP software and continuous technical support services such as upgrading applications and fixing the minor bugs to SMBs. MR. CLOUD is a cloud-based software delivery model to develop, deliver, and maintain a variety of ERP software and applications modules in a single platform, including human resources management, project and file management, email and marketing automation, financial and accounting, quotation and invoice management, inventory management, group messenger and customer relationship management, merging all of customers’ business processes on a single platform instead of having a different software and applications for each function of its business. Customer who subscribes to the service plan logs in to their accounts to use the subscribed service over the internet or mobile on a clouded basis.

The Company enters into a distinct and fixed-fee contract with its customers as a principal for the provision of SaaS digital business management software services on subscription basis. Pursuant to the contracts, the Company requires to provide a series of digital business management applications online either being accessed on web or mobile over contract terms beginning on the commencement date of each contract, which is the date its service is made available to customers. Billings to the customers are generally on a monthly or quarterly basis over the contract term, which is typically one year. There is no variable consideration in the transaction price. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The subscription services contracts typically include a single performance obligation. There will be an update or upgrade of the MR. CLOUD ERP system when necessary and which can be utilized by existing customers automatically for the new functions during their contract period. There is no additional consideration for the update or upgrade of the software and the additional costs for the updates and upgrades were charged to statements of operations directly in the period incurred. The transaction price of the contract is allocated to the remaining contract period from the date of the upgraded software available for customers to use. No significant costs were incurred to update or upgrade the software during the years ended December 31, 2021 and 2022. There is no maintenance services attached in the contract.

The revenue from subscription services is recognized over the contract term as clients receive and consume benefits of such services as provided. Accordingly, the Company recognizes revenues from subscription services on a monthly basis when it satisfies its performance obligations throughout the contract terms.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Cost of revenues

Cost of revenues consists of depreciation of property and equipment, amortization of intangible assets (ERP software of MR. CLOUD platform), subcontracting costs for customized software solution, staff cost and rental of server. Staff costs represent the salaries and wages of engineers and IT staff incurred in connection with the provision of customized software solutions, white label software design and development services and MR. CLOUD SaaS platform subscription services. These costs are charged to the consolidated statements of operations and comprehensive income as incurred.

Operating expenses

Operating expenses primarily consist of administrative and selling personnel-related compensation expenses, including salaries and related social insurance costs for operations, depreciation, legal and professional services fees, rental and other office expenses related to general operations.

Other income

Interest income is mainly generated from savings and time deposits and is recognized on an accrual basis using the effective interest method.

Government subsidies are recognized as income in other income or as deferred government subsidy before conditions attached to the government subsidy are met and charged to statements of operations as other income once conditions are fulfilled.

In 2022, the Company successfully applied for funding support from the Employment Support Scheme (“ESS”) under the Anti-epidemic Fund, set up by the Hong Kong Government, to provide financial support to enterprises to retain their employees who may otherwise be made redundant. The wage subsidies provided to eligible employers under ESS are disbursed in and was used for paying wages of employees from May to July 2022. Employers participating in ESS were required to undertake and warrant that they would: (i) not implement redundancies during the subsidy period; and (ii) spend all the wage subsidies on paying wages to their employees. If an employer fails to use all the subsidies received to pay the wages of his/her employees, the Hong Kong Government will claw back the unspent balance of the subsidy. If the total number of employees on the payroll in any one month of the subsidy period is less than the “committed headcount of paid employees”, the employer will have to pay a penalty to the Hong Kong Government. For the years ended December 31, 2021 and 2022, the Company recognized government subsidies of approximately nil and US$13,792, respectively, in the consolidated statements of operations. As confirmed by the ESS, the post-funding audit of Wching HK’s application has been completed and Wching HK is not required to return any subsidy or pay any penalty to the Hong Kong Government. There was no unfulfilled conditions nor other contingencies attached to the ESS funding.

In January 2022, the Company received US$38,506 from the Hong Kong Government in relation to the Dedicated Fund on Branding, Upgrading and Domestic Sales (“BUD Fund”) (Free Trade Agreement (“FTA”) Program) in Hong Kong which aims to fund projects and activities to assist Hong Kong enterprises in developing brands, upgrading and restructuring operations and promoting sales in the FTA economies, so as to enhance their competitiveness and facilitate their business development in the FTA economies. Such amount was recognized in the consolidated balance sheets as deferred government subsidy upon receipt. It will be charged to statements of operations as other income at the time that all conditions attached to the subsidy are met. The conditions attached to the subsidy include the submission of a written report regarding all the expenditures of the program and acceptance and approval of report by the government are required. As of December 31, 2022, a written report of expenditures for the project was submitted to government for approval and the subsidy was recognized as at deferred government subsidy amounting to US$38,506 in the consolidated balance sheets and the approval from the Hong Kong government has not yet received.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Employee benefit plan

The principal employee’s retirement scheme is under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary income, subject to a cap of monthly relevant income of approximately US$3,831.

During the years ended December 31, 2021 and 2022, the total amount charged to the consolidated statements of operations in respect of the Company’s costs incurred on the Mandatory Provident Fund Scheme were approximately US$9,408 and US$16,782, respectively.

Income taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes (“ASC 740”). Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, is dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company adopted ASC 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, and prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Comprehensive income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income, (“ASC 220”). ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income include the net income and foreign currency translation for the years.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

The Company computes earnings per share, or EPS, in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2021 and 2022, there were no dilutive shares.

Recently issued accounting pronouncements

In May 2019, the FASB issued ASU No. 2019-05, which is an update to ASU No. 2016-13, Financial Instruments — Credit Losses (ASC Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in ASU No. 2016-13 added ASC Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to ASC Topic 326. ASU No. 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with ASC Topic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in ASU No. 2016-13 address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in ASU No. 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company has not early adopted this update and it will become effective on January 1, 2023. The Company is still evaluating the impact of accounting standard of credit losses on the consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for the Group for the annual reporting periods beginning July 1, 2022 and interim periods beginning July 1, 2023. Early adoption is permitted. The Company does not expect any material impact on the Group’s consolidated financial statements.

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848). ASU No. 2021-01 is an update of ASU No. 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR. Regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU No. 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU No. 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. On December 21, 2022, the FASB issued a new Accounting Standards Update ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, that extends the sunset (or expiration) date of ASC Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. The Company does not expect the cessation of LIBOR to have a material impact on the financial position, results of operations, cash flows or disclosures.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

Going Concern

As of December 31, 2021, the Company had a working capital deficit of US$156,136. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2021.

As of December 31, 2022, the Company continued having a working capital deficit of US$875,448. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2022.

We intend to meet the cash requirements for the next 12 months from the issuance date of these consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

Despite the Company’s efforts to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. Therefore, there is a substantial doubt about the ability of the Company to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

3. SEGMENT INFORMATION

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has only one operating segment. All assets of the Company are located in Hong Kong and all revenue is generated in Hong Kong.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net is comprised of the following:

	As of December 31,
	2021	2022
	US$	US$
Accounts receivable	143,331	45,777
Allowance for doubtful accounts	—	—
Accounts receivable, net	143,331	45,777

Accounts receivable, net as of December 31, 2021 and 2022 are aged within one year.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of December 31,
	2021	2022
	US$	US$
Leasehold improvement	40,992	115,008
Office equipment	53,345	56,931
Furniture and fixtures	—	1,040
Total	94,337	172,979
Less: accumulated depreciation	25,062	22,843
Net carrying value	69,275	150,136

Depreciation expenses recognized for the years ended December 31, 2021 and 2022 were US$24,560 and US$38,646, respectively.

6. INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	As of December 31,
	2021	2022
	US$	US$
Self-developed software	95,329	95,106
Acquired ERP system	—	1,189,120
Less: accumulated amortization	(19,066)	(76,041)
Intangible assets, net	76,263	1,208,185

Amortization expenses recognized for the years ended December 31, 2021, and 2022 were US$9,559 and US$56,887, respectively.

7. INVESTMENT, NET

Investment, net consists of the following:

	As of December 31,
	2021	2022
	US$	US$
Marketable equity securities	6,192	5,483

Debt Securities

Investment in debt securities consist of equity linked investment issued by a financial institution. This investment is not insured against loss of principal and bears a fixed monthly interest rate of 0.94% which was paid on monthly basis. This investment is accounted for as financial instruments that are marked to fair market value at the end of each reporting period.

During the year ended December 2021, the equity linked investment was fully redeemed. The Company earned interest income of US$3,628 for the year ended December 31, 2021 and recognized an investment loss of US$220 at the date of disposal.

Investments in Marketable Equity Securities

Equity securities with readily available marketable trading price consist of investment in mutual fund marketed by a financial institution. The equity securities are not insured against loss of principal and bearing a fixed interest of HK$188 (approximately US$24) per month. This investment is accounted for as financial instruments that are marked

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. INVESTMENT, NET (cont.)

to fair market value at the end of each reporting period with any unrealized gains or losses reported in statements in operations. As of December 31, 2021 and 2022, the investment was recorded at fair value of $6,192 and $5,483, which were traded at a closing price of $9.6 and $8.52 per share, respectively.

For the years ended December 31, 2021 and 2022, the Company had unrealized investment losses of $223 and $693, respectively, in the changes in fair value and interest income of $218 and $289, respectively.

8. RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

The Company is a lessee of non-cancellable operating leases for a corporate office in Hong Kong with a lease term of two years. The Company’s ROU assets and operating lease liabilities recognized in the consolidated balances sheets consist of the following:

	As of December 31,
	2021	2022
	US$	US$
Right-of-use assets	11,101	184,211
	As of December 31,
	2021	2022
	US$	US$
Operating lease liabilities
Current portion	11,587	99,328
Non-current portion	—	84,883
Total	11,587	184,211

During the years ended December 31, 2021 and 2022, the Company incurred lease expenses of approximately US$19,218 and US$34,199, respectively.

Other supplemental information about the Company’s operating lease as of December 31, 2021 and 2022:

	As of December 31,
	2021	2022
Operating leases:
Weighted average remaining lease term (years)	0.6	1.8
Weighted average discount rate	2.75%	2.75%

The maturity analysis of the Company’s undiscounted non-cancellable operating lease obligations as of December 31, 2022 is as follows:

Operating leases
US$
Year ending December 31, 2023	102,912
Year ending December 31, 2024	85,760
Total undiscounted lease obligations	188,672
Less: imputed interest	(4,461)
Lease liabilities recognized in the consolidated balance sheet	184,211

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. BANK BORROWINGS

Outstanding balances of bank borrowings as of December 31, 2021 and 2022 consist of the following:

	As of December 31,
	2021	2022
	US$	US$
Bank borrowings
Guaranteed(i)	520,091	514,394
Short-term bank borrowings(ii), (iii)	520,091	514,394

____________

(i)      The bank borrowings were guaranteed by Mr. Shek Kin Pong, a director of the Company, and the HKMC Insurance Limited under a financing aid program for SMBs operating in Hong Kong.

(ii)     As of December 31, 2021 and 2022, the Company had bank borrowings amounted to US$520,091 and US$514,394, respectively, which contained repayment on demand clauses. Accordingly, they have been classified as current liabilities. For the purpose of the illustration, such bank borrowings are included within short-term bank borrowings and represented as bank borrowings repayable on demand.

(iii)    The bank borrowings are all denominated in HK$.

Bank borrowings as at December 31, 2021 and 2022 are as follows:

Lender	Type	Maturity date	Currency	Interest rate	Balance as at December 31,
					2021	2022
					US$	US$
The Hongkong and Shanghai Banking Corporation Limited	Term loan	8 years with repayable on demand clause	HK$	Fixed rate at 2.75%	520,091	514,394

As of December 31, 2021, the contractual repayment schedule is as follows:

US$
Year ending December 31, 2022	4,473
Year ending December 31, 2023	70,842
Year ending December 31, 2024	84,869
Year ending December 31, 2025	87,559
Year ending December 31, 2026	90,335
Thereafter	182,013
Total bank borrowings	520,091

As of December 31, 2022, the contractual repayment schedule is as follows:

US$
Year ending December 31, 2023	70,676
Year ending December 31, 2024	84,670
Year ending December 31, 2025	87,355
Year ending December 31, 2026	90,124
Year ending December 31, 2027	92,981
Thereafter	88,588
Total bank borrowings	514,394

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of December 31,
	2021	2022
	US$	US$
Accrued staff costs	40,100	28,973
Accrued professional fees	5,132	2,816
Payables for rental of server	1,791	1,787
Payable for purchase of property and equipment	5,774	—
Others	668	3,058
Total	53,465	36,634

11. CONTRACT LIABILITIES

The movement of contract liabilities consist of the following:

	As of December 31,
	2021	2022
	US$	US$
Balance at beginning of the year	72,571	132,784
Additions	186,285	206,230
Recognized as revenues during the year	(125,511)	(186,209)
Exchange realignment	(561)	(264)
Balance at end of year	132,784	152,541

12. Shareholders’ equity

Ordinary shares

The Company was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on July 13, 2023. The authorized share capital of the Company was US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each at the date of incorporation. During July and September 2023, the Group performed a series of Group Reorganization (detailed in Note 1) and 1,000 issued and outstanding ordinary shares.

On January 26, 2024, the Company effected a 4,000-for-1 share split of the Company’s ordinary shares. On February 8, 2024, the Company further effected a 5-for-1 share split of the Company’s ordinary shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of ordinary shares in this report have been retrospectively adjusted for the share split, as if such share split occurred on the first day of the years presented. Accordingly, the weighted average number of ordinary shares used in computing basic and diluted earnings were changed from 1,000 to 20,000,000 for both years ended December 31, 2021 and 2022. Also, both basic and diluted earnings per share of the Company were changed from US$0.04 to US$0.009 and from US$0.20 to US$0.039 for the years ended December 31, 2021 and 2022, respectively.

Subscription receivables

The balance represented the outstanding subscription consideration for the ordinary shares of the Company. They are recognized as deduction of equity in accordance with SAB Topic 4:E.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. DISAGGREGATED REVENUES

The following table shows disaggregated revenues by major categories for the years ended December 31, 2021 and 2022, respectively:

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Customized software solutions	65,150	9.7%	841,511	50.3%
White label software	—	—	766,211	45.9%
Subscription services	606,460	90.3%	63,395	3.8%
Total	671,610	100.0%	1,671,117	100.0%

The following table shows disaggregated cost of revenues by major categories for the years ended December 31, 2021 and 2022, respectively:

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Customized software solutions	19,850	7.8%	122,759	34.8%
White label products	—	—%	212,611	60.2%
Subscription services	234,469	92.2%	17,592	5.0%
Total	254,319	100.0%	352,962	100.0%

The following table shows disaggregated cost of revenues by nature for the years ended December 31, 2021 and 2022, respectively:

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Staff costs and employee benefits	189,835	74.6%	221,600	62.8%
Amortization of intangible assets	9,559	3.8%	56,887	16.1%
Subcontracting costs	40,140	15.8%	52,294	14.8%
Rental of server	10,777	4.2%	11,153	3.2%
Depreciation	4,008	1.6%	11,028	3.1%
Total	254,319	100.0%	352,962	100.0%

The following table sets forth a breakdown of gross profit and gross profit margin for the years ended December 31, 2021 and 2022, respectively:

					Years ended December 31,
Category	2021				2022
	Revenues	Cost of revenues	Gross profit	Gross profit margin	Revenues	Cost of revenues	Gross profit	Gross profit margin
	US$	US$	US$	%	US$	US$	US$	%
Customized software solutions	65,150	19,850	45,300	69.5%	841,511	122,759	718,752	85.4%
White label software	—	—	—	—	766,211	212,611	553,600	72.3%
Subscription services	606,460	234,469	371,991	61.3%	63,395	17,592	45,803	72.3%
Total	671,610	254,319	417,291	62.1%	1,671,117	352,962	1,318,155	78.9%

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. DISAGGREGATED REVENUES (cont.)

Revenues disaggregated by timing of revenue recognition for the years ended December 31, 2021 and 2022 are disclosed in the table below:

	Years ended December 31,
	2021	2022
	US$	US$
Point in time
– Customized software solutions	65,150	841,511
– White label software	—	766,211
	65,150	1,607,722
Over time
– Subscription services	606,460	63,395
Total	671,610	1,671,117

14. TAXES

Income tax

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

Victory Hero is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Wching HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,405), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,405). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

For the years ended December 31, 2021 and 2022, the Company generated substantially all of its taxable income in the Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in the Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

Taxation in the statements of operations represents:

	Years ended December 31,
	2021	2022
	US$	US$
Hong Kong profits tax provision for the year:
Current	—	—
Deferred	44,789	157,308
Total income tax expense	44,789	157,308

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. TAXES (cont.)

A reconciliation of the provision for income taxes determined at the Hong Kong statutory income tax rate to the Company’s effective income tax rate is as follows:

	Years ended December 31,
	2021		2022
	US$	%	US$	%
Net income before income tax	216,257	—	937,956	—
Tax at Hong Kong statutory tax rate of 16.5%	35,682	16.5%	154,763	16.5%
Reconciling items:
Tax effect of temporary difference	7,763	3.6%	4,786	0.5%
Tax effect of non-taxable income	(599)	(0.3)%	(2,333)	(0.2)%
Tax effect of non-deductible expenses	219	0.1%	92	0.0%
Tax losses not recognized	1,724	0.8%	—	—
Income tax expense	44,789	20.7%	157,308	16.8%

Deferred tax

The following table sets forth the significant components of the deferred tax liabilities and assets of the Company:

	As of December 31,
	2021	2022
	US$	US$
Deferred tax liabilities:
Accelerated depreciation and amortization
Opening balances	—	8,048
Addition	8,048	187,299
Ending balances	8,048	195,347

Deferred tax assets:
Net operating loss
Opening balances	61,528	24,576
Addition	—	29,585
Utilized during the year	(36,952)	—
Ending balances	24,576	54,161
Less: valuation allowance	—	—
Net deferred tax assets	24,576	54,161

The Company did not recognize any valuation allowance against its deferred tax asset as management believes the Company will be able to full utilize the assets in the foreseeable future.

15. RELATED PARTY BALANCES AND TRANSACTIONS

Relationships with related parties

Name	Relationship
Mr. Shek Kin Pong	Chairman and Executive Director and Controlling Shareholder of the Company
Super Power Tech Limited (previously known as Mr. Cloud App Limited)	Entity controlled by Mr. Shek Kin Pong
Chill Out (Hong Kong) Company Limited	Entity controlled by Mr. Shek Kin Pong

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Amount due from a director consist of the following:

		As of December 31,
Name	Nature	2021	2022
		US$	US$
Mr. Shek Kin Pong	Fund transfer	1,066,392	38,878
		1,066,392	38,878

Amounts due to related parties consists of the following:

Name	Nature	As of December 31,
		2021	2022
		US$	US$
Super Power Tech Limited (previously known as Mr. Cloud App Limited)*	Fund transfer	195,016	135,040
Chill Out (Hong Kong) Company Limited	Fund transfer	504,778	245,037
		699,794	380,077

____________

*        On February 15, 2023, Mr. Cloud App Limited changed its name to Super Power Tech Limited.

The balances with related parties are unsecured, interest free with no specific repayment terms. The amounts due from/to are non-trade nature.

As of the date of this report, the amount due from Mr. Shek Kin Pong, US$38,878 as of December 31, 2022, has been fully settled.

The Company does not have significant related party transactions incurred during the years ended December 31, 2021 and 2022 except for the following:

Remuneration to senior management for the years ended December 31, 2021 and 2022 were:

	Years ended December 31,
	2021	2022
	US$	US$
Salaries and other short term employee benefits	—	84,570
Payments to defined contribution pension schemes	—	6,321
Total	—	90,891

16. RISKS AND UNCERTAINTIES

Credit risk

The Company’s assets that are potentially subject to a significant concentration of credit risk primarily consist of bank balances and accounts receivable.

Bank balances

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of approximately US$64,000 if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2022, cash balance of US$261,377 was maintained at financial institutions in Hong Kong and approximately US$66,913 was insured by the Hong Kong Deposit Protection Board.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. RISKS AND UNCERTAINTIES (cont.)

Accounts receivable

The Company has designed credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally do not require collateral or other securities from such customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the aging of the receivable, the client’s payment history, its current creditworthiness and current economic trends. Since all accounts receivable as at years ended December 31, 2021 and 2022 are aged within one year, minimum credit risk was noted for accounts receivable.

Customer concentration risk

For the year ended December 31, 2022, two customers accounted for 45.9% and 12.2% of our total revenues. No other customer accounts for more than 10% of our revenues for the years ended December 31, 2021 and 2022, respectively.

As of December 31, 2021, two customers accounted for 40.3% and 10.7% of the total balance of accounts receivable. As of December 31, 2022, three customers accounted for 69.9%, 14.6% and 11.3% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of December 31, 2021 and 2022, respectively.

Subcontractor concentration risk

For the year ended December 31, 2021, one subcontractor accounted for 15.2% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the years ended December 31, 2021 and 2022, respectively.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings and cash and cash equivalents. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency risk

The reporting currency of the Company is US$. To date the majority of the revenues and costs are denominated in HK$ and a significant portion of the assets and liabilities are denominated in HK$. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of twelve months, including through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency, as well as servicing of financial obligations: this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We entered into operating leases for a corporate office in Hong Kong for a term of two years. Our commitments for minimum lease payment under these operating leases and finance lease obligations as of December 31, 2022 are listed in section “Note 8 — RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES”.

Litigation

From time to time, we are involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, we do not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on our financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review the need for any such liabilities on a regular basis.

18. SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2022 up through March 27, 2024, which is the date that these consolidated financial statements are available to be issued, there were no other any material subsequent events that require disclosure in these consolidated financial statements other than disclosed below.

The Company performed the Group Reorganization as detailed in Note 1 above.

Effective on January 26, 2024, the registrant implemented a 4,000-for-1 share split of its ordinary shares pursuant to which the shareholders received 4,000 ordinary shares for every one ordinary share held as of such date. As a result, the Company has 4,000,000 ordinary shares issued and outstanding.

Effective on February 8, 2024, the registrant implemented a further 5-for-1 share split of its ordinary shares pursuant to which the shareholders received five ordinary shares for every one ordinary share held as of such date. As a result, the Company has 20,000,000 ordinary shares issued and outstanding. Unless indicated or the context otherwise requires, all per share amounts and numbers of ordinary shares in this report have been retrospectively adjusted for the share split, as if such share split occurred on the first day of the years presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Wellchange Holdings Company Limited

Results of Review Interim Financial Statements

We have reviewed the accompanying condensed consolidated balance sheet of Wellchange Holdings Company Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2023, and the related condensed consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the six-month periods ended June 30, 2022 and 2023, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2022, and the related statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated December 19, 2023, except for Notes 12 and 18 which are dated March 27, 2024, we expressed an unqualified opinion on those financial statements. Our report included a paragraph of Substantial Doubt about the Company’s Ability to Continue as a Going Concern regarding the Company’s ability to continue as a going concern. Our opinion was not modified with respect to this matter. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2022, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern. As noted above, as of December 31, 2022, there was substantial doubt that the Company would continue as a going concern, As further described in Note 2 to the interim financial statements, the Company continued to have a working capital deficit as of June 30, 2023. These circumstances did not alleviate the substantial doubt that was outstanding as of December 31, 2022; accordingly, substantial doubt that the Company will continue as a going concern still exists. Management’s plans in regards to these matters are also described in Note 2. The interim financial statements do not include any adjustments that might result from the outcome of this doubt and uncertainty.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2022.
San Mateo, California

February 8, 2024, except for Notes 12 and 18 which are dated March 27, 2024

WELLCHANGE HOLDINGS COMPANY LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND JUNE 30, 2023

	As of
	December 31, 2022	June 30, 2023
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	261,377	142,540
Accounts receivable, net	45,777	443,634
Amount due from a director	38,878	124,184
Total current assets	346,032	710,358

Non-current assets:
Property and equipment, net	150,136	130,357
Intangible assets, net	1,208,185	1,140,499
Right-of-use assets, net	184,211	134,478
Investment, net	5,483	5,660
Rental deposit, net	31,475	25,704
Deferred offering costs	334,000	332,986
Deferred tax assets, net	54,161	—
Total non-current assets	1,967,651	1,769,684
TOTAL ASSETS	2,313,683	2,480,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	514,394	494,846
Accruals and other payables	36,634	271,701
Deferred government subsidy	38,506	38,389
Lease liabilities	99,328	100,395
Contract liabilities	152,541	44,656
Amounts due to related parties	380,077	—
Tax payable	—	47,919
Total current liabilities	1,221,480	997,906

Non-current liabilities:
Lease liabilities	84,883	34,083
Deferred tax liabilities	195,347	175,126
Total non-current liabilities	280,230	209,209
TOTAL LIABILITIES	1,501,710	1,207,115
Commitments and contingencies

Shareholders’ equity
Ordinary shares, US$0.00005 par value, 1,000,000,000 shares authorized, and 20,000,000 shares issued and outstanding as of December 31, 2022 and June 30, 2023, respectively*	1,000	1,000
Additional paid-in capital	244,463	244,463
Subscription receivables	(243,770)	(243,770)
Retained earnings	682,722	1,147,302
Accumulated other comprehensive income	127,558	123,932
Total shareholders’ equity	811,973	1,272,927
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,313,683	2,480,042

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2023

	For the six months ended June 30,
	2022	2023
	US$	US$
REVENUES
Customized software solutions	357,560	802,418
White label software	—	255,121
Subscription services	33,532	123,373
TOTAL REVENUES	391,092	1,180,912
COST OF REVENUES	122,946	267,427
GROSS PROFIT	268,146	913,485

OPERATING EXPENSES
Selling expenses:
Staff costs and employee benefits	145,985	—
Advertising and promotion	962	17
	146,947	17
Administrative expenses:
Staff costs and employee benefits	15,295	50,693
Rental and office expenses	13,633	55,341
Legal and professional fees	20,424	234,204
Depreciation	10,206	14,430
Allowance for expected credit loss	—	2,402
Others	1,395	3,174
	60,953	360,244
TOTAL OPERATING EXPENSES	207,900	360,261

INCOME FROM OPERATIONS	60,246	553,224

OTHER INCOME (EXPENSE), NET
Interest income	148	216
Interest expense	(7,142)	(8,331)
Investment (gain) loss	(649)	194
Government subsidies	5,111	1,531
Other income	(108)	—
TOTAL OTHER EXPENSE, NET	(2,640)	(6,390)

INCOME BEFORE INCOME TAX	57,606	546,834
INCOME TAX EXPENSES	7,749	82,254
NET INCOME	49,857	464,580

OTHER COMPREHENSIVE LOSS
Total foreign currency translation adjustment	(2,112)	(3,626)
TOTAL COMPREHENSIVE INCOME	47,745	460,954

EARNINGS PER SHARE
Basic and diluted*	0.002	0.023
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	20,000,000	20,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2023

	Ordinary shares		Additional paid-in capital	Subscription receivables	(Accumulated losses)/ retained earnings	Accumulated other comprehensive income	Total
	No. of shares*	Amount
		US$	US$	US$	US$	US$	US$
BALANCE, January 1, 2022	20,000,000	1,000	244,463	(243,770)	(97,926)	125,831	29,598
Net income	—	—	—	—	49,857	—	49,857
Foreign currency translation adjustment	—	—	—	—	—	(2,112)	(2,112)
BALANCE, June 30, 2022	20,000,000	1,000	244,463	(243,770)	(48,069)	123,719	77,343
BALANCE, January 1, 2023	20,000,000	1,000	244,463	(243,770)	682,722	127,558	811,973
Net income	—	—	—	—	464,580	—	464,580
Foreign currency translation adjustment	—	—	—	—	—	(3,626)	(3,626)
BALANCE, June 30, 2023	20,000,000	1,000	244,463	(243,770)	1,147,302	123,932	1,272,927

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2023

	For the six months ended June 30,
	2022	2023
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	49,857	464,580
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	15,646	20,132
Amortization of intangible assets	4,747	63,991
Investment loss (gain)	649	(194)
Allowance for doubtful debt/expected credit loss	—	2,402
Changes in operating assets and liabilities
Accounts receivable	(178,161)	(400,277)
Deferred tax assets	5,023	53,975
Rental deposit	—	5,674
Accruals and other payables	18,608	243,677
Deferred government subsidy	38,325	—
Contract liabilities	30,087	(107,367)
Tax payable	—	—
Deferred tax liabilities	3,324	28,299
Net cash (used in) generated from operating activities	(11,895)	374,892

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,911)	(817)
Net cash used in investing activities	(1,911)	(817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank borrowings	—	(25,727)
Advance to a director	—	(286,756)
Repayment from a director	96,681	200,231
Advance to related parties	(162,766)	(371,031)
Repayment to related parties	(1,917)	—
Net cash used in financing activities	(68,002)	(483,283)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(81,808)	(109,208)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	51,862	261,377
NET FOREIGN EXCHANGE DIFFERENCES	48,489	(9,629)
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	18,543	142,540

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest received	148	216
Interest paid	7,142	8,331

The accompanying notes are an integral part of these consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW

Business

Wellchange Holdings Company Limited (the “Company” or “Wellchange”) is a holding company incorporated as an exempted company on July 13, 2023 under the laws of Cayman Islands. The Company is an enterprise software solution services provider headquartered in Hong Kong. The Company provides tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services. Our mission is to empower our customers and users, in particular, Small and Medium-sized Enterprises (“SMEs”), to accelerate their digital transformation, optimize productivity, improve customer experiences, and enable resource-efficient growth, with low-cost, user-friendly, reliable and integrated all-in-one Enterprise Resource Planning (ERP) software solutions through its wholly-owned subsidiary in Hong Kong, Wching Tech Ltd Co. Limited (“Wching HK”). The Company’s digitalization solutions enables business owners to manage and monitor their operations via web and mobile phones. Wching HK, began to develop tailor-made IT software since 2012 and provide SaaS offering services since 2019, which was founded by Mr. Shek Kin Pong (“Mr. Shek”) in Hong Kong on April 20, 2012. Wching HK mainly focuses on the operation of SaaS services and software customization and development services. Wching HK currently offers the following functions: customer acquisition, transaction, settlement, customer management, employee management, data analysis and supply chain services for the duration of the contract period, which is usually one year. The proprietary platform for SaaS services, MR. CLOUD, enables customers to execute various needs in their customer relationship management and enterprise resource planning.

Organization and reorganization

The Company was incorporated under the laws of the Cayman Islands as a limited company on July 13, 2023 and as a holding company. As at the date of its incorporation, the authorized share capital of the Company was US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each. The Company allotted and issued one ordinary share to Mapcal Limited, incorporated in Cayman Islands, at the incorporation date. On the same day, Mapcal Limited transferred the one ordinary share of the Company to Mr. Shek. On August 23, 2023, Mr. Shek transferred the one ordinary share of the Company to Power Smart International Limited (“Power Smart”), wholly-owned by Mr. Shek.

Victory Hero Capital Limited (“Victory Hero”), a British Virgin Islands (“BVI”) company incorporated by the Company in the BVI on August 14, 2023, is the immediate holding company of Wching HK after the group reorganization (the “Group Reorganization”) (see below).

Wching HK, a company with limited liability incorporated in Hong Kong on April 20, 2012 with issued shares of 10,000, is a wholly-owned subsidiary of Mr. Shek prior to the group reorganization (the “Group Reorganization”) (see below), and is our operating subsidiary in Hong Kong.

Pursuant to a Group Reorganization, to rationalize the structure of the Company and its subsidiaries (collectively, the “Group”) in preparation for the listing of the Company’s shares, the Company became the holding company of the Group on August 30, 2023, which involved (i) the incorporation of the Company on July 13, 2023 and allotment of one ordinary share to Mapcal Limited, a third party, and transfer the one ordinary share to Mr. Shek at par value of US$1; (ii) incorporation of Victory Hero on August 14, 2023 by the Company; (iii) the acquisition of one ordinary share of the Company from Mr. Shek by Power Smart at par value of US$1; (iv) the allotment of 889 ordinary shares of the Company to Power Smart by the Company for the transfer of the entire equity interest in Wching HK, originally wholly-owned by Mr. Shek, by Victory Hero, on August 30, 2023; and (v) further allotment of 45, 35 and 30 ordinary shares of the Company to Ocean Serene Holdings Limited (“Ocean Serene”), Paramount Fortune Capital Limited (“Paramount Fortune”) and Prestige Leader Success Limited (“Prestige Leader”) at a consideration of US$99,724, US$77,563 and US$66,483, respectively, in cash on August 30, 2023. After the Group Reorganization as of August 30, 2023, Power Smart, Ocean Serene, Paramount Fortune and Prestige Leader are holding 89%, 4.5%, 3.5% and 3.0% of equity interest in the Company. The Company, together with its wholly-owned subsidiaries, are effectively controlled by the same Controlling Shareholder, Mr. Shek, i.e., ultimately held as to 100% and 89% by the Controlling Shareholder before and after the Group Reorganization, respectively, and therefore the Group Reorganization is considered as

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OVERVIEW (cont.)

a recapitalization of entities under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost. No amount is recognized in respect of goodwill or excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination. The consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows are prepared as if the current Group structure had been in existence throughout the six months periods ended June 30, 2022 and 2023, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. The consolidated balance sheets as of December 31, 2022 and June 30, 2023 present the assets and liabilities of the companies now comprising the Group which had been incorporated/established as at the relevant balance sheet date as if the current group structure had been in existence at those dates.

Upon the Group Reorganization and as at the date of this report, details of the subsidiaries company are as follows:

Name	Background	Ownership	Principal activities
Victory Hero Capital Limited (“Victory Hero”)	— A BVI company — Incorporated on August 14, 2023 — Issued share capital of US$1	Wholly-owned by the Company	Investment holding
Wching Tech Ltd Co. Limited (“Wching HK”)	— A Hong Kong company — Incorporated on April 20, 2012 — Issued share capital of HK$10,000	Wholly-owned by Victory Hero	Provision of tailor-made software solutions, cloud-based software-as-a-service (“SaaS”) services, and white-labelled software design and development services

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of presentation and principles of consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All significant inter-company transactions and balances between members of the Group are eliminated upon consolidation.

The unaudited interim condensed consolidated financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of June 30, 2023, and results of operations and cash flows for the six months ended June 30, 2022 and 2023. The unaudited interim condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by the U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023, and related notes included in the Company’s audited consolidated financial statements.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements (“interim financial statements”) in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities as at the date of the interim financial statements and reported amounts of income and expenses during the reporting periods. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the interim financial statements include allowance for doubtful accounts, the useful lives of property and equipment and intangible assets, and interest rate of lease, impairment assessment of property and equipment and intangible assets. Actual results may differ from these estimates.

Foreign currency translation and transaction

The Group uses United States Dollar (“US$”) as reporting currency. The functional currency of the Company and its subsidiary incorporated in the Cayman Islands and BVI is US$ and the functional currency of its Hong Kong subsidiary is Hong Kong Dollar (“HK$”). The determination of the respective functional currency is based on the criteria of Accounting Standards Codification (“ASC”) Topic 830, “Foreign Currency Matters”.

In the interim financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the statements of operations and comprehensive income during the year in which they occur.

Convenience translation

The functional currency is US$ for the Company’s Cayman Islands and BVI operations and HK$ for Hong Kong subsidiary operations. The Company’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, statements of operations accounts are translated at average rates of exchange for the six months period and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in statements of operations.

	For the six months ended June 30,
	2022	2023
Average rate	7.8261	7.8394
	As of
	December 31, 2022	June 30, 2023
Year-end spot rate	7.8125	7.8363

Recently adopted accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The new accounting standard introduced the current expected credit losses methodology (“CECL”) for estimating allowances for credit

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

losses. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized costs, including loans and trade receivables. ASU 2016-13 is effective for the Company, as an Emerging Growth Company (“EGC”), for annual and interim reporting periods beginning after December 15, 2022.

The Company adopted the standard on January 1, 2023 using the modified retrospective method for all financial assets in scope. The adoption of the standard did not have a material impact on our unaudited interim condensed consolidated statements of operations, or consolidated statements of cash flows.

Cash and cash equivalents

Cash and cash equivalents represent cash at bank and demand deposits which have original maturities less than three months and are unrestricted as to withdrawal or use. The Group does not have any cash equivalents as of December 31, 2022 and June 30, 2023. The Group maintains all bank accounts in Hong Kong. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers for provision of cloud-based SaaS services from subscription services and customized software solutions which are recorded net of allowance for expected credit loss. The Company generally grant credit terms of 90 days to the clients. In evaluating the collectability of receivable balances, the Company considers specific evidence including aging of the receivable, the client’s payment history, its current creditworthiness and current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. The Company regularly reviews the adequacy and appropriateness of the allowance for expected credit loss. Accounts receivable are written off after all collection efforts have ceased. As of December 31, 2022 and June 30, 2023, allowance for expected credit loss was nil and US$2,402 was made, respectively. During the six months ended, allowance for expected credit loss was nil and US$2,402 was made, respectively.

Rental deposit, net

Rental deposit is classified as non-current based on the terms of the respective agreements. The balances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. As of December 31, 2022 and June 30, 2023, management believes that the Company’s rental deposit are not impaired.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to statements of operations. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to statements of operations.

The Company depreciates property and equipment using the straight-line method as follows:

Leasehold improvement	Over the shorter of the lease term or estimated useful life
Office equipment	5 years
Furniture and fixture	5 years

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Investment, net

The Company invests in equity securities that have readily determinable fair values.

Equity securities with readily available marketable trading price consist of investment in mutual fund marketed by a financial institution. The equity securities are not insured against loss of principal and bearing a fixed interest of HK$188 (approximately US$24) per month. The Company intends to hold the investment for long-term purpose.

This investment is accounted for as financial instruments that are marked to fair market value at the end of each reporting period with any unrealized gains or losses reported in statements in operations. Unrealized investment losses were US$649 and unrealized investment gain was US$194 and interest income of US$145 and US$144 for the six months ended June 30, 2022 and 2023, respectively. As of December 31, 2022 and June 30, 2023, the investment was recorded at fair value of US$5,483 and US$5,660, which were traded at a closing price of HK$8.52 and HK$8.8224 per share, respectively.

Intangible assets, net

Intangible assets consist of self-developed software capitalized costs and an ERP software system acquired by the Company.

For the self-developed software costs, the Company capitalizes costs related to the development of new software products or the enhancement of existing software products for use in the Company’s product offerings. These costs are capitalized from the point of time that technological feasibility has been established, as evidenced by a working model or detailed working program design to the point of time that the product is available for general release to customers to use and the Company can generate economic benefits. Software development costs are amortized on a straight-line basis over the estimated economic lives of the products, beginning when the product is placed into service.

The ERP software system was acquired from a third party and it was merged with the existing self-developed software as all-in-one MR. CLOUD platform for ERP software solutions in which the Company is offering wide range of applications to meet different customers’ needs on subscription basis.

Intangible assets are stated at cost less accumulated amortization and impairment losses, if any. It is amortized on a straight-line basis over the estimated useful life of ten years. The estimation of useful life of intangible assets is based on the economic benefits they can generate for the Company, in which management believes that the ERP software system can generate positive future cash flows in the coming ten years supported by objective evidence.

Impairment for long-lived assets

Long-lived assets, representing property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. If an impairment is identified, The Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022 and June 30, 2023, no impairment of long-lived assets was recognized.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the services to the customer or other conditions under the terms of a service contract. These payments are non-refundable and are recognized as revenue when our performance obligation is satisfied. As of December 31, 2022 and June 30, 2023, the Company recorded contract liabilities of US$152,541 and US$44,656, respectively, which was presented as contract liabilities on the accompanying unaudited interim condensed consolidated balance sheets.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. All leases in the Group are accounted for as operating leases.

We determine if an arrangement is a lease at inception. On our balance sheet, our corporate office lease is included in operating lease right-of-use (ROU) asset, current portion of operating lease liability and operating lease liability, net of current portion.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For leases that do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in our office lease. We review the underlying objective of each contract, the terms of the contract, and consider our current and future business conditions when making these judgments.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

The Financial Accounting Standards Board (“FASB”) issued a Q&A in March 2020 that focused on the application of lease guidance in ASC 842 for lease concessions related to the effects of COVID-19. The FASB staff has said that entities can elect to not evaluate whether concessions granted by lessors related to COVID-19 are lease modifications. Entities that make this election can then apply the lease modification guidance in ASC 842 or account for the concession as if it were contemplated as part of the existing contract. The Company has elected to not treat the concessions as lease modifications and will instead account for the lease concessions as if they were contemplated as part of the existing leases. The Company has recorded negative variable lease expense and adjusted lease liabilities at the point in which the rent concession has become accruable.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the six months ended June 30, 2022 and 2023, the Group did not have any impairment loss against its operating lease right-of-use assets.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Deferred offering costs

The Company follows the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the intended initial public offering (“IPO”). Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred offering costs, as well as additional expenses to be incurred, will be charged to statements of operations. As of December 31, 2022 and June 30, 2023, the Company deferred US$334,000 and US$332,986 of offering costs. Such costs will be deferred until the closing of the IPO, at which time the deferred costs will be offset against the offering proceeds and recognized in equity of the Company.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Unless otherwise disclosed, the fair value of Company’s financial instruments including cash and cash equivalents, accounts receivable, rental deposit, amount due from a director, amounts due to related parties, bank borrowings, other payables and lease liabilities approximate their recorded values due to their short-term maturities.

Bank borrowings

Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in statements of operations over the period of the borrowings using the effective interest method. All bank borrowings were classified as short term due to repayment on demand clauses attached in the borrowings.

Accruals and other payables

Accruals and other payables primarily include accrued staff costs, accrued professional fee and payables for rental of server for the software data storage, and other accrual and payable for the operation of the ordinary course of business.

Related parties

The Company adopted ASC Topic 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The details of related party transactions during the six months ended June 30, 2022 and 2023 and balances as at December 31, 2022 and June 30, 2023 are set out in the Note 15.

Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, and subsequently issued additional related Accounting Standards Updates (collectively, “ASC 606”). The Company derives revenue principally from the provision of tailor-made software solutions based on customers’ specifications, white-labelled software design and development services and MR. CLOUD SaaS platform subscription services to SMEs customers. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have written agreements with its customers and revenue on oral or implied arrangements is generally not recognized. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      identify the contract(s) with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price;

4.      allocate the transaction price to the performance obligations in the contract; and

5.      recognize revenue when (or as) the entity satisfies a performance obligation.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Generally, revenue is recognized when the Company has negotiated the terms of the transaction, which includes determining either the overall price, the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer.

The service offerings by the Company mainly comprise of the followings:

(a)    Customized software solutions

The Company is engaged to provide a wide range of customized IT software including desktop software development service, web and mobile application development services. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The Company designs software and system based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

cannot benefit from any standalone promise. Thus, only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is satisfied at a point in time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted by the customers. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once customized software delivered.

Additionally, the Company provides product warranty on customized IT software for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of customized IT software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to customized IT software and technical support service by reference to their standalone price estimated using a residual approach. The standalone price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the six months ended June 30, 2022 and 2023.

(b)    White label software

The Company provides self-developed software as “white label” products to corporate customers. White label software is software that is sold unbranded, that their own branding can be added and then the software can be resold by accessing to the software as if the corporate customers developed it. Similar to customized software solutions, the Company is engaged by the customer to provide white-label software and the customer is able to customize the white label software/application and integrate custom features into the default white label applications and software per their needs. Revenue from white label software is recognized when the relevant services have been rendered. The contract is typically fixed priced with no variable consideration and does not provide any post contract client support or upgrades. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. A series of promises are identified in a contract. But these promises are interrelated and not distinct. These promises are inputs used to complete the service. The customers cannot benefit from any standalone promise. Thus only one performance obligation with standard quality guarantee is identified in a contract. The performance obligation is satisfied at a point of time and recognized as revenue upon the completion of services to the customers, usually at the time when the result of services is tested and accepted the white label software by the customer. The duration of the development period is short, usually less than one year. The contracts contain negotiated billing terms which generally include multiple payment phases throughout the contract term and a portion of contract amount usually is billed upon the completion of the related projects. Contract liabilities will be recognized when payment was received and charged to statements of operations once white label product delivered.

Additionally, the Company provides product warranty on white label services for a period of 90 days from delivery of such software. The warranty is not a separate performance obligation because the nature of the warranty is to provide assurance that the software will function as expected and comply with agreed-upon specifications. The Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary. There is no maintenance attached in the contract.

The Company provides technical support service to the customer subsequent to the transfer of white label software for a period of time, typically 90 days from delivery of such software. The Company provides the technical support services at no additional consideration, the transaction price of the contract is allocated to white label software and technical support service by reference to their standalone price estimated using a residual approach. The standalone

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

price of technical support services is considered to be minimal as the Company has not had to provide significant technical support services to date for our platform, no transaction price is allocated to technical support services for the six months ended June 30, 2022 and 2023.

(c)     Subscription services

The Company provides SaaS digital business management software services through subscription which includes the right to use the MR. CLOUD ERP software and continuous technical support services such as upgrading applications and fixing the minor bugs to small and medium-sized enterprises (“SMEs”). MR. CLOUD is a cloud-based software delivery model to develop, deliver, and maintain a variety of ERP software and applications modules in a single platform, including human resources management, project and file management, email and marketing automation, financial and accounting, quotation and invoice management, inventory management, group messenger and customer relationship management, merging all of customers’ business processes on a single platform instead of having a different software and applications for each function of its business. Customer who subscribes to the service plan logs in to their accounts to use the subscribed service over the internet or mobile on a clouded basis.

The Company enters into a distinct and fixed-fee contract with its customers as a principal for the provision of SaaS digital business management software services on subscription basis. Pursuant to the contracts, the Company requires to provide a series of digital business management applications online either being accessed on web or mobile over contract terms beginning on the commencement date of each contract, which is the date its service is made available to customers. Billings to the customers are generally on a monthly or quarterly basis over the contract term, which is typically one year. There is no variable consideration in the transaction price. The Company’s contracts are generally non-cancellable and non-refundable in the event of cancellation. The subscription services contracts typically include a single performance obligation. There will be an update or upgrade of the MR. CLOUD ERP system when necessary and which can be utilized by existing customers automatically for the new functions during their contract period. There is no additional consideration for the update or upgrade of the software and the additional costs for the updates and upgrades were charged to statements of operations directly in the period incurred. The transaction price of the contract is allocated to the remaining contract period from the date of the upgraded software available for customers to use. No significant costs were incurred to update or upgrade the software during the six months ended June 30, 2022 and 2023. There is no maintenance services attached in the contract.

The revenue from subscription services is recognized over the contract term as clients receive and consume benefits of such services as provided. Accordingly, the Company recognizes revenues from subscription services on a monthly basis when it satisfies its performance obligations throughout the contract terms.

Cost of revenues

Cost of revenues consists of depreciation of property and equipment, amortization of intangible assets (ERP software of MR. CLOUD platform), subcontracting costs for customized software solution, staff cost and rental of server. Staff costs represent the salaries and wages of engineers and IT staff incurred in connection with the provision of customized software solutions, white label software design and development services and MR. CLOUD SaaS platform subscription services. These costs are charged to the consolidated statements of operations and comprehensive income as incurred.

Operating expenses

Operating expenses primarily consist of administrative and selling personnel-related compensation expenses, including salaries and related social insurance costs for operations, depreciation, legal and professional services fees, rental and other office expenses related to general operations.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Other income

Interest income is mainly generated from savings and time deposits and is recognized on an accrual basis using the effective interest method.

Government subsidies are recognized as income in other income or as deferred government subsidy before conditions attached to the government subsidy are met and charged to statements of operations as other income once conditions are fulfilled.

In 2022, the Company successfully applied for funding support from the Employment Support Scheme (“ESS”) under the Anti-epidemic Fund, set up by the Hong Kong Government, to provide financial support to enterprises to retain their employees who may otherwise be made redundant. The wage subsidies provided to eligible employers under ESS are disbursed in and was used for paying wages of employees from May to July 2022. Employers participating in ESS were required to undertake and warrant that they would: (i) not implement redundancies during the subsidy period; and (ii) spend all the wage subsidies on paying wages to their employees. If an employer fails to use all the subsidies received to pay the wages of his/her employees, the Hong Kong Government will claw back the unspent balance of the subsidy. If the total number of employees on the payroll in any one month of the subsidy period is less than the “committed headcount of paid employees”, the employer will have to pay a penalty to the Hong Kong Government. For the six months ended June 30, 2022 and 2023, the Company recognized government subsidies of approximately US$5,111 and US$1,531, respectively, in the unaudited interim condensed consolidated statements of operations. As confirmed by the ESS, the post-funding audit of Wching HK’s application has been completed and Wching HK is not required to return any subsidy or pay any penalty to the Hong Kong Government. There was no unfulfilled conditions nor other contingencies attached to the ESS funding.

In January 2022, the Company received US$38,506 from the Hong Kong Government in relation to the Dedicated Fund on Branding, Upgrading and Domestic Sales (“BUD Fund”) (Free Trade Agreement (“FTA”) Program) in Hong Kong which aims to fund projects and activities to assist Hong Kong enterprises in developing brands, upgrading and restructuring operations and promoting sales in the FTA economies, so as to enhance their competitiveness and facilitate their business development in the FTA economies. Such amount was recognized in the consolidated balance sheets as deferred government subsidy upon receipt. It will be charged to statements of operations as other income at the time that all conditions attached to the subsidy are met. The conditions attached to the subsidy include the submission of a written report regarding all the expenditures of the program and acceptance and approval of report by the government are required. As of December 31, 2022, a written report of expenditures for the project was submitted to government for approval and the subsidy was recognized as at deferred government subsidy amounting to US$38,389 as of June 30, 2023 in the unaudited interim condensed consolidated balance sheets and the approval from the Hong Kong government has not yet received.

Employee benefit plan

The principal employee’s retirement scheme is under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary income, subject to a cap of monthly relevant income of approximately US$3,827.

During the six months ended June 30, 2022 and 2023, the total amount charged to the unaudited interim condensed consolidated statements of operations in respect of the Company’s costs incurred on the Mandatory Provident Fund Scheme were approximately US$7,820 and US$7,705, respectively.

Income taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes (“ASC 740”). Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, is dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company adopted ASC 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, and prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Comprehensive income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income, (“ASC 220”). ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income include the net income and foreign currency translation for the periods.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

The Company computes earnings per share, or EPS, in accordance with ASC Topic 260, Earnings per Share (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2022 and 2023, there were no dilutive shares.

Recently issued accounting pronouncements

In May 2019, the FASB issued ASU No. 2019-05, which is an update to ASU No. 2016-13, Financial Instruments — Credit Losses (ASC Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in ASU No. 2016-13 added ASC Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to ASC Topic 326. ASU No. 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with ASC Topic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in ASU No. 2016-13 address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in ASU No. 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company has not early adopted this update and it will become effective on January 1, 2023. The Company is still evaluating the impact of accounting standard of credit losses on the unaudited interim condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for the Group for the annual reporting periods beginning July 1, 2022 and interim periods beginning July 1, 2023. Early adoption is permitted. The Company does not expect any material impact on the Group’s unaudited interim condensed consolidated financial statements.

In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848). ASU No. 2021-01 is an update of ASU No. 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR. Regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation.

ASU No. 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU No. 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU No. 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. On December 21, 2022, the FASB issued a new Accounting Standards Update ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, that extends the sunset (or expiration) date of ASC Topic 848 to December 31, 2024. This gives reporting entities two additional years to apply the accounting relief provided under ASC Topic 848 for matters related to reference rate reform. The Company does not expect the cessation of LIBOR to have a material impact on the financial position, results of operations, cash flows or disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

Going Concern

As of December 31, 2022, the Company had a working capital deficit of US$875,448. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to December 31, 2022.

As of June 30, 2023, the Company continue to have a working capital deficit of US$287,548. This circumstance gave rise to substantial doubt that the Company would continue as a going concern subsequent to June 30, 2023.

As of June 30, 2023, the Company maintained cash and cash equivalents of US$142,540. We intend to meet the cash requirements for the next 12 months from the issuance date of these unaudited interim condensed consolidated financial statements through operations and financial support from our Controlling Shareholder, financial institutions,

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

Despite the Company’s efforts to obtain additional funding and reduce operating costs, there is no assurance that the Company’s plans and actions will be successful. Therefore, there is a substantial doubt about the ability of the Company to continue as a going concern, and that it may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company’s unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

3. SEGMENT INFORMATION

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company has determined that it has only one operating segment. All assets of the Company are located in Hong Kong and all revenue is generated in Hong Kong.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net is comprised of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Accounts receivable	45,777	446,036
Allowance for doubtful accounts/expected credit loss	—	(2,402)
Accounts receivable, net	45,777	443,634

Movement of allowance for doubtful accounts/expected credit loss, net was shown below:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Beginning balance	—	—
Allowance for doubtful accounts/expected credit loss provided	—	2,402
Ending balance	—	2,402

Accounts receivable, net as of December 31, 2022 and June 30, 2023 are aged within one year.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Leasehold improvement	115,008	114,659
Office equipment	56,931	57,575
Furniture and fixtures	1,040	1,036
Total	172,979	173,270
Less: accumulated depreciation	22,843	42,913
Net carrying value	150,136	130,357

Depreciation expenses recognized for the six months ended June 30, 2022 and 2023 were US$15,646 and US$20,132, respectively.

6. INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Self-developed software	95,106	95,329
Acquired ERP system	1,189,120	1,184,996
Less: accumulated amortization	(76,041)	(139,826)
Intangible assets, net	1,208,185	1,140,499

Amortization expenses recognized for the six months ended June 30, 2022 and 2023 were US$4,747 and US$63,991, respectively.

7. INVESTMENT, NET

Investment, net consists of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Marketable equity securities	5,483	5,660

Investments in Marketable Equity Securities

Equity securities with readily available marketable trading price consist of investment in mutual fund marketed by a financial institution. The equity securities are not insured against loss of principal and bearing a fixed interest of HK$188 (approximately US$24) per month. This investment is accounted for as financial instruments that are marked to fair market value at the end of each reporting period with any unrealized gains or losses reported in statements in operations. As of December 31, 2022 and June 30, 2023, the investment was recorded at fair value of US$5,483 and US$5,660, which were traded at a closing price of HK$8.52 and HK$8.8224 per share, respectively.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

7. INVESTMENT, NET (cont.)

For the six months ended June 30, 2022 and 2023, the Company had unrealized investment loss of US$649 and unrealized investment gain of US$194, respectively, in the changes in fair value and interest income of US$145 and US$144, respectively.

8. RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

The Company is a lessee of non-cancellable operating leases for a corporate office in Hong Kong with a lease term of two years. The Company’s ROU assets and operating lease liabilities recognized in the unaudited interim condensed consolidated balances sheets consist of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Right-of-use assets
Cost	237,712	236,990
Less: accumulated amortization	(53,501)	(102,512)
Right-of-use assets, net	184,211	134,478
	As of
	December 31, 2022	June 30, 2023
	US$	US$
Operating lease liabilities
Current portion	99,328	100,395
Non-current portion	84,883	34,083
Total	184,211	134,478

During the six months ended June 30, 2022 and 2023, the Company incurred lease expenses of approximately US$9,959 and US$51,280, respectively.

Other supplemental information about the Company’s operating lease as of December 31, 2022 and June 30, 2023:

	As of
	December 31, 2022	June 30, 2023
Operating leases:
Weighted average remaining lease term (years)	1.8	1.3
Weighted average discount rate	2.75%	2.75%

The maturity analysis of the Company’s undiscounted non-cancellable operating lease obligations as of June 30, 2023 is as follows:

Operating leases
US$
Period ending June 30, 2024	102,599
Period ending June 30, 2025	34,200
Total undiscounted lease obligations	136,799
Less: imputed interest	(2,321)
Lease liabilities recognized in the consolidated balance sheet	134,478

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

9. BANK BORROWINGS

Outstanding balances of bank borrowings as of December 31, 2022 and June 30, 2023 consist of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Bank borrowings
Guaranteed(i)	514,394	494,846
Bank borrowings – current(ii),(iii)	514,394	494,846

____________

(i)      The bank borrowings were guaranteed by Mr. Shek Kin Pong, a director of the Company, and the HKMC Insurance Limited under a financing aid program for small and medium enterprises operating in Hong Kong.

(ii)     As of December 31, 2022 and June 30, 2023, the Company had bank borrowings amounted to US$514,394 and US$494,846, respectively, which contained repayment on demand clauses. Accordingly, they have been classified as current liabilities. For the purpose of the illustration, such bank borrowings are included within short-term bank borrowings and represented as bank borrowings repayable on demand.

(iii)    The bank borrowings are all denominated in HK$.

Bank borrowings as at December 31, 2022 and June 30, 2023 are as follows:

Lender	Type	Maturity date	Currency	Interest rate	Balance as at
					December 31, 2022	June 30, 2023
					US$	US$
The Hongkong and Shanghai Banking Corporation Limited	Term loan	8 years with repayable on demand clause	HK$	Fixed rate at 2.75%	514,394	494,846

As of December 31, 2022, the contractual repayment schedule is as follows:

US$
Year ending December 31, 2023	70,676
Year ending December 31, 2024	84,670
Year ending December 31, 2025	87,355
Year ending December 31, 2026	90,124
Year ending December 31, 2027	92,981
Thereafter	88,588
Total bank borrowings	514,394

As of June 30, 2023, the contractual repayment schedule is as follows:

US$
Period ending June 30, 2024	16,824
Period ending June 30, 2025	102,978
Period ending June 30, 2026	106,552
Period ending June 30, 2027	110,383
Period ending June 30, 2028	113,958
Thereafter	44,151
Total bank borrowings	494,846

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

10. ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Accrued staff costs	28,973	34,236
Accrued professional fees	2,816	231,742
Payables for rental of server	1,787	1,781
Others	3,058	3,942
Total	36,634	271,701

11. CONTRACT LIABILITIES

The movement of contract liabilities consist of the following:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Balance at beginning of the year/period	132,784	152,541
Additions	206,230	—
Recognized as revenues during the year/period	(186,209)	(107,367)
Exchange realignment	(264)	(518)
Balance at end of year/period	152,541	44,656

12. Shareholders’ equity

Ordinary shares

The Company was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on July 13, 2023. The authorized share capital of the Company was US$50,000 divided into 50,000 ordinary shares with a par value of US$1.00 each at the date of incorporation. During July and September 2023, the Group performed a series of Group Reorganization (detailed in Note 1) and 1,000 issued and outstanding ordinary shares.

Effective on January 26, 2024, the registrant implemented a 4,000-for-1 share split of its ordinary shares pursuant to which the shareholders received 4,000 ordinary shares for every one ordinary share held as of such date.

Effective on February 8, 2024, the registrant further implemented a 5-for-1 share split of its ordinary shares pursuant to which the shareholders received five ordinary shares for every one ordinary share held as of such date. Unless indicated or the context otherwise requires, all per share amounts and numbers of ordinary shares in this report have been retrospectively adjusted for the share split, as if such share split occurred on the first day of the years presented. Accordingly, the weighted average number of ordinary shares used in computing basic and diluted earnings were changed from 4,000,000 to 20,000,000 for both six months ended June 30, 2022 and 2023. Also, both basic and diluted earnings per share of the Company were changed from US$0.01 to US$0.002 and from US$0.12 to US$0.023 for the six months ended June 30, 2022 and 2023, respectively.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

13. DISAGGREGATED REVENUES

The following table shows disaggregated revenues by major categories for the six months ended June 30, 2022 and 2023, respectively:

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Customized software solutions	357,560	91.4%	802,418	68.0%
White label software	—	—	255,121	21.6%
Subscription services	33,532	8.6%	123,373	10.4%
Total	391,092	100%	1,180,912	100%

The following table shows disaggregated cost of revenues by major categories for the six months ended June 30, 2022 and 2023, respectively:

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Customized software solutions	113,603	92.4%	147,026	55.0%
White label products	—	—	99,772	37.3%
Subscription services	9,343	7.6%	20,629	7.7%
Total	122,946	100%	267,427	100%

The following table shows disaggregated cost of revenues by nature for the six months ended June 30, 2022 and 2023, respectively:

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Staff costs and employee benefits	89,098	72.5%	191,394	71.6%
Amortization of intangible assets	4,747	3.9%	63,991	23.9%
Subcontracting costs	17,889	14.5%	—	—
Rental of server	5,772	4.7%	6,341	2.4%
Depreciation	5,440	4.4%	5,701	2.1%
Total	122,946	100%	267,427	100%

The following table sets forth a breakdown of gross profit and gross profit margin for the six months ended June 30, 2022 and 2023, respectively:

	For the six months ended June 30,
Category	2022				2023
	Revenues	Cost of revenues	Gross profit	Gross profit margin	Revenues	Cost of revenues	Gross profit	Gross profit margin
	US$	US$	US$	%	US$	US$	US$	%
Customized software solutions	357,560	113,603	243,957	68.2%	802,418	147,026	655,392	81.7%
White label software	—	—	—	—	255,121	99,772	155,349	60.9%
Subscription services	33,532	9,343	24,189	72.1%	123,373	20,629	102,744	83.3%
Total	391,092	122,946	268,146	68.6%	1,180,912	267,427	913,485	77.4%

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

13. DISAGGREGATED REVENUES (cont.)

Revenues disaggregated by timing of revenue recognition for the six months ended June 30, 2022 and 2023 are disclosed in the table below:

	For the six months ended June 30,
	2022	2023
	US$	US$
Point in time
– Customized software solutions	357,560	802,418
– White label software	—	255,121
	357,560	1,057,539
Over time
– Subscription services	33,532	123,373
Total	391,092	1,180,912

14. TAXES

Income tax

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

Victory Hero is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Wching HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000 (approximately US$255,121), and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$255,121). Under Hong Kong tax law, the above-mentioned Hong Kong company is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

For the six months ended June 30, 2022 and 2023, the Company generated substantially all of its taxable income in the Hong Kong. The tax expenses recorded in the Company’s result of operations are almost entirely attributable to income earned in the Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

Taxation in the statements of operations represents:

	For the six months ended June 30,
	2022	2023
	US$	US$
Hong Kong profits tax provision for the period:
Current	—	47,900
Deferred	7,749	34,354
Total income tax expense	7,749	82,254

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

14. TAXES (cont.)

A reconciliation of the provision for income tax determined at the Hong Kong statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the six months ended June 30,
	2022		2023
	US$	%	US$	%
Net income before income tax	57,606		546,834
Tax at Hong Kong statutory tax rate of 16.5%	9,505	16.5%	90,228	16.5%
Reconciling items:
Tax effect of temporary difference	(2,854)	(4.9)%	(8,105)	(1.4)%
Tax effect of non-taxable income	(841)	(1.9)%	(264)	(0.1)%
Tax effect of non-deductible expenses	—	—%	395	0.0%
Tax losses not recognized	1,939	3.4%	—	—%
Income tax expense	7,749	13.1%	82,254	15.0%

Deferred tax

The following table sets forth the significant components of the deferred tax liabilities and assets of the Company:

	As of
	December 31, 2022	June 30, 2023
	US$	US$
Deferred tax liabilities:
Accelerated depreciation and amortization
Opening balances	8,048	195,348
Charged to statements of operations	2,723	(19,621)
Exchange realignment	(62)	(601)
Ending balances	10,709	175,126

Deferred tax assets:
Net operating loss
Opening balances	24,576	54,161
Addition	—	—
Utilized during the year/period	(24,462)	(53,975)
Exchange realignment	(114)	(186)
Ending balances	—	—
Less: valuation allowance	—	—
Net deferred tax assets	—	—

The Company did not recognize any valuation allowance against its deferred tax asset as management believes the Company will be able to fully utilize the assets in the foreseeable future.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

15. RELATED PARTY BALANCES AND TRANSACTIONS

Relationships with related parties

Name	Relationship
Mr. Shek Kin Pong	Chairman and Executive Director and Controlling Shareholder of the Company
Super Power Tech Limited (previously known as Mr. Cloud App Limited)	Entity controlled by Mr. Shek Kin Pong
Chill Out (Hong Kong) Company Limited	Entity controlled by Mr. Shek Kin Pong

Amounts due from shareholders consist of the following:

Name	Nature	As of
		December 31, 2022	June 30, 2023
		US$	US$
Mr. Shek Kin Pong	Fund transfer	38,878	124,184
		38,878	124,184

Amounts due to related parties consists of the following:

Name	Nature	As of
		December 31, 2022	June 30, 2023
		US$	US$
Super Power Tech Limited (previously known as Mr. Cloud App Limited)*	Fund transfer	135,040	—
Chill Out (Hong Kong) Company Limited	Fund transfer	245,037	—
		380,077	—

____________

*        On February 15, 2023, Mr. Cloud App Limited changed its name to Super Power Tech Limited.

The balances with related parties are unsecured, interest free with no specific repayment terms. The amounts due from/to are non-trade nature.

As of the date of this report, the amount due from Mr. Shek Kin Pong, US$124,184 as of June 30, 2023, has been fully settled.

The Company does not have significant related party transactions incurred during the six months ended June 30, 2022 and 2023 except for the following:

Remuneration to senior management for the six months ended June 30, 2022 and 2023 were:

	For the six months ended June 30,
	2022	2023
	US$	US$
Salaries and other short term employee benefits	21,243	125,392
Payments to defined contribution pension schemes	3,258	3,444
Total	24,501	128,836

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

16. RISKS AND UNCERTAINTIES

Credit risk

The Company’s assets that are potentially subject to a significant concentration of credit risk primarily consist of bank balances and accounts receivable.

Bank balances

The Company believes that there is no significant credit risk associated with cash in Hong Kong, which were held by reputable financial institutions in the jurisdiction where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of approximately US$63,806 if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2022, cash balance of US$261,377 was maintained at financial institutions in Hong Kong and approximately US$66,913 was insured by the Hong Kong Deposit Protection Board. As of June 30, 2023, cash balance of US$142,540 was maintained at financial institutions in Hong Kong and approximately US$63,806 was insured by the Hong Kong Deposit Protection Board.

Accounts receivable

The Company has designed credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on customers and generally do not require collateral or other securities from such customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for expected credit loss primarily based upon the aging of the receivable, the client’s payment history, its current creditworthiness, current economic trends and forward-looking elements such as future economic environment. Since all accounts receivable as of December 31, 2022 and June 30, 2023 are aged within one year, minimum credit risk was noted for accounts receivable.

Customer concentration risk

For the six months ended June 30, 2022, two customers accounted for 32.2% and 18.4% of our total revenues. For the six months ended June 30, 2023, two customers accounted for 21.6% and 10.8% of our total revenues. No other customer accounts for more than 10% of our revenues for the six months ended June 30, 2022 and 2023, respectively.

As of December 31, 2022, three customers accounted for 69.9%, 14.6% and 11.3% of the total balance of accounts receivable. As of June 30, 2023, one customer accounted for 11.8% of the total balance of accounts receivable. No other customer accounts for more than 10% of our accounts receivable as of December 31, 2022 and June 30, 2023, respectively.

Subcontractor concentration risk

For the six months ended June 30, 2022, one subcontractor accounted for 14.5% of our total cost of revenues. No other subcontractor accounts for more than 10% of our cost of revenues for the six months ended June 30, 2022 and 2023, respectively.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank borrowings and cash and cash equivalents. The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

16. RISKS AND UNCERTAINTIES (cont.)

Foreign currency risk

The reporting currency of the Company is US$. To date the majority of the revenues and costs are denominated in HK$ and a significant portion of the assets and liabilities are denominated in HK$. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of twelve months, including through operations and financial support from our Controlling Shareholder, financial institutions, and investors. We are continuing to focus on improving operational efficiency and cost reductions and enhancing efficiency, as well as servicing of financial obligations: this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. Our ability to continue as a going concern is dependent upon obtaining the necessary financing or negotiating the terms of the existing short-term liabilities to meet our current and future liquidity needs.

17. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We entered into operating leases for a corporate office in Hong Kong for a term of two years. Our commitments for minimum lease payment under these operating leases and finance lease obligations as of June 30, 2023 are listed in section “Note 8 — RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES”.

Litigation

From time to time, we are involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, we do not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on our financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review the need for any such liabilities on a regular basis.

18. SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after June 30, 2023 up through March 27, 2024, which is the date that these consolidated financial statements are available to be issued, there were no other any material subsequent events that require disclosure in these consolidated financial statements other than disclosed below.

The Company performed the Group Reorganization as detailed in Note 1 above.

Effective on January 26, 2024, the registrant implemented a 4,000-for-1 share split of its ordinary shares pursuant to which the shareholders received 4,000 ordinary shares for every one ordinary share held as of such date. As a result, the Company has 4,000,000 ordinary shares issued and outstanding.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

18. SUBSEQUENT EVENTS (cont.)

Effective on February 8, 2024, the registrant implemented a further 5-for-1 share split of its ordinary shares pursuant to which the shareholders received five ordinary shares for every one ordinary share held as of such date. As a result, the Company has 20,000,000 ordinary shares issued and outstanding. Unless indicated or the context otherwise requires, all per share amounts and numbers of ordinary shares in this report have been retrospectively adjusted for the share split, as if such share split occurred on the first day of the years presented.

19. PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following presents condensed parent company only financial statements of Wellchange Holdings Company Limited.

Wellchange Holdings Company Limited
Condensed Balance Sheets

	As of December 31,		As of June 30 2023
	2021	2022
	US$	US$
ASSETS
Current assets:
Amount due from a subsidiary	890	890	890
Total current assets	890	890	890

Non-current asset:
Investment in a subsidiary	1	1	1
Total non-current asset	1	1	1
TOTAL ASSETS	891	891	891

LIABILITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Amount due to a subsidiary	1	1	1
Amounts due to a director	9,580	9,580	9,580
Total current liabilities	9,581	9,581	9,581

Shareholders’ equity:
Ordinary shares, US$0.00005 par value, 1,000,000,000 shares authorized, and 20,000,000 shares issued and outstanding as of December 31, 2021 and 2022 and June 30, 2023, respectively*	1,000	1,000	1,000
Additional paid-in capital	243,660	243,660	243,660
Subscription receivables	(243,770)	(243,770)	(243,770)
Accumulated loss	(9,580)	(9,580)	(9,580)
Total shareholders’ equity	(8,690)	(8,690)	(8,690)
TOTAL LIABILITY AND SHAREHOLDERS’ EQUITY	891	891	891

____________

*        The shares are presented on a retroactive basis to reflect the reorganization (Notes 1 and 12).

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

19. PARENT COMPANY ONLY FINANCIAL STATEMENTS (cont.)

Wellchange Holdings Company Limited
Condensed Statements of Operations

	Years ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	US$	US$	US$	US$
REVENUES	—	—	—	—
OPERATING EXPENSES
Administrative expenses:
Legal and professional fees	9,580	—	—	—
TOTAL OPERATING EXPENSES	9,580	—	—	—
LOSS BEFORE INCOME TAX	(9,580)	—	—	—
INCOME TAX EXPENSES	—	—	—	—
NET LOSS	(9,580)	—	—	—

Wellchange Holdings Company Limited
Condensed Statements of Cash Flows

	Years ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	US$	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITY:
Net loss	(9,580)	—	—	—
Net cash used in operating activity	(9,580)	—	—	—

CASH FLOWS FROM A FINANCING ACTIVITY:
Amount due from a shareholder	9,580	—	—	—
Net cash generated from the financing activity	9,580	—	—	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	—	—	—	—
NET FOREIGN EXCHANGE DIFFERENCES	—	—	—	—
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	—	—	—	—

(i)     Basis of preparation

The Company was incorporated as an exempted company under the laws of the Cayman Islands as a limited company on July 13, 2023 and as a holding company.

On August 28, 2023, the entire equity interest of Wching HK was transferred by Mr. Shek Kin Pong to Victory Hero, which is a wholly-owned subsidiary of the Company, in exchange for an allotment and issuance of 889 ordinary shares of the Company. Accordingly, Wching HK became a wholly-owned subsidiary of the Company.

WELLCHANGE HOLDINGS COMPANY LIMITED
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

19. PARENT COMPANY ONLY FINANCIAL STATEMENTS (cont.)

In the condensed parent-company-only financial statements, the Company’s investment in a subsidiary stated at cost plus equity in undistributed earnings of Victory Hero since the date of acquisition. The Company’s share of net income of Victory Hero included in condensed statements of operations and comprehensive income using the equity method. Those condensed parent-company-only financial statements should be read in connection with the consolidated financial statements and notes hereto.

The condensed parent-company-only financial statements are presented as if the incorporation of the Company and its acquisition of subsidiaries had taken place on January 1, 2021 and throughout the two-years period ended December 31, 2022 and six months ended June 30, 2022 and 2023.

(ii)    Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial statements of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Wellchange Holdings Company Limited exceed 25% of the consolidated net assets of Wellchange Holdings Company Limited. The abilities of the Company’s subsidiary in Hong Kong to pay dividends are not restricted. In this connection, the restricted net assets of the subsidiaries of Wellchange Holdings Company Limited does not exceed 25% of the consolidated net assets of Wellchange Holdings Company Limited and accordingly the above condensed parent company only financial statements of Wellchange Holdings Company Limited is presented for the supplementary reference.

As of December 31, 2021 and 2022 and June 30, 2023, there were no material contingencies, significant provisions of long term obligations, mandatory dividend or redemption requirements of redeemable shares or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Until and including            , 2024 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Wellchange Holdings Company Limited

2,000,000 Ordinary Shares

______________________________

Preliminary Prospectus dated            , 2024

______________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

The Company was incorporated under the laws of the Cayman Islands as a limited company on July 13, 2023. On the date of its incorporation, the Company issued one Ordinary Share to Mapcal Limited, incorporated in Cayman Islands for a consideration of $1.00. On the same day, Mapcal Limited transferred the one Ordinary Share of the Company to Mr. Shek Kin Pong for a consideration of $1.00.

On August 28, 2023, the entire equity interest of Wching HK was transferred by Mr. Shek Kin Pong to Victory Hero, which is a wholly owned subsidiary of the Company, in exchange for an allotment and issuance of 889 Ordinary Shares of the Company to Victory Hero.

On August 30, 2023, the Company, Power Smart International Limited, Ocean Serene Holdings Limited, Paramount Fortune Capital Limited, and Prestige Leader Success Limited entered into a subscription agreement, pursuant to which the Company allotted and issued:

(i)     45 Shares in the aggregate to Ocean Serene Holdings Limited, representing 4.5% of the total issued share capital of the Company for a consideration of HK$777,273 (US$99,724);

(ii)    35 Shares in the aggregate to Paramount Fortune Capital Limited, representing 3.5% of the total issued share capital of the Company for a consideration of HK$604,545 (US$77,563); and

(iii)   30 Shares in the aggregate to Prestige Leader Success Limited, representing 3.0% of the total issued share capital of the Company for a consideration of HK$518,182 (US$66,483).

The aggregate consideration for the abovementioned subscription shall be HK$1,900,000 (US$243,770) payable by Ocean Serene Holdings Limited, Paramount Fortune Capital Limited, and Prestige Leader Success Limited in proportion of their respective shareholding in the Company on or before September 30, 2023.

The aforesaid allotment and issuance of the respective Shares has been completed on August 30, 2023.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

ITEM 9.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
3.1+	Amended and Restated Memorandum and Articles of Association
4.1+	Form of Underwriter Warrant
5.1+	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities being registered
5.2+	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Underwriter’s Warrants being registered
8.1+	Opinion of Khoo & Co. regarding certain Hong Kong legal matters
10.1**	Form of Employment Agreement by and between executive officers and the Registrant
10.2**	Form of Director Offer Letter between executive directors and the Registrant
10.3**	Form of Independent Director Agreement between independent director nominees and the Registrant
10.4**	Leasing Agreement by and between Wching HK and EASE Progress Limited, dated as of September 9, 2022
10.5**	Form of Software Development Agreement between Wching HK and customer
14.1**	Code of Business Conduct and Ethics of the Registrant
14.2**	Insider Trading Policies
14.3**	Executive Compensation Recovery Policy of the Registrant
15.1+	Letter in Lieu of Consent for Review Report
21.1**	List of Subsidiaries
23.1+	Consent of WWC, P.C.
23.2+	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3+	Consent of Khoo & Co., Hong Kong counsel to the Registrant (included in Exhibit 8.1)
23.4+	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
23.5**	Consent of China Insights Consultancy
99.1**	Audit Committee Charter
99.2**	Compensation Committee Charter
99.3**	Nominating Committee Charter
99.4**	Consent of Lau Yun Chau, Independent Director Nominee
99.5**	Consent of Chu Chi Hong, Independent Director Nominee
99.6**	Consent of Bai Yang, Independent Director Nominee
99.7**	Consent of Michael Chung Fai Ng, Independent Director Nominee
99.8+	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

____________

+        Filed herewith.

**      Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on March 27, 2024.

Wellchange Holdings Company Limited
By:	/s/ Shek Kin Pong
Shek Kin Pong Chief Executive Officer, Chairman of the Board (Principal Executive Officer)
Signature	Title	Date
/s/ Shek Kin Pong	Chief Executive Officer, Chairman of the Board	March 27, 2024
Name: Shek Kin Pong	(Principal Executive Officer)
/s/ Au Ho Chi	Chief Financial Officer nominee, Director	March 27, 2024
Name: Au Ho Chi	(Principal Financial and Accounting Officer Officer)
/s/ Tang Chi Hin	Chief Technology Officer, Director	March 27, 2024
Name: Tang Chi Hin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY, on March 27, 2024.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.